                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[X] Preliminary Proxy Statement     [ ]  Confidential, For Use of the
                                         Commission Only (as permitted
                                         by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 MEDAREX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MEDAREX, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1)  Title of each class of securities to which transaction applies:

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 (2)  Aggregate number of securities to which transaction applies:

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 (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is cal culated and state how it was determined):

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 (4)  Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------
 (5)  Total fee paid:

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 [ ]  Fee paid previously with preliminary materials:

      --------------------------------------------------------------------------
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1)  Amount Previously Paid:

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 (2)  Form, Schedule or Registration Statement No.:

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 (4)  Date Filed:

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

                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801



Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of Medarex, Inc. (the "Company") to be held at 10:00 a.m., on February 12, 1998, at the corporate headquarters of the Company, located at 1545 Route 22 East, Annandale, New Jersey 08801. The attached materials include the Notice of Special Meeting of Shareholders, the Proxy Statement and a form of Proxy, which contain information concerning the meeting, as well as a proposal to ratify the merger (the "Merger") of Medarex Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub") with and into GenPharm International, Inc. ("GenPharm") pursuant to the terms of the Amended and Restated Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement") among the Company, Merger Sub and GenPharm relating to the acquisition of GenPharm by the Company and to approve the issuance of additional shares of the Company's Common Stock (the "Additional Shares") as payment of a portion of the Purchase Price (as defined below) in connection with the Merger in accordance with the terms of the Merger Agreement.

  On October 21, 1997 (the "Effective Time"), the Company consummated the acquisition of GenPharm in accordance with the terms set forth in the Merger Agreement with Merger Sub merging into GenPharm resulting in GenPharm becoming a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company will issue shares of its Common Stock having a value (as determined in accordance with the Merger Agreement) of up to $62,725,000, subject to adjustment (the "Purchase Price"), in exchange for all of the outstanding shares of GenPharm capital stock. The Purchase Price will be reduced if and to the extent that GenPharm's cash on hand at December 31, 1997 plus certain license fees and promissory note payments to be received by GenPharm after the Merger total less than $32,581,250 and under other circumstances described in the accompanying Proxy Statement.

  In accordance with the terms of the Merger Agreement, during 1997 the Company issued 3,250,000 shares of its Common Stock as payment of $17,793,750 of the Purchase Price. The Company will issue Additional Shares of its Common Stock in 1998 (and possibly to some extent in 1999) having a then current Fair Market Value (as defined in the Merger Agreement) sufficient to satisfy the remaining balance of the Purchase Price, as adjusted. Since the number of Additional Shares to be issued in connection with the Merger will be determined at future dates based on the then Fair Market Value of the Company's Common Stock and the amount of the Purchase Price as adjusted, the maximum number of Additional Shares to be issued in connection with the Merger cannot be determined at this time. A significant decrease in the Fair Market Value of the Company's Common Stock would result in a significant increase in the number of shares issuable in connection with the Merger. Similarly, a significant increase in the Fair Market Value of the Company's Common Stock or a significant reduction in the Purchase Price would result in a significant decrease in the number of shares issuable in connection with the Merger.

  You are being asked to ratify the Merger and to approve the issuance of the Additional Shares as payment of the balance of the Purchase Price in accordance with the terms of the Merger Agreement. As described above, the Merger and the acquisition of GenPharm were consummated on October 21, 1997. Failure to ratify the Merger and approve the issuance of the Additional Shares will not affect the
                                                                  ---
Merger. However, under the terms of the Merger Agreement, if such approval is not obtained, the Company is required to pay the remaining portion of the Purchase Price in cash. Payment of the balance of the Purchase Price in cash could have a material adverse effect on the Company's financial position.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF THE ADDITIONAL SHARES AND RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE MERGER AND APPROVE THE ISSUANCE OF THE ADDITIONAL SHARES AS PAYMENT OF THE PURCHASE PRICE IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

  Shareholder interest in the affairs of the Company is welcomed and encouraged, and it is requested that you please complete, sign, date, and promptly return your proxy in the enclosed envelope. Such action will not limit your right to vote in person if you attend the meeting in person, but will assure your representation if you cannot attend.

                                          Sincerely,



                                          DONALD L. DRAKEMAN
                                          President and Chief Executive Officer
January __, 1998

                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS

                        TO BE HELD ON FEBRUARY 12, 1998

To Our Shareholders:

     The Special Meeting of Shareholders (the "Special Meeting") of Medarex, Inc. (the "Company") will be held at the corporate headquarters of the Company, located at 1545 Route 22 East, Annandale, New Jersey 08801, on February 12, 1998 at 10:00 a.m., to consider and take action on the following matters:

     1. To ratify the merger (the "Merger") of Medarex Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub") with and into GenPharm International, Inc. ("GenPharm") pursuant to the terms of the Amended and Restated Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement") among the Company, Merger Sub and GenPharm relating to the acquisition of GenPharm by the Company and to approve the issuance of additional shares of the Company's common stock, $.01 par value, as payment of the purchase price in connection with the Merger in accordance with the terms of the Merger Agreement.

     2. The transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on December 31, 1997 are entitled to notice of and to vote at the Special Meeting. A list of the shareholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of ten (10) days prior to the Special Meeting during regular business hours at the Company's corporate headquarters at the above address.

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE SPECIAL MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

                            BY ORDER OF THE BOARD OF DIRECTORS,


                            MICHAEL A. APPELBAUM
                            Executive Vice President-Finance and Administration, Chief Financial Officer, Treasurer and Secretary
January __, 1998

                                 MEDAREX, INC.

                               1545 ROUTE 22 EAST

                          ANNANDALE, NEW JERSEY 08801

                                                                JANUARY __, 1998

                                PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement and enclosed Proxy Card are being furnished to the shareholders (the "Shareholders") of Medarex, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies to be voted at the Special Meeting of Shareholders (the "Special Meeting") to be held on February 12, 1998, and at any adjournment thereof, relating to the ratification of the Merger (as defined herein) and the approval of the issuance of Additional Shares (as defined herein) of the Company's common stock, par value $.01 per share (the "Common Stock"), to holders of preferred stock ("GenPharm Preferred Stock") and common stock ("GenPharm Common Stock") of GenPharm International, Inc., a California corporation ("GenPharm"), as payment to the Purchase Price (as defined herein) in connection with the acquisition of GenPharm by the Company.

     On October 21, 1997 (the "Effective Time"), Medarex Acquisition Corp., a California corporation wholly-owned by the Company ("Merger Sub"), merged with and into GenPharm with GenPharm being the surviving corporation and resulting in GenPharm becoming a wholly-owned subsidiary of the Company (the "Merger"), pursuant to the terms set forth in the Amended and Restated Agreement and Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement"), among the Company, Merger Sub and GenPharm. Under the terms of the Merger Agreement, the Company will issue shares of its Common Stock having a value (as determined in accordance with the Merger Agreement) of up to $62,725,000, subject to adjustment (the "Purchase Price"), in exchange for all of the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock. The Purchase Price will be reduced if and to the extent that GenPharm's cash on hand at December 31, 1997, plus certain license fees and promissory note payments to be received by GenPharm from certain third parties (the "Third Party Payments") after the Effective Time (net of income tax liability attributable to receipt of the Third Party Payments) total less than $32,581,250 and under other circumstances described herein

     In accordance with the terms of the Merger Agreement, during 1997 the Company issued 3,250,000 shares of its Common Stock as payment of $17,793,750 of the Purchase Price. The Company will issue additional shares (the "Additional Shares") of its Common Stock in 1998 (and possibly to some extent in 1999) having a then current Fair Market Value (as defined herein) sufficient to satisfy the remaining balance of the Purchase Price, as adjusted. Since the number of Additional Shares to be issued in connection with the Merger will be determined at future dates based on the then Fair Market Value of the Company's Common Stock and the amount of the Purchase Price as adjusted, the maximum number of Additional Shares to be issued in connection with the Merger cannot be determined at this time. A significant decrease in the Fair Market Value of the Company's Common Stock would result in a significant increase in the number of shares issuable in connection with the Merger. Similarly, a significant increase in the Fair Market Value of the Company's Common Stock or a significant reduction in the Purchase Price would result in a significant decrease in the number of shares issuable in connection with the Merger.

     At the Special Meeting, Shareholders are being asked to ratify the Merger and to approve the issuance of the Additional Shares as payment of the balance of the Purchase Price in connection with the Merger. As described above, the Merger was consummated on October 21, 1997. Failure to ratify the Merger and approve the issuance of the Additional Shares will not affect the Merger.
                                                   ---
However, under the terms of the Merger Agreement, if such approval is not obtained, the Company is required to pay the remaining portion of the Purchase Price in cash. Payment of the balance of the Purchase Price in cash could have a material adverse effect on the Company's financial position.

     The Board of Directors of the Company has fixed the close of business on December 31, 1997 as the record date (the "Record Date") for the determination of holders of shares of outstanding Common Stock entitled to notice of and to vote at the Special Meeting. On that date, there were [21,910,250] shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share for each matter submitted to a vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote will constitute a quorum for the transaction of business.

     The ratification of the Merger and the approval of the issuance of the Additional Shares requires the affirmative vote of a majority of the votes cast at the Special Meeting. All votes will be tabulated by the inspector of voting appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the Shareholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     A proxy in the accompanying form which is properly signed, dated and returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no instructions are indicated, proxies will be voted as recommended by the Board of Directors. Shareholders who execute proxies may revoke them at any time prior to their being exercised by delivering written notice to the Secretary of the Company or by subsequently executing and delivering another proxy at any time prior to the voting. Mere attendance at the Special Meeting will not revoke the proxy, but a Shareholder present at the Special Meeting may revoke his proxy and vote in person.

     As of the date of this Proxy Statement, the only business which the management of the Company intends to present at the Special Meeting is the matter set forth in the accompanying Notice of Special Meeting. Management has no knowledge of any other business to be presented at the Special Meeting. If other business is brought before the Special Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

     This Proxy Statement and accompanying Proxy Card are being mailed to shareholders on or about January __, 1998.

PROPOSAL 1 --  TO RATIFY THE MERGER AND TO APPROVE THE ISSUANCE OF ADDITIONAL
               SHARES OF THE COMPANY'S COMMON STOCK AS PAYMENT OF THE PURCHASE PRICE IN CONNECTION WITH THE MERGER IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

GENERAL

     At the Effective Time, the Company consummated the acquisition of GenPharm in accordance with the terms set forth in the Merger Agreement and Merger Sub merged into GenPharm resulting in GenPharm becoming a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company will issue shares of its Common Stock having a value (as determined in accordance with the Merger Agreement) of up to $62,725,000, subject to adjustment, as payment of the Purchase Price, in exchange for all of the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock. The Purchase Price will be reduced if and to the extent that GenPharm's cash on hand at December 31, 1997 plus the Third Party Payments total less than $32,581,250 and under other circumstances described herein.

     In accordance with the terms of the Merger Agreement, during 1997 the Company issued 3,250,000 shares of its Common Stock as payment of $17,793,750 of the Purchase Price. The Company will issue Additional Shares in 1998 (and possibly to some extent in 1999) having a then current Fair Market Value sufficient to satisfy the remaining balance of the Purchase Price. Since the number of Additional Shares to be issued in connection with the Merger will be determined at future dates based on the then Fair Market Value of the Company's Common Stock and the amount of the Purchase Price as adjusted, the maximum number of Additional Shares to be issued in connection with the Merger cannot be determined at this time. A significant decrease in the Fair Market Value of the Company's Common Stock would result in a significant increase in the number of shares issuable in connection with the Merger. Similarly, a significant increase in the Fair Market Value of the Company's Common Stock or a significant reduction in the Purchase Price would result in a significant decrease in the number of shares issuable in connection with the Merger. A more detailed explanation of the calculation of the number of shares of the Company's Common Stock to be issued in connection with the Merger is set forth below under the caption "THE MERGER AGREEMENT - Manner and Basis of Converting Shares."

     The Company's Common Stock is traded on The Nasdaq National Market. The rules and regulations of the National Association of Securities Dealers, Inc. ("NASD") require shareholder approval if, in connection with an acquisition of stock or assets of another company, the common stock to be issued has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding prior to the issuance of such stock or the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding after the issuance of such stock (the "NASD Requirement").

     In addition, Section 14A:10-12 of the New Jersey Business Corporation Act (the "NJBCA") requires shareholder approval if, in connection with the acquisition of some or all of the outstanding shares of another company, the number of voting shares outstanding immediately after to the transaction will exceed by more than 40% the total number of voting shares of the acquiring corporation outstanding immediately prior to the transaction (the "NJBCA Requirement").

     Prior to the Merger, the Company had 18,659,475 shares of Common Stock outstanding. Since the number of shares of the Company's Common Stock proposed to be issued in connection with the Merger will exceed the NASD Requirement and, depending on the Fair Market Value of the Company's Common Stock at future dates and the amount of the Purchase Price as adjusted, may exceed the NJBCA Requirement, the issuance of Additional Shares in excess of the NASD Requirement and/or the NJBCA Requirement in satisfaction of the balance of the Purchase Price requires the approval of the Shareholders.

     AS DESCRIBED ABOVE, THE MERGER WAS CONSUMMATED ON OCTOBER 21, 1997. FAILURE TO RATIFY THE MERGER AND APPROVE THE ISSUANCE OF THE ADDITIONAL SHARES WILL NOT AFFECT THE MERGER. HOWEVER, UNDER THE TERMS OF THE MERGER AGREEMENT, IF SUCH APPROVAL IS NOT OBTAINED, THE COMPANY IS REQUIRED TO PAY THE REMAINING PORTION OF THE PURCHASE PRICE IN CASH. PAYMENT OF THE BALANCE OF THE PURCHASE PRICE IN CASH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S FINANCIAL POSITION.

     The Company's Board of Directors voted unanimously to approve the Merger and the issuance of Additional Shares as payment of the Purchase Price because of a number of potential benefits that will further the Company's research and product development initiatives. See "THE MERGER--The Company's Reasons for the Merger."

VOTE REQUIRED

     The ratification of the Merger and approval of the issuance of the Additional Shares as payment for the balance of the Purchase Price in connection with the Merger requires the affirmative vote of a majority of votes cast at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger became effective upon the filing of the Agreement and Plan of Merger and certain other documents with the Secretary of State of the State of California on October 21, 1997. At the Effective Time, Merger Sub was merged into GenPharm with GenPharm being the surviving corporation, and all of the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock were converted into the right to receive shares of the Company's Common Stock, issuable as described below. As a result, GenPharm became a wholly-owned subsidiary of the Company.

     Pursuant to the Merger Agreement, as payment of the Purchase Price the Company will issue shares of this Common Stock having a value (as determined in accordance with the Merger Agreement) of up to $62,725,000, subject to adjustment, before reservation of a portion of those shares for issuance upon exercise of GenPharm stock options assumed by the Company in connection with the Merger and subject to adjustment as described herein. The shares of the Company's Common Stock will be issued first to the holders of GenPharm Preferred Stock to the extent of the balance of their aggregate preference amount of $40,378,646 ("Preference Amount") and then pro rata to the holders of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis).

     In accordance with the terms of the Merger Agreement, during 1997 the Company issued 3,250,000 shares of Common Stock (the "Initial Shares") as payment of $17,793,750 of the Purchase Price. Additional Shares of the Company's Common Stock will be issued on or before December 31, 1998 (and possibly to some extent in 1999) representing the balance of the Purchase Price, but only if, and to the extent, that GenPharm has received the Third Party Payments. In the event any of the Third Party Payments are received after December 15, 1998, a final issuance of shares of the Company's Common Stock will occur not later than the earlier of (i) 30 days following the receipt of the last Third Party Payment and (ii) December 31, 1999. The Additional Shares will be issued first to the holders of GenPharm Preferred Stock to the extent of the Preference Amount remaining after the issuance of the Initial Shares, and then to holders of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis).

     As of December 31, 1997, the Purchase Price of $62,725,000 had been reduced by $518,750, as a result of a $100,000 fee paid to GenPharm's financial advisor in connection with the Merger and an Initial Placement Floor Adjustment (as defined herein) of $418,750. The Purchase Price may be further reduced on a dollar-for-dollar basis to the extent that GenPharm's cash on hand at December 31, 1997 plus the Third Party Payments received by GenPharm after the Effective Time (net of income tax liability attributable to receipt of the Third Party Payments), total less than $32,581,250. Since the number of Additional Shares to be issued in connection with the Merger will be determined at future dates based on the then Fair Market Value of the Company's Common Stock and the amount of the Purchase Price as adjusted, the maximum number of Additional Shares to be issued in connection with the Merger cannot be determined at this time. A significant decrease in the Fair Market Value of the Company's Common Stock would result in a significant increase in the number of shares issuable in connection with the Merger. Similarly, a significant increase in the Fair Market Value of the Company's Common Stock or a significant reduction in the Purchase Price would result in a significant decrease in the number of shares issuable in connection with the Merger.

     In addition, outstanding stock options for the purchase of GenPharm Common Stock were assumed by the Company and became options to purchase shares of the Company's Common Stock. In addition, in connection with the Merger, the Company assumed the obligations of GenPharm to pay a stock bonus (the "Stock Bonus") to certain employees of GenPharm in an amount up to $2,275,000 payable in shares of the Company's Common Stock. On January 2, 1998, the Company issued 250,000 shares of its Common Stock as payment of a portion of the Stock Bonus. On December 31, 1998, the Company will issue additional shares of its Common Stock having a then current Fair Market Value equal to the remaining balance of the Stock Bonus. See "THE MERGER AGREEMENT--Manner and Basis of Converting Shares," "--Assumption of Options and Warrants" and "--Additional Agreements."

BACKGROUND OF THE MERGER

     In 1994, while GenPharm was about to make a initial public offering of its shares, Cell Genesys, Inc. ("Cell Genesys") filed a lawsuit alleging, among other things, that GenPharm had misappropriated Cell Genesys' trade secrets. After GenPharm received Cell Genesys' complaint, the GenPharm Board of Directors (the "GenPharm Board") decided not to proceed with the planned initial public offering at that time.

     During 1995 and 1996, GenPharm decreased the size and modified the nature of its business. In April 1995, GenPharm transferred the ownership of its Dutch subsidiary, Gene Pharming Europe B.V. ("Pharming"), to the shareholders of GenPharm. In July 1995, GenPharm sold its animal model business. Throughout 1995, GenPharm substantially reduced its number of employees, and in 1996, licensed to third parties some of its under-utilized technology.

     In January 1997, Cell Genesys voluntarily dismissed its complaint against GenPharm and on March 26, 1997, GenPharm entered into a Settlement and Cross-License Agreement (the "Cross-License Agreement") with Cell Genesys, Abgenix, Inc. ("Abgenix"), Xenotech, L.P. ("Xenotech") and Japan Tobacco Inc. ("Japan Tobacco") that settled all related litigation and claims between the parties.

     At its Board Meetings on January 10, January 23 and February 11, 1997 the GenPharm Board considered what strategic options GenPharm had going forward, including those that assumed that the Cross License Agreement would be successfully negotiated and signed. After reviewing the possibility of remaining an independent entity, GenPharm's Board concluded that without the critical mass, financial resources and development capabilities of a larger company behind it, GenPharm would not be able to develop its pharmaceutical products to the point of commercial viability. Furthermore, GenPharm's Board concluded that by merging into a larger company, especially a company with a public market for its shares, GenPharm's shareholders would have the opportunity of nearer term liquidity for their shares. At the January 10 GenPharm Board meeting, the chief executive officer of another biotechnology company gave a presentation to GenPharm's Board describing his company and proposed in concept a merger between his company and GenPharm. Following this presentation and at subsequent GenPharm Board meetings, GenPharm's Board analyzed the potential of such a merger and its likely value to GenPharm shareholders. GenPharm's Board concluded that this company did not have sufficient critical mass, financial resources and development capability to be of sufficient value to GenPharm in a merger. Accordingly, GenPharm's Board directed management to pursue discussions toward the merger of GenPharm with another larger company. In this connection, Dr. Jonathan J. MacQuitty, GenPharm's Chief Executive Officer, engaged in discussions with representatives of various other entities regarding their interest in acquiring GenPharm. From January to April 1997, GenPharm's Board met eight times and engaged in discussions regarding the sale or merger of GenPharm at several of these meetings.

     In February 1997, Dr. MacQuitty contacted representatives of an investment banking firm which had an on-going relationship with the Company, to inform them that GenPharm was interested in being acquired by another entity and to ask if they were available to facilitate introductions to possible acquirors. Due to its on-going relationship with the Company, the investment banking firm was not retained by GenPharm. Shortly thereafter, representatives of the investment banking firm contacted Dr. MacQuitty regarding the Company's interest in a possible merger with GenPharm and Dr. MacQuitty was contacted by Dr. Donald L. Drakeman, President and Chief Executive Officer of the Company, to discuss the possibility of a merger. On February 27, 1997, GenPharm and the Company signed a Mutual Non-Disclosure Agreement to allow each company to freely engage in more detailed discussions regarding a possible merger between the two companies. On February 28, 1997 Dr. Jan G.J. van de Winkel, a scientific consultant to the Company and Michael A. Appelbaum, Executive Vice President and Chief Financial Officer of the Company visited GenPharm's offices and conducted a confidential review of GenPharm's technology and business meeting with Dr. Nils Lonberg, GenPharm's Director of Molecular Biology, Dr. Dianne Fishwild, GenPharm's Director of Hybridoma Development, Ms. Mimi Pauline, GenPharm's Assistant Controller, Dr. MacQuitty, and Dr. Herbert Heyneker, a member of GenPharm's Board.

     During the first three weeks of March 1997, the above representatives of GenPharm and the Company continued discussions on a confidential basis regarding a possible merger between the two companies and on March 21, 1997 Dr. MacQuitty visited the Company's offices to meet with Dr. Drakeman, Mr. Appelbaum and Dr. Yashwant M. Deo, Senior Vice President - Operations, Research and Development and Regulatory Compliance of the Company, to conduct a review of the Company's technology and business operations. On March 28, 1997 Mr. Appelbaum visited GenPharm's offices again to continue his review of GenPharm's operations. On April 8, 1997, the Company made a preliminary proposal to GenPharm regarding the possible terms and conditions of a merger. This preliminary proposal provided for a purchase price of $60 million to be paid in shares of the Company's Common Stock in two tranches, with up to 3.5 million shares to be delivered at an initial closing to occur upon approval of the transaction by the GenPharm shareholders and additional shares to be issued at a second closing having a value, based on the then current value of the Company's shares, equal to $60 million less the value of the initial shares (determined as of the date of the Initial Placement). The second closing was to take place following receipt by GenPharm of the Third Party Payments. The preliminary proposal included an adjustment to the purchase price to the extent less than $30 million of Third Party Payments were received as set forth herein under the sections entitled "-- General Description of the Merger" and "The Merger Agreement--Manner and Basis of Converting Shares." The closing sale price of the Company's shares on April 8, 1997 was $6.625.

     During the GenPharm Board meeting on April 15, 1997, GenPharm's Board reviewed the status of its discussions with other parties. The closing sale price of the Company shares on that date was $6.875. GenPharm had received expressions of interest from several other companies and had discussions in which the range of values approximated, but did not equal or exceed the Company's preliminary proposal. However, these parties had not proposed written terms. Aside from the Company's proposal, GenPharm had received only one other written proposal, which was from a privately held company and was delivered to GenPharm's Board on April 11, 1997. This proposal provided for the payment of a purchase price which included the following elements: (i) $15 million to be paid in shares of common stock of the company upon approval of the transaction by the GenPharm shareholders, (ii) cash payments from time to time to the GenPharm shareholders of the net proceeds to be received from the Third Party Payments which GenPharm's Board valued at $32,581,250, such cash payments to be made at the time the Third Party Payments were actually received by GenPharm, and (iii) the issuance of warrants to purchase shares of the company's common stock in an amount and at a exercise price to be determined. GenPharm's Board rejected the proposal because of the lower financial terms as well as the fact that the company was not publicly held, had less cash and cash equivalents than the Company and had less manufacturing and clinical capability for antibody products.

     Having reviewed the Company and its April 8, 1997 proposal, GenPharm's Board concluded that the Company had the critical mass, financial resources and development capabilities that GenPharm's business required. Furthermore the Company as a public company for more than five years could provide GenPharm's shareholders with liquidity for their shares over time. GenPharm's Board compared the merger consideration offered by the Company in its preliminary proposal with those discussed with other parties and with those set forth in the one written proposal it had received from another company. At its meeting held on April 15, 1997, GenPharm's Board concluded that if the purchase price in the Company's preliminary proposal was increased by 8% in financial terms (approximately $5 million) it would be acceptable and would then exceed those discussed with other parties, as well as, any other proposal, written or otherwise.

     On April 16, 1997, following GenPharm Board's review of the Company's proposal, Dr. MacQuitty, Samuel D. Colella, the Chairman of the Board of GenPharm, and GenPharm's legal advisors discussed with Dr. Drakeman, Mr. Appelbaum and the Company's legal and financial advisors the basic terms of the proposed merger. After the Company's April 27, 1997 Board meeting reviewing GenPharm's counter offer, on April 28, 1997, the Company delivered a revised version of its merger proposal which increased the value of the consideration to be received in connection with the Merger (inclusive of amounts to be paid in connection with the Stock Bonus) to $65 million. All other material terms and conditions of the Company's revised proposal remained the same as those set forth in its preliminary proposal. The revised proposal met the terms outlined by GenPharm's Board and the parties began to negotiate the terms and conditions of a definitive merger agreement. The closing sales price of the Company's shares on April 28, 1997 was $6.875. On May 2, 1997 the Company's Board approved the basic terms and conditions of the proposed merger. On May 3, 1997, GenPharm's Board approved the basic terms and conditions of the proposed merger and on May 5, 1997, the parties entered into the Merger Agreement. The closing sales price of the Company's shares on May 2, 1997, the last trading date prior to the approval of the Merger by GenPharm's Board, was $8.125 and the closing sales price of the Company's shares on May 5, 1997 was $8.50. The Merger Agreement was subsequently amended to set forth certain non-material amendments.

GENPHARM'S REASONS FOR THE MERGER

     GenPharm's Board believed that the terms of the Merger were fair to, and in the best interest of, GenPharm and its shareholders. Accordingly, GenPharm's Board unanimously approved the Merger Agreement, the Merger, and the transactions contemplated thereby, and recommended their approval.

     GenPharm's Board believed that, in addition to providing a source of future liquidity for GenPharm shareholders the Merger also offered GenPharm shareholders the opportunity to participate in an enterprise with a broader technology portfolio and greater financial strength and that, without the Merger or similar strategic transaction, GenPharm would lack the critical mass, financial strength and other characteristics to maximize its potential.

     In approving the Merger and the specifics of the Company's proposal GenPharm's Board considered the following positive factors:

     1.   The Company's critical mass.  The Company had seven antibody products
          ---------------------------
          in clinical trials providing a diversified portfolio of products.

     2.   The Company's financial resources.  The Company had approximately $30
          ---------------------------------
          million in cash and cash equivalents of its own, which together with GenPharm's assets would be sufficient for commercial viability.

     3.   The Company's development capability.  The Company had substantial
          ------------------------------------
          manufacturing and clinical groups headed by experienced executives which were responsible for producing the Company's antibody products for clinical trials and for supervising those trials.

     4.   The Company's trading history as a public company.  The Company had
          -------------------------------------------------
          been a listed public company since June, 1991, with an average of approximately 80,000 shares trading per day for the first quarter of 1997.

     5.   The Purchase Price.  The amount of the Purchase Price was comparable
          ------------------
          to that for a public company of GenPharm's size and was in excess of other proposals received or that in the GenPharm Board's opinion could be reasonably anticipated.

          GenPharm's Board also considered the following negative factors:

     1.   Possible significant reduction to Purchase Price.  The Purchase Price
          ------------------------------------------------
          would be reduced to the extent that any of the Third Party Payments were not received and any such reduction would disproportionately affect holders of GenPharm Common Stock. Even if all the Third Party Payments were received, the Purchase Price would be reduced to the extent that the Per Share Placement Amount was below $5.71. The closing price of the Company's Common Stock on May 5, 1997, the date the Merger Agreement was finalized, was $8.50 per share.

     2.   Delayed issuance of the Company's shares.  Except for the 3,250,000
          ----------------------------------------
          Initial Shares to be issued to holders of GenPharm Preferred Stock in 1997, GenPharm shareholders, would not receive any the Company's shares until the end of 1998 or in 1999.

     The other companies which expressed an interest in acquiring GenPharm had indicated that they too would condition a substantial portion of the purchase price on the receipt of the Third Party Payments, which were not expected to be received until 1998. Therefore, the GenPharm Board did not consider the possible reduction in the Purchase Price and the delayed issuance of a significant portion of the Company's shares to be negative factors compared with other possible mergers. The GenPharm Board concluded that the positive factors outweighed the negative factors.

THE COMPANY'S REASONS FOR THE MERGER

     During the discussions leading to the Merger, the Company's Board of Directors identified a number of potential benefits of combining the two companies including, but not limited to, the following:

     . the respective businesses, assets, operations, and prospects of the Company and GenPharm;

     . the complementary technologies and therapeutic product development opportunities including the opportunity to expand the Company's technology platform allowing the Company to create new Bispecific and monoclonal antibodies and new immunoconjugates;

     . the respective prospects of the Company and GenPharm for obtaining additional financing for their proposed activities including expanding the Company's product potential beyond its current platform through the acquisition of the existing GenPharm corporate partnerships with Eisai Co., Ltd. ("Eisai"), Centocor, Inc. ("Centocor") and LeukoSite, Inc. ("LeukoSite");

     . the respective intellectual property portfolios of the Company and GenPharm;

     . the ability to leverage the development "infrastructure" of the Company through the addition of GenPharm's transgenic mice, as well as, GenPharm's research and development, manufacturing, regulatory and clinical expertise; and

     . the creation of near-term cash flow potential through the receipt of up to $32,581,250 in cash through a combination of GenPharm's cash on hand at December 31, 1997 and the Third Party Payments over the next two years as well as the possibility of approximately $70.0 million in additional corporate partnership milestone payments.

The Company's Board of Directors considered these benefits as well as the potentially negative factors which may result from the Merger, including, among other things:

     . the potential dilutive effect on the Company's Common Stock of the issuance of up to 7.6 million shares of the Company's Common Stock in the Merger (including shares issued in connection with the payment of the Stock Bonus and upon the exercise of the GenPharm Common Stock options and warrants) based on the closing sales price of the Company's Common Stock of $8.50 on May 5, 1997, the date the Merger Agreement was finalized;

     . the substantial charges estimated to be approximately $29.4 million expected to be incurred, primarily in the quarter ending December 31, 1997, in connection with the Merger relating to a nonrecurring charge to operations for acquired in-process technology;

     . the risk that the public market price of the Company's Common Stock may be adversely affected by announcement of the Merger and its potential dilutive effect; and

     . the risk that the other benefits mentioned above sought to be achieved in the Merger would not be achieved.

     As a general matter, the Company's Board of Directors believed that the positive factors supported its decision to approve the Merger, and, taken as a whole, outweighed the negative factors associated with the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the purchase method of accounting under generally accepted accounting principles. Under this method, during the last quarter of 1997:

    (i) the fair market value of the Company's Common Stock to be issued to the holders of GenPharm's securities will be determined; (ii) the carrying value of the GenPharm assets acquired and the GenPharm liabilities assumed by the Company as a result of the Merger will be adjusted to the fair value thereof at the Effective Time using available market data, then prevailing interest rates and the then anticipated maturity dates of such GenPharm assets and liabilities;
(iii) the value assigned to in-process technology has been determined pursuant to an independent valuation as required under generally accepted accounting principles, such in-process technology will be expensed; (iv) the Company will include GenPharm's results of operations after the Effective Time in the Company's consolidated statements of operations; and (v) consideration for contingent payments will be accounted for when and if payments to the Company are assured.

    Reference is made to the pro forma combined condensed balance sheet of the Company following the Merger for an example of the purchase accounting adjustments. See "THE COMPANY AND GENPHARM UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

FEDERAL SECURITIES LAW MATTERS

    The issuance of the Company's Common Stock pursuant to the Merger Agreement has been registered under the Securities Act. Subject to certain contractual "Lock-Up" provisions described herein, see "THE MERGER AGREEMENT--Restrictions on Transfer of the Company's Common Stock to be Issued in the Merger," the Company's Common Stock will be eligible for resale without restriction (i) immediately and without limitation, except for shares issued to any person who may be deemed to be an "Affiliate" (as such term is defined for purposes of Rule 145 under the Securities Act) of GenPharm at the Effective Time and (ii) immediately after expiration of the Restricted Period (as defined below) by the holders of GenPharm Common Stock who were Affiliates of GenPharm and who comply with the requirements of Rule 145(d)(1) in effecting such resales. During the Restricted Period, Affiliates may resell (subject to the Lock-Up) without registration pursuant to Rule 145(d)(1) so long as they comply with the volume and manner of sale requirements of Rule 144. Persons who may have been deemed to be Affiliates of GenPharm generally include individuals or entities that control, were controlled by, or were under common control with, GenPharm, and may include certain officers and directors of GenPharm as well as beneficial holders of 10 percent or more of GenPharm Common Stock.

    The "Restricted Period" for persons who may be deemed to be Affiliates of GenPharm is generally one year from the Effective Time.

                              THE MERGER AGREEMENT

    The following discussion summarizes the Merger, the Merger Agreement and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement the Agreement and Plan of Merger, conformed copies of which (with exhibits) are attached to this Proxy Statement as Annex A and Annex B, respectively. Statements made in this Proxy Statement with respect to the terms of the Merger and such related transactions are qualified by reference to the more detailed information set forth in the Merger Agreement.

MANNER AND BASIS OF CONVERTING SHARES

    Payment of Purchase Price  Pursuant to the terms of the Merger Agreement,
    -------------------------
the aggregate Purchase Price to be paid by the Company in the form of the Company's Common Stock or, under certain circumstances, in cash, is up to $62,725,000, subject to adjustment as set forth herein and before reservation of a portion of these shares for issuance upon exercise of GenPharm options being assumed by the Company. At the Effective Time, each outstanding share of GenPharm Preferred Stock and GenPharm Common Stock was converted into the right to receive shares of the Company's Common Stock as set forth below.

    GENPHARM PREFERRED STOCK. (A) In accordance with the terms of GenPharm's Articles of Incorporation and the Merger Agreement, the outstanding shares of GenPharm Preferred Stock will be entitled to receive a portion of the Purchase Price with an aggregate value equal to the Preference Amount ($40,378,646) before any payment in respect of the Purchase Price is to be made to holders of GenPharm Common Stock. The Preference Amount is allocable among the nine series of GenPharm Preferred Stock as set forth in the Merger Agreement. The balance of the Purchase Price (assuming that cumulative adjustments do not reduce the Purchase Price below the Preference Amount) is to be shared by the holders of GenPharm Common Stock and each series of GenPharm Preferred Stock pro rata based on a deemed conversion of the GenPharm Preferred Stock into GenPharm Common Stock at the respective conversion rates ("Conversion Rates") set forth in the Merger Agreement.

    (B)  Initial Shares.  At the Effective Time the Company issued 2,000,000
         --------------
shares of its Common Stock (the "Initial Payment Shares") to the holders of GenPharm Preferred Stock. On December 31, 1997 (the "Initial Placement Date") the Company issued an additional 1,250,000 shares of its Common Stock (the "Placement Date Shares") to the holders of GenPharm Preferred Stock. The Initial Payment Shares and the Placement Date Shares are together sometimes hereinafter referred to as the "Initial Shares."

    (C)  Additional Shares.  Under the terms of the Merger Agreement,
         -----------------
"Additional Shares" is defined to mean any and all shares of the Company's Common Stock issued as payment of the Purchase Price that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of GenPharm Preferred Stock as described in paragraph (B) above, on December 31, 1998 (the "Second Payment Date"), the holders of GenPharm Preferred Stock will be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Preference Amount less the Initial Placement Amount (as defined below), up to but not exceeding the balance of the Purchase Price, as adjusted (the "Second Payment Amount").

    COMMON STOCK AND DEEMED CONVERTED PREFERRED STOCK. Once the Initial Placement Amount, plus any Additional Shares, having an aggregate value as determined above or equal to the full Preference Amount have been distributed to the holders of GenPharm Preferred Stock, each series of GenPharm Preferred Stock will, for purposes of determining any Additional Shares to be issued in respect thereof, be deemed to be converted into shares of GenPharm Common Stock on the basis of the Conversion Rates. On the Second Payment Date each share of GenPharm Common Stock, including shares of GenPharm Common Stock into which shares of GenPharm Preferred Stock are deemed to have been converted, will share in the Purchase Price, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount").

    The "Initial Placement Amount" is $17,793,750. The "Per Share Placement Amount" is $5.475 (the Fair Market Value of the Company's Common Stock as of December 31, 1997).

    The term "Fair Market Value" of the Company's Common Stock means the average closing sales price of the Company's Common Stock as reported on The Nasdaq National Market for the ten (10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.

    FINAL PAYMENT. In the event that any of the Third Party Payments has not been received by GenPharm by December 15, 1998 but is received by December 15, 1999, the holders of GenPharm Preferred Stock and GenPharm Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Purchase Price, as adjusted, less the sum of (1) the Initial Placement Amount, (2) the Second Payment Amount and
(3) the Common Stock Payment Amount. "Final Payment Date" means a date after the Second Payment Date selected by the Company, which will be not later than the earlier of (1) thirty days following the receipt of the last Third Party Payment and (2) December 31, 1999.

    "Third Party Payments" means the two $7.5 million license fee payments contingently payable to GenPharm pursuant to the Cross-License Agreement and the $15 million in principal and approximately $1.6 million in interest payments and other consideration receivable by GenPharm pursuant to the Convertible Subordinated Promissory Note of Cell Genesys (the "Convertible Note"). The Third Party Payments aggregate approximately $31.6 million.

    ADJUSTMENTS TO PURCHASE PRICE. (A) The Merger Agreement provides that in the event the product obtained by multiplying (x) 3,500,000 by (y) the Per Share Placement Amount (the "Adjusted Placement Amount"), is less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Purchase Price, as adjusted, will be decreased by 50% of the difference between the Adjusted Placement Amount ($19,162.250) and $20,000,000 (the "Initial Placement Floor Adjustment"). In accordance with the terms of the Merger Agreement, the Purchase Price has been reduced by an Initial Placement Floor Adjustment of $418,750.

    (B) The aggregate amount of the Purchase Price will be reduced on a dollar-for-dollar basis to the extent that the following amounts total less than $32,581,250 (the "Third Party Payment Adjustment"): the amount of GenPharm's cash and cash equivalents plus working capital (exclusive of cash and cash
                          ----
equivalents and any Third Party Payments) and the amount by which the Purchase Price is reduced pursuant to paragraph (C) below (unless paid by the Company),

less (1) long-term liabilities as set forth on the unaudited balance sheet for
----
the month immediately preceding the Effective Time, (2) expenses projected to be incurred in the ordinary course of business between the Effective Time and December 31, 1997, and (3) all severance obligations not previously accrued as of Effective Time, plus
                   ----

(1) all revenues projected to be received by GenPharm between the Effective Time and December 31, 1997, (2) a $750,000 milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Third Party Payments (net of the liability for income taxes attributable to the Third Party Payments, including the receipt of the Convertible Note, (the "Tax Liability") and legal and other expenses related thereto) received by GenPharm after the Effective Time; provided, however, that there shall be a credit against any such Third Party Payment Adjustment in an amount equal to any Initial Placement Floor Adjustment made pursuant to paragraph (A) above resulting from the sale of Initial Shares below the Initial Placement Floor.

    (C) At the Effective Time, the aggregate amount of the Purchase Price was reduced by $100,000 as a result of a fee paid to GenPharm's financial advisor.

    Prepayment of Purchase Price.  The Company has the right at any time to
    ----------------------------
prepay all or a portion of the Purchase Price by delivering Additional Shares to the holders of GenPharm Preferred Stock or GenPharm Common Stock, as the case may be, in a manner consistent with the above provisions. The Company will receive a credit against the Purchase Price due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of GenPharm Preferred Stock or GenPharm Common Stock, as the case may be.

    Payment of Purchase Price in Cash.  The Company has the option to pay all or
    ---------------------------------
a portion of the Purchase Price in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the Shareholders of the Company shall not have approved the issuance of the Additional Shares, or
(y) the Fair Market Value per share of the Company Common Stock at the date of such payment is $5.00 or less.

    Adjustments.  If between the date of the Merger Agreement and the date of
    -----------
payment of any shares of the Company's Common Stock the outstanding shares of the Company's Common Stock shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to the Merger Agreement will be adjusted correspondingly.

ASSUMPTION OF OPTIONS AND WARRANTS

    As of the Effective Time, the Company assumed each unexpired option to purchase shares of GenPharm Common Stock ("GenPharm Options") outstanding at the Effective Time under GenPharm's stock option plans (the "GenPharm Plans") and each GenPharm Option will thereafter be exercisable for a number of shares of the Company's Common Stock equal to the number of shares of GenPharm Common Stock subject to such GenPharm Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio (as defined in the Merger Agreement). The exercise price per share of the Company's Common Stock for each GenPharm Option shall be the exercise price per share under such GenPharm Option divided by the Common Exchange Ratio, rounded up to the nearest $.01. Each assumed GenPharm Option shall be upon the same terms and conditions as were applicable under the GenPharm Option except for the adjustments in the number of shares issuable upon exercise and the exercise price thereof contemplated above.

    All outstanding warrants to purchase GenPharm Common Stock or GenPharm Preferred Stock expired at the Effective Time, except for outstanding warrants (the "GenPharm Warrants") to purchase 50,000 shares of GenPharm Series C Preferred Stock, which thereafter continued in effect on the same terms except that (i) for each share of GenPharm Series C Preferred Stock purchasable thereunder there shall be purchasable following the Effective Time a fractional share of the Company's Common Stock equal to the same fractional share that a holder of GenPharm Series C Preferred Stock will be entitled to receive pursuant to the terms of the Merger Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price of the GenPharm Warrants per share of Medarex Common Stock shall be $3.00 divided by the Series C Preferred Exchange Ratio.

ADDITIONAL AGREEMENTS

    Pursuant to the Merger Agreement, on January 2, 1998 the Company issued 250,000 shares of its Common Stock (the "Employee Shares") to certain employees of GenPharm as payment of a portion of the Stock Bonus. Furthermore, on the Second Payment Date, the Company will issue to those GenPharm employees who remained employees until December 31, 1997 (or such earlier time as the Company agrees) a number of additional Employee Shares having a Fair Market Value as of the Second Payment Date equal to approximately 3.63% of the Purchase Price as adjusted less (1) the value of the shares previously delivered and (2) a number of Employee Shares having a Fair Market Value as of the Second Payment Date equal to the amount of any tax withholding requirements with respect to such second payment.

RESTRICTIONS ON TRANSFER OF THE COMPANY'S COMMON STOCK TO BE ISSUED IN THE
MERGER

    (a) Except as provided in paragraph (b) below, for the period (the "Lock-Up Period") following the Effective Time and ending on the Second Payment Date, a GenPharm shareholder shall not engage in any Sale (as defined below) of Initial Shares without the prior written consent of the Company. Under the terms of the Merger Agreement a "Sale" shall mean any sale, exchange, transfer, assignment, hypothecation, pledge, distribution, redemption or reduction in any way of shareholder's risk of ownership (by short sale, gift or otherwise), or any other disposition, directly or indirectly, of any beneficial interest in any Initial Shares; provided, however, that any shareholder organized as a partnership, limited liability company or closely held corporation may distribute Initial Shares to their partners, members or shareholders, as the case may be, so long as such partners, members or shareholders agree to be bound by the above restrictions.

    (b) (i) Holders of approximately 1.8 million Initial Shares notified the Company of their desire to include such Initial Shares in an Initial Placement and, as a result, as of December 31, 1997 the restrictions on the Sale of their Initial Shares set forth in paragraph (a) above no longer apply.

          (ii) Holders of the approximately 1.45 million Initial Shares who elected not to participate in the Initial Placement may not engage in any Sale of shares of the Company's Common Stock until the expiration of the applicable Lock-Up Period without the prior written consent of the Company.

                       MARKET PRICES AND DIVIDEND POLICY

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "MEDX." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by Nasdaq.

1995                                                 HIGH           LOW
----                                                ------         -----
First Quarter...................................... $ 4.13         $2.38
Second Quarter..................................... $ 6.50         $2.75
Third Quarter...................................... $ 7.63         $5.13
Fourth Quarter..................................... $ 7.50         $5.38

1996
----
First Quarter...................................... $ 8.00         $5.75
Second Quarter..................................... $12.25         $6.25
Third Quarter...................................... $ 9.00         $5.38
Fourth Quarter..................................... $ 9.00         $6.25

1997
----
First Quarter...................................... $10.00         $6.50
Second Quarter..................................... $ 8.75         $5.88
Third Quarter...................................... $ 6.75         $4.13
Fourth Quarter..................................... $ .            $ .

    The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain any earnings to finance its growth.

          On May 5, 1997, the last trading day prior to the announcement by the Company and GenPharm that they had reached an agreement concerning the proposed Merger, the closing sale price of the Company's Common Stock as reported on The Nasdaq National Market was $8.50 per share. On December 31, 1997, the Record Date, the closing sale price of a share of the Company's Common Stock as
reported on The Nasdaq National Market was [$    ].

                            THE COMPANY AND GENPHARM
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

          The following unaudited pro forma combined condensed financial statements give effect to the Merger under the purchase method of accounting. The unaudited pro forma combined condensed financial statements are derived from and should be read in conjunction with the respective historical financial statements and the notes thereto of the Company and GenPharm, which are incorporated by reference or included elsewhere in this Proxy Statement. The unaudited pro forma combined condensed balance sheet combines the Company's September 30, 1997 unaudited balance sheet with GenPharm's September 30, 1997 unaudited balance sheet. The unaudited pro forma combined condensed statements of operations combine the Company's historical condensed statements of operations for the year ended December 31, 1996 and the unaudited nine months ended September 30, 1997 with the corresponding GenPharm historical condensed statements of operations for the year ended December 31, 1996 and the unaudited nine months ended September 30, 1997, respectively. The pro forma adjustments have been applied to the financial information derived from the financial statements of the Company and GenPharm to account for the Merger as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, with appropriate recognition given to the effect of current interest rates and income taxes. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 also combines the historical condensed statement of operations for the year ended December 31, 1996 of Houston Biotechnology, Incorporated ("HBI") as the Company completed its acquisition of HBI on February 28, 1997.

          The unaudited pro forma condensed combined financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of GenPharm based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial statements after valuations and other procedures to be performed after the closing of the Merger. The Company does not expect that the final allocation of the aggregate Purchase Price for the Merger will differ materially from the preliminary allocations. In the opinion of the Company, all adjustments necessary to present fairly such unaudited pro forma condensed combined financial statements have been made based on the proposed terms and structure of the Merger.

          As a result of the Merger, during the last quarter of 1997, the Company will record a nonrecurring charge to operations for acquired in-process technology estimated at approximately $29.4 million. The charge for acquired in-process technology has been reflected in the unaudited pro forma condensed combined balance sheet, but excluded from the unaudited pro forma condensed combined statements of operations because the charge is nonrecurring. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                 MEDAREX, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                         Acquisition
                                                                          Pro Forma
                                          Medarex       GenPharm      Adjustments/(1)/        Total
                                       -------------  -------------  -------------------  -------------
Assets
Current assets:
  Cash and cash equivalents            $  1,748,251   $  4,198,885                        $  5,947,136
  Marketable securities                  19,383,209            ---                          19,383,209
  Note receivable - Cell Genesys                        15,000,000                          15,000,000
  Due from - Xenotech                                                $   7,500,000/(2)/      7,500,000
  Other current assets                    1,715,091        568,683                           2,283,774
                                       ------------   ------------                        ------------
    Total current assets                 22,846,551     19,767,568                          50,114,119

Property and equipment, net               1,549,469        139,748                           1,689,217
Other assets                              2,238,521            ---             ---           2,238,521
                                       ------------   ------------   -------------        ------------
Total assets                           $ 26,634,541   $ 19,907,316   $   7,500,000        $ 54,041,857
                                       ============   ============   =============        ============

Liabilities and Stockholders'
  Equity
Current liabilities                    $  2,361,745   $    788,518   $  2,835,000/(2) /   $  5,985,263
Accrued litigation expense                      ---        800,000                             800,000
Unearned income                                 ---        487,500                             487,500

Other long-term obligations                 117,985            ---     33,820,173/(2) /     33,938,158

Stockholders' equity:
  Preferred Stock                               ---     39,837,292    (39,837,292)/(2)/            ---
  Common Stock                              186,595        296,129       (263,629)/(2)/        219,095
  Capital in excess of par value         74,208,808            ---     18,031,250/(2) /     92,240,058
  Unrealized gain on securities             345,466            ---                  ---        345,466
  Accumulated deficit                   (50,586,058)   (22,302,123)    (7,085,502)/(3)/    (79,973,683)
                                       ------------   ------------   ------------         ------------
Total stockholders' equity               24,154,811     17,831,298    (29,155,173)          12,830,936
                                       ------------   ------------   ------------         ------------
Total liabilities and stockholders'
 equity                                $ 26,634,541   $ 19,907,316   $  7,500,000         $ 54,041,857
                                       ============   ============   ============         ============


   See notes to unaudited pro forma combined condensed financial statements.

                                 MEDAREX, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                           FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                  Acquisition
                                                                   Pro Forma
                                        Medarex       GenPharm    Adjustments         Total
                                     -------------  ------------  ------------  ------------------
Contract and license revenues        $  1,787,966   $ 2,296,465                 $       4,084,431
Other revenue                             160,827        88,225                           249,052
                                     ------------   -----------                 -----------------
  Total revenues                        1,948,793     2,384,690                         4,333,483

Costs and expenses
  Research and development              8,994,772     1,768,547                        10,763,319
  General and administrative            2,417,460     5,798,393                         8,215,853
  Acquisition of in-process
    technology                         10,750,465           ---                        10,750,465
  Other                                   116,173           ---                           116,173
                                     ------------   -----------                 -----------------
    Operating income (loss)           (20,330,077)   (5,182,250)                      (25,512,327)
                                                                                -----------------

Cross license settlement                             22,500,000                        22,500,000
Interest and dividend income, net       1,235,281       643,001                         1,878,282
Provision for income taxes                    ---      (450,000)  450,000/(5)/                ---
                                     ------------   -----------                 -----------------
  Net income (loss)                  $(19,094,796)  $17,510,751                 $(1,134,045)/(5)/
                                     ============   ===========                 =================

Net income (loss) per share                $(1.04)                                $(0.05)/(5)(6)/
                                     ============                               =================
Shares used in computation of net
 income (loss) per share               18,429,432                                 21,679,432/(5)/
                                     ============                               =================



        See notes to pro forma combined condensed financial statements.

                                 MEDAREX, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1996
                                  (UNAUDITED)

                                                               HBI                                  GenPharm        ProForma
                                                           Acquisition    ProForma                Acquisition     Medarex, HBI
                                                             ProForma     Medarex                  Pro Forma          and
                                   Medarex      HBI/(7)/   Adjustments    and HBI      GenPharm   Adjustments      GenPharm
                                 ------------ ------------ ------------ ------------ ------------ ------------ -----------------
Contract and license revenues    $ 1,626,191  $ 1,235,000               $ 2,861,191  $ 3,199,600               $       6,060,791
Research grants                                                                        2,941,075                       2,941,075
Other revenue                        255,217       85,421                   340,638          ---                         340,638
                                 -----------  -----------               -----------  -----------               -----------------
  Total revenues                   1,881,408    1,320,421                 3,201,829    6,140,675                       9,342,504

Costs and expenses
  Research and                     7,596,273    1,552,936                 9,149,209    2,372,531                      11,521,740
   development
  General, administrative
   and litigation                  2,558,596      830,584                 3,389,180    1,244,585                       4,633,765

  Other                              131,576                                131,576          ---                         131,576
                                 -----------                            -----------  -----------               -----------------
  Operating income (loss)         (8,405,037)  (1,063,099)               (9,468,136)   2,523,559                      (6,944,577)

Interest and dividend income,      1,536,544       18,117                 1,554,661      (66,251)                      1,488,410
 net
Other                                                                                    (20,783)                        (20,783)
Provision for income taxes               ---          ---                       ---      (45,000)  45,000/(3)/               ---
                                 -----------  -----------               -----------  -----------               -----------------
  Net income (loss)              $(6,868,493) $(1,044,982)              $(7,913,475) $ 2,391,525                (5,476,950)/(4)/
                                 ===========  ===========               ===========  ===========               =================

Net income (loss) per share           $(0.45)      $(0.19)                   $(0.49)       $0.24                    $(0.30)/(4)/
                                 ===========  ===========               ===========  ===========               =================
Shares used in computation of
 net loss per share               15,288,754    5,638,707                16,314,999   10,136,962                      18,314,999
                                 ===========  ===========               ===========  ===========               =================



        See notes to pro forma combined condensed financial statements.

           Notes to Pro Forma Combined Condensed Financial Statements
                                  (Unaudited)

(1) On October 21, 1997, the Company acquired all of the assets and liabilities of GenPharm in exchange for up to $62.7 million of the Company's Common Stock. Based on a Fair Market Value (as determined in accordance with the Merger Agreement) of the Company's Common Stock as of December 31, 1997 of $5.475 per share, the Company would issue 9,992,009 shares of its Common Stock for the non-contingent portion of the acquisition. The total cost of the acquisition is anticipated to be approximately $54.7 million, including tangible assets acquired of $27,407,316, liabilities assumed of $2,476,018 and estimated transaction costs and other costs, including facility consolidation and reductions in workforce of $2,435,000; excluding $7,500,000 of contingent purchase price (and offset by $400,000 of related contingent legal fees). On November 13, 1997, GenPharm notified Xenotech of the issuance of a European patent on the HuMAb Mouse technology which triggered a $7,500,000 payment from Xenotech which was previously considered a contingent payment. Such payment was received by GenPharm in December 1997, and, therefore, has been included as a pro forma adjustment to the September 30, 1997 pro forma combined condensed balance sheet. The contingent purchase price of $7,500,000 is based upon certain conditions related to the receipt by GenPharm of its first relevant patent in Japan and the related cash receipt of $7,500,000 from Xenotech. These pro forma financial statements exclude the impact of this $7,500,000 contingency.

    During the last quarter of 1997, the Company will record a charge to operations for the amount of in-process technology of approximately $29.4 million in connection with the Merger.

(2) The pro forma combined condensed balance sheet includes the adjustments necessary as if the acquisition had occurred on September 30, 1997 to reflect the preliminary allocation of the cost of the acquisition to the fair value of the net assets acquired, accrual of certain other acquisition-related liabilities and the issuance of the Company's Common Stock as discussed in Note 1 and the elimination of GenPharm's equity accounts.

          These adjustments are summarized as follows:

          (a) Record receivable of $7,500,000 from Xenotech related to the European patent on the HuMAb Mouse technology pursuant to the Cross-License Agreement and accrual of related legal fees of $400,000.

          (b) Elimination of GenPharm equity accounts:

              Preferred stock      $(39,837,292)
              Common stock             (296,129)
              Accumulated deficit   (22,302,123)

          (c) Accrual of certain acquisition related costs: $2,435,000

          (d) Charge to operations for in-process technology (as per an independent valuation): $29,387,625

          (e) Issuance of the Company's Common Stock and options as discussed in
              Note 1. The value of the shares has been computed based on a Fair Market Value of the Company's Common Stock as of December 31, 1997 of $5.475 per share. A value of $270,000 has been assigned to the Company's warrants and options. Based on the Fair Market Value of the Company's Common Stock as of December 31, 1997 of $5.475 per share, the Company would be required to issue 9,992,009 shares of its Common Stock to acquire all of the outstanding GenPharm Preferred Stock and GenPharm Common Stock. At the Effective Time, 2,000,000 shares of the Company's Common Stock were issued. On December 31, 1997, the Company issued an additional 1,250,000 shares of Common Stock. The remaining 6,742,009 shares of its Common Stock will be issued during 1998 or 1999. This calculation does not include any contingent payments of up to $7,500,000 based on certain conditions of a patent award to GenPharm and related cash received to be by GenPharm in connection therewith. Payment of the Purchase Price may, under certain circumstances, be in the form of cash or the Company's Common Stock at the option of the Company. The long-term liability has been discounted assuming a payment date of December 31, 1998.

               Common Stock                      $    32,500
               Capital in excess of par value    $18,031,250

               Long-term liabilities             $33,820,173

(3) The pro forma combined condensed statement of operations for the year ended December 31, 1996 includes all adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1996.

          The adjustments are summarized as follows:

          Elimination of certain GenPharm provision for income taxes of $45,000 for the year ended December 31, 1996.

(4) The pro forma combined condensed statement of operations for the year ended December 31, 1996 excludes write-off of acquired in-process technology of $29,387,625 and also excludes a one-time charge for the GenPharm Stock Bonus plan of $2,275,000.

(5) The pro forma combined condensed statement of operations for the nine months ended September 30, 1997 includes all adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1996.

          The adjustments are summarized as follows:

          Elimination of certain GenPharm provision for income taxes of $450,000 for the nine months ended September 30, 1997.

    The net income (loss) per share and the shares used in computing net loss per share for the year ended December 31, 1996 and the nine months ended September 30, 1997 are based upon the historical weighted average common shares and dilutive common share equivalents outstanding for the respective periods adjusted to reflect, as of January 1, 1996, the issuance of 3,250,000 shares of the Company's Common Stock as of December 31, 1997 as described in Note 2.

(6) Cross license settlement income of $22,500,000 and related litigation fees and expenses of $4,726,933 (included within General and Administrative expenses) are not expected to occur in the future and without this cross license settlement income and the related litigation fees and expenses the pro forma net loss for the nine months ended September 30, 1997 would have been $(18,907,112) or $(0.87) per share.

(7) On February 28, 1997 the Company completed its acquisition of HBI for 1,026,245 shares of the Company's Common Stock, options and warrants valued at approximately $550,000 and assumed certain liabilities in excess of assets acquired. The pro forma combined condensed statement of operations for the year ended December 31, 1996 includes all adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1996.

    The pro forma combined condensed statement of operations for the year ended December 31, 1996 excludes the write-off of acquired in-process technology of $10,750,465.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following selected financial data for the five years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from audited financial statements of the Company. The financial data for the nine months ended September 30, 1996 and 1997 are derived from unaudited financial statements. Such unaudited financial statements include all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of its financial condition and results of operations for such periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This selected financial data should be read in conjunction with the financial statements and the related notes thereto incorporated herein by reference.



                                                    Nine Months Ended
                                                      September 30,                    Year Ended December 31,
                                                   --------------------  ----------------------------------------------------
                                                     1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  --------
                                                       (unaudited)              (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Sales...........................................  $    161   $    210   $    255   $    312   $    378   $    406   $   365
 Contract and license revenues...................     1,788      1,551      1,626      1,467        200        ---       ---
                                                   --------   --------   --------   --------   --------   --------   -------
 Total revenues..................................  $  1,949   $  1,761   $  1,881   $  1,778   $    578   $    406   $   365
Costs and Expenses:
 Cost of sales...................................  $    116   $    100   $    132   $    123   $     91   $     82   $    66
 Research and development........................     8,995      5,560      7,596      6,442      5,905      3,798     2,531
 General and administrative......................     2,417      1,863      2,558      2,275      2,154      2,361     2,165
                                                   --------   --------   --------   --------   --------   --------   -------
 Acquisition of in-process
  technology/(1)/................................    10,750        ---        ---        ---        ---        ---       ---
                                                   --------   --------   --------   --------   --------   --------   -------
  Operating loss.................................  $(20,330)  $ (5,761)  $ (8,405)  $ (7,062)  $ (7,573)  $ (5,834)  $(4,396)
Interest and dividend income.....................     1,235      1,087      1,537        553        337        419       399
                                                   --------   --------   --------   --------   --------   --------   -------
Net loss.........................................  $(19,095)  $ (4,674)  $ (6,868)  $ (6,509)  $ (7,236)  $ (5,415)  $(3,997)
                                                   ========   ========   ========   ========   ========   ========   =======

Net loss per share/(2)/..........................    $(1.04)    $(0.32)    $(0.45)    $(0.69)    $(1.00)    $(0.86)   $(0.79)
Weighted average common shares outstanding/(2)/..
                                                     18,429     14,515     15,289      9,457      7,269      6,304     5,049

BALANCE SHEET DATA:
Cash, cash equivalents and
 marketable securities...........................  $ 21,131   $ 33,733   $ 31,463   $ 15,729   $  9,434   $  9,687   $15,938
Working capital..................................    20,485     33,480     31,259     14,549      8,017      8,330    15,918
Total assets.....................................    26,635     38,212     36,044     19,240     13,017     12,640    16,943
Long term obligations............................       118        116        110         40         60         78       ---
Accumulated deficit..............................   (50,586)   (29,297)   (31,491)   (24,623)   (18,113)   (10,877)   (5,462)
Total stockholders' equity.......................    24,155     36,872     34,648     17,375     11,097     10,943    16,603


---------------
(1) Represents charge to operations for in-process technology associated with the acquisition of HBI which was completed on February 28, 1997.
(2) Computed on the basis described for net loss per share in Note 2 to the Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

OVERVIEW

     The Company is primarily engaged in research and development. Through March, 1996, the Company was in the development stage. The Company has started receiving and expects to receive revenue from research and development agreements. As a result, the Company is no longer considered to be in the development stage. Included in accumulated deficit is $26,308,655 accumulated during the development stage.

     Through its recent acquisition of GenPharm, the Company has expanded its business to include the HuMAb Transgenic mouse technology providing the Company's partners with a "tool" for product development, the ability to create fully human monoclonal antibodies to a wide variety of target antigens in a relatively short time frame of three to six months. While no assurance can be given, the Company anticipates that it will enter into several new partnerships relating to the HuMAb mice during 1998 and expects to receive license fees, milestone payments and royalties from such partnerships. In addition, as part of the Merger the Company anticipates that it will receive approximately $32,581,250 in cash by the end of 1998 through a combination of the Third Party Payments and GenPharm cash and cash equivalents as of December 31, 1997. See "The Merger." While no assurance can be given, Management believes that the Company's acquisition of GenPharm and its expansion into the HuMAb business will provide the Company with significant additional sources of revenue.

RESULTS OF OPERATIONS

Nine Months ended September 30, 1996 and 1997

     Revenues for the nine month period ended September 30, 1997 increased by $187,000, a 11% increase from the nine month period ended September 30, 1996. The increase is principally due to $640,000 of revenue received from Santen Pharmaceuticals Co., Ltd. ("Santen"), $695,000 received from Centeon L.L.C., a Delaware limited liability company formed through a joint venture of Hoechst AG and Rhone-Poulenc Rorer, Inc. ("Centeon") and $187,000 in Small Business Innovation Research ("SBIR") grants. 1996 revenues include the collaborative agreement with Centeon which generated an upfront fee of $1.0 million, Centeon research funding of $75,000, as well as revenues of $476,000 received from Novartis, Inc. ("Novartis").

     Cost of sales increased $16,000 during the first nine months of 1997, a 16% increase form the comparable period in 1996. The increase reflects higher depreciation and supply expenses.

     Research and development expenses increased $3.4 million during the first nine months of 1997, a 62% increase from the first nine months of 1996. The increase is principally due to increased research cost as a result of the February 28, 1997 acquisition of HBI, higher personnel costs, clinical trial expenses and sponsored research at Medarex Europe.

     General and administrative expenses increased by $550,000 for the first nine months of 1997, a 30% increase from the first nine months of 1996. The increase is primarily attributable to increased administrative expenses as a result of the HBI acquisition and the Company's higher travel costs, professional fees and shareholder relation expenses.

     Acquisition of in-process technology charges of $10.8 million relates to the February 28, 1997 acquisition of HBI.

     Interest and dividend income increased by $149,000 for the first nine months of 1997, a 14% increase from the same period in 1996, reflecting higher average cash balances.

Years ended December 31, 1994, 1995 and 1996

     The Company's total revenues in 1994 were derived primarily from research reagent sales. Revenues for 1995 and 1996 were principally derived from contract and licensing activities. Total revenues in 1995 of $1,778,400 increased 208% over 1994 revenues, representing a $1,266,667 increase in contract and license revenues from collaborative arrangements with Merck KGaA of Darmstadt, Germany ("E. Merck") and Novartis offset, in part, by a $65,787 decrease in research reagent sales, attributable to lower sales volume. Total revenues in 1996 of $1,881,408, including contract and license revenues of $1,150,000 from Centeon and $476,191 from Novartis, increased 6% over 1995 revenues.

     The Company's cost of sales increased by $32,184 in 1995, a 35% increase from 1994 to 1995 and $8,155 in 1996, a 7% increase over 1995. These increases were principally due to increased rent and personnel costs in 1995 and an increase in freight expense in 1996.

     Research and development expenses increased by $537,116 in 1995, a 9% increase from 1994 to 1995. This increase was principally due to activity associated with human clinical trials resulting in higher personnel costs, clinical trial expenses, patent expenses and depreciation expenses. Research and development expenses increased $1,154,114 in 1996, a 18% increase from 1995 to 1996. The 1996 increase is principally due to activity associated with human clinical trials in the Company's two lead oncology bispecific products, MDX-210 and MDX-447. Research and development costs are expected to increase at an accelerated rate as the Company's products progress through the regulatory approval process.

     General and administrative expenses in 1995 increased by $120,699, a 6% increase from 1994, reflecting increased rent expense and personnel costs, partially offset by lower legal and consulting expenses. General and administrative expenses increased $283,704 in 1996, a 12% increase over 1995. In 1996, additional personnel costs and bank fees, partially offset by lower rent expense and consulting fees, contributed to this increase. These expenses are expected to increase significantly as the Company's products are developed and it expands its operations.

     Interest and dividend income in 1995 increased by $215,902, a 64% increase from 1994 reflecting an increase in the Company's average cash balance resulting from financing activities, its product development collaboration with Novartis and higher interest rates. Interest and dividend income increased by $983,782 in 1996, a 178% increase from the same period in 1995, reflecting a higher average cash balance, primarily as the result of proceeds received from the exercise of the Company's public Redeemable Warrants pursuant to a Warrant Reduction Offer (as defined herein) which was completed on May 15, 1996.

     The Company does not believe that inflation has had a material impact on its results of operations.

     In October 1995 the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Company has adopted the disclosure-only provisions of FASB 123 for stock based compensation to employees but applies Opinion 25 and related interpretations in accounting for its plans.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through private placements and public sales of its securities, contract and license revenues and research product sales. Through September 30, 1997, the Company raised $66,036,762 from sales of securities.

     The Company had $31,463,334 and $21,131,460 in cash, cash equivalents and marketable securities as of December 31, 1996, and September 30, 1997 respectively. Operating activities consumed $6,772,038, $6,233,272, $7,342,371 and $8,698, 124 of cash for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1997 respectively.

     Through December 31, 1996, the Company had invested $3,097,308 in property and equipment.

     The Company has incurred and will continue to incur significant costs in the area of research and development, including pre-clinical and clinical trials, as its products develop. Administrative costs are also expected to increase with the increase of administrative activities attributable to the HBI acquisition and the Merger and the creation of a marketing organization. The Company expects its operating losses to increase at an accelerated rate over the next several years as the Company expands its clinical trials and product development efforts.

     In connection with the merger of Essex Medical Products ("EMP") and Medarex, Medarex issued promissory notes to Essex Chemical Corporation ("Essex") in the principal amount of $100,000 and committed to pay 20% of the Company's net after-tax income until a total of $1,000,000 has been paid, contingent upon the occurrence of certain events. At the Company's option, this contingent obligation may be satisfied by the payment of shares of the Company's Common Stock having a fair market value equal to the amount owed, provided such shares are registered for sale with the Securities and Exchange Commission. Amounts up to $1,000,000 will be payable to Essex, based solely on the earnings of the Company, by March 31 of each year, to the extent of 20% of net after-tax earnings of the Company realized during the preceding fiscal year. On June 6, 1991, the Company repaid the $100,000 of notes, plus accrued interest to Essex.

     On July 1, 1994, the Company sold 1,000,000 shares of Common Stock in a public offering for $3.75 per share, and on July 15, 1994, the Company sold an additional 150,000 shares of Common Stock for $3.75 pursuant to the underwriter's exercise of its over-allotment option in the aforementioned public offering. The Company realized net proceeds in the public offering of approximately $3,200,000.

     Pursuant to a collaborative arrangement with E. Merck dated March 30, 1994, the Company received $3,150,000 on August 16, 1994, for the purchase of 450,000 shares of Common Stock at $7.00 per share in lieu of certain research and development funding. The purchase price represented a premium of approximately $1,000,000 over the then fair market value of the Company's Common Stock. This premium represents consideration paid for clinical trial and research activities performed by the Company and was amortized into income as the clinical trial and research activities were performed. At December 31, 1994, $200,000 was recognized as contract revenues and $800,000 was included in the balance sheet as deferred contract revenue and subsequently recognized as revenue in 1995.

     On October 10, 1994, the Company sold, through a private placement, 600,000 shares of Common Stock for $3.85 per share resulting in net proceeds to the Company of approximately $2,000,000.

     On May 17, 1995, the Company announced a collaborative arrangement with Novartis. Under the terms of the arrangement, on June 28, 1995, the Company sold 899,888 shares of Common Stock to Novartis at $4.445 per share, for an aggregate purchase price of $4,000,000. The purchase price represented a premium of approximately $1,140,000 over the then fair market value of the Company's Common Stock. This premium represents consideration paid for research activities performed by the Company and was amortized into income as the clinical trial and research activities were performed. As of December 31, 1995, $666,667 had been recognized as contract revenues and $476,191 was included in the balance sheet as deferred contract revenue and subsequently recognized as revenue in 1996.

     On November 8, 1995, the Company sold 2,190,000 shares of Common Stock in a placement to selected institutional investors for $5.00 per share. The Company realized net proceeds of approximately $9,650,000.

     On April 18, 1996, the Company commenced its offer to reduce temporarily the exercise price of each of its Redeemable Warrants from $6.17 to $5.55 per Redeemable Warrant (the "Warrant Reduction Offer"). Pursuant to the Warrant Reduction Offer, which was completed on May 15, 1996, the holders of 3,882,022 Redeemable Warrants (approximately 97% of the maximum number of Redeemable Warrants that could have been exercised) exercised their warrants to purchase approximately 4,534,202 shares of Common Stock, resulting in proceeds of $21,545,222 to the Company before deducting expenses incurred in connection with the offering. Including exercises prior and subsequent to the Warrant Reduction Offer, warrantholders purchased approximately 5,031,910 shares of Common Stock resulting in total gross proceeds to the Company of approximately $24,174,401 from the exercise of the Redeemable Warrants.

     On April 26, 1996, the Company announced that it had entered into a collaborative arrangement with Centeon to develop and market MDX-33. This collaboration provides for the joint development of MDX-33 by the Company and Centeon. Subject to the terms of the arrangement, the Company is primarily responsible for product development, clinical testing through Phase II trials and the manufacture of all product used in clinical trials. Centeon will be primarily responsible for the payment of all expenses associated with Phase I and Phase II clinical trials of MDX-33 to be conducted by the Company, up to a maximum of $20,000,000. If such trials are successfully completed, Centeon will be primarily responsible for Phase III clinical trials, regulatory approvals, product commercialization and the costs associated therewith. In addition, under the terms of the arrangement, Centeon paid to the Company an up-front fee of $1,000,000 which is included in contract and license revenue and will pay research and development funding of $900,000 over three years. Centeon may also provide the Company with up to $10,000,000 of additional funding upon the achievement of certain milestones.

     Under the terms of the arrangement, Centeon has an option (the "Centeon Option") to purchase shares of Common Stock of the Company in an amount equal to $2,000,000, at a premium over the market price for the Common Stock on the Nasdaq National Market for the three day period commencing one business day prior to the Company's public announcement that certain milestones have been achieved. If such milestones have been achieved and Centeon does not elect to exercise the Centeon Option, then Centeon will be required to pay $2,000,000 to the Company.

     On December 18, 1996, the Company signed a definitive merger agreement with HBI. Under the terms of the agreement, the Company acquired all of the outstanding stock of Houston in exchange for 1,026,245 shares of the Company's Common Stock. The transaction closed on February 28, 1997. It is anticipated that a significant portion of the purchase price will be written off as in-process technology. Houston's lead product, MDX-RA, is a monoclonal antibody conjugated to a toxin known as ricin. This product, which is in Phase II clinical trials, is used during primary cataract surgery to prevent the occurrence of secondary cataracts. In addition to MDX-RA, HBI is also developing other products including a product for the treatment of open-angle glaucoma. The glaucoma product and the other products in the HBI portfolio other than MDX-RA are in the preclinical or research and development stage.

     On May 6, 1997, the Company announced that it had entered into a definitive agreement to acquire GenPharm. The acquisition closed on October 21,1997. The Company agreed to pay GenPharm shareholders up to $62,725,000, subject to adjustment, in shares of the Company's Common Stock. As payment of $17,793,750 of the Purchase Price, the Company issued 3,250,000 shares of Common Stock to GenPharm's shareholders in 1997. At the end of 1998, the Company will issue Additional Shares to cover any remaining balance of the Purchase Price. The Purchase Price will be reduced if and to the extent that GenPharm's cash on hand at December 31, 1997 plus the Third Party Payments total less than $32,581,250 and under certain other circumstances. It is anticipated that a significant portion of the Purchase Price will be written off as in-process technology.

     As part of the acquisition, the Company expects to receive cash of approximately $32,581,250 by the end of 1998 through a combination of GenPharm's cash on hand and the certain patent license fees and related payments from third parties.

     In addition, in connection with the acquisition, the Company agreed to assume the obligations of GenPharm to pay a Stock Bonus to certain employees of GenPharm in an amount up to $2,275,000 payable in shares of the Company's Common Stock. On January 2, 1998, the Company issued 250,000 shares of its Common Stock as payment of $1,368,750 of the Stock Bonus.

     At December 31, 1996 the Company has federal tax net operating loss (NOL) carryforwards of approximately $31,840,000, approximately $370,000 of which is restricted due to an "ownership" change during 1989 under Section 382 of the Internal Revenue Code. Approximately $31,470,000 of the NOL is unrestricted and expires in 2004 ($394,000), 2006 ($863,000), 2007 ($3,985,000), 2008
($5,533,000), 2009 ($7,592,000), 2010 ($6,395,000) and 2011 ($6,708,000).  The
Company has not performed a detailed analysis to determine whether another ownership change under Section 382 occurred during 1996, but believes that such a change may have occurred during 1996. The result of an ownership change would be to restrict use of approximately $27,000,000 of the NOL carryforwards to an annual limitation of approximately $4,000,000. The Company believes that this restriction would allow substantially all of the carryforwards to be used before expiration. At December 31, 1996 the Company has provided a valuation reserve to fully offset the benefit of its net operating loss carryforwards. See Note 4.

     The Company has leased approximately 45,000 square feet of laboratory, clinical trial production and office space in a modern facility on a research campus in Annandale, New Jersey, that was developed by Exxon Research and Engineering Company as its corporate research headquarters. Management believes that this facility is well suited for clinical-grade production of Bispecific and monoclonal antibodies as it has in place most utilities required for clinical-grade production of such antibodies, including a production unit designed to meet cGMP standards. By leasing this facility and spending modestly to adapt it, management believes that the Company has preserved a considerable amount of capital that might otherwise have been used to build a biopharmaceutical production facility. The initial term of the lease is five years and three months with the option to renew for one additional five year period. The minimum annual lease commitment ranges between approximately $1,200,000 to $1,600,000, and the aggregate future minimum lease commitment over the remainder of the initial lease term is approximately $2,800,000.

     The Company is currently producing materials for its clinical trials in its existing facilities.

     The Company has obtained a bank letter of credit pursuant to the requirements of its lease. This letter of credit in the amount of $1,260,000, which expires on September 30, 1998, is fully cash collateralized.

     To date, the Company's sources of cash have been the proceeds from the sale of its securities through public and private placements, sales of it products for research purposes and technology transfer and license fees.

     The Company's current sources of liquidity are its cash, cash equivalents and marketable securities, interest and dividends earned on such cash, cash equivalents and marketable securities, sales of its products for research and contract and licensing revenues. Management believes that under existing operating plans its current sources of liquidity will be sufficient to meet anticipated cash requirements for at least the next 18 months.

     Upon exhaustion of its current cash reserves, the Company's continued operations will depend on its ability to raise additional funds through equity or debt financing and/or enter into licensing or joint development agreements, including collaborative research and development arrangements with large pharmaceutical companies pursuant to which certain costs associated with the regulatory approval process for certain of its products would be borne by the licensees or joint developers. There can be no assurance that these sales or financing activities will be successful.

                    SELECTED INFORMATION CONCERNING GENPHARM

GENERAL

     GenPharm is engaged in the application of transgenic animal technology to the development of human antibody products for therapeutic uses. Transgenic animals are animals into which new genetic material has been introduced at an early embryonic stage. GenPharm's strategy is to develop proprietary systems for the generation of human antibody products using transgenic animals.
GenPharm expects that, using its transgenic mice containing human antibody genes together with standard laboratory techniques, it will be able to generate human therapeutic monoclonal antibodies to various antigens, including human antigens.

     GenPharm believes that the complex biological process by which humans make antibodies can be functionally replicated by the immune system of suitably modified transgenic mice. GenPharm has identified a subset of human antibody genes and has combined these genes to form proprietary transgenes. These transgenes have been introduced into mice to develop several lines of proprietary transgenic mice. Separately, GenPharm has inactivated mouse antibody genes using proprietary gene targeting techniques. GenPharm has combined mice having these different genetic backgrounds by cross breeding and other techniques and has demonstrated that the resulting cross-bred, transgenic mice ("HUMAb-Mouse") and their offspring are capable of generating human sequence antibodies ("HUMAbs") to various antigens including human antigens. Analysis of these HuMab-Mouse strains indicates that the human genes in theses mice are expressed in a manner similar to their expression in humans.

     GenPharm believes that these HuMAbs will be less likely to cause allergic or similar reactions and will remain effective longer in patients than most monoclonal antibody products under development, which contain some mouse or animal protein. GenPharm is developing HuMAbs which it believes may be useful for treatment of certain autoimmune disorders such as rheumatoid arthritis and psoriasis, and for organ transplant rejection. GenPharm expects to file an IND application with the FDA for the first of its human monoclonal antibodies in 1998.

     In March 1997, GenPharm entered into the Cross-License Agreement with Cell Genesys, Abgenix, Xenotech and Japan Tobacco for human monoclonal antibody technology. Included in the Cross-License Agreement is a worldwide royalty-free cross license to all issued and related patent applications pertaining to the generation of fully human monoclonal antibodies in genetically modified strains of mice. The Cross-License Agreement settles all related litigations and claims between the parties, which began in February 1994, and provides for payments to GenPharm as follows:

     a) A note from Cell Genesys due September 30, 1998 for $15 million bearing interest at 7% per annum. The note is convertible into Cell Genesys common stock at $9.00 per share. This conversion price is subject to reset in twelve months;

     b) Two potential milestone payments of $7.5 million each. The payments are triggered by the issuance of certain patents to GenPharm in Europe and Japan, respectively. On November 13, 1997, GenPharm notified Xenotech of the issuance of the European patent and the first $7.5 million milestone payment was received by GenPharm from Xenotech in December 1997. The second payment can also be triggered following an issuance of certain patents in the United States. This payment is to be made by Xenotech; and

     c) Cash payments aggregating $7.5 million from Xenotech and Japan Tobacco to be made within 15 days of the execution of the Cross-License Agreement. These payments were received by GenPharm in April 1997.

     In February 1997, GenPharm entered into a Research and Commercialization Agreement (the "Centocor Agreement") with Centocor, Inc. ("Centocor"). The collaboration is focused on developing completely human antibodies to four unnamed antigens. The Centocor Agreement provides for research payments to be paid to GenPharm, as well as two equity investments totalling $4 million. In addition GenPharm will receive up to $4 million upon the exercise of Centocor's option for commercial rights to such antibodies together with up to a further $48 million upon the achievement of various clinical milestones with respect to these antibodies. In turn, Centocor will have worldwide marketing and manufacturing rights to any resulting antibodies for which they have exercised their option for commercial rights, subject to the payment of royalties to GenPharm.

     In September 1996, GenPharm and Genencor International, Inc. ("Genencor") entered into a joint program of research and development directed toward the development and generation of transgenic immunomodified mice suitable for use in studies of human allergenicity of non-therapeutic proteins or peptides. The terms of this agreement continue until December 31, 1997. Genencor pays for the direct and indirect costs of the program including all reasonable supplies and services. Genencor owns the intellectual property arising out of the program.

     GenPharm spun off its majority interest in its wholly-owned subsidiary Gene Pharming Europe B.V. ("Pharming") in April 1995 in order to facilitate the separate financing of Pharming. GenPharm contributed approximately $1.4 million of certain net assets related to the operations of Pharming after it had converted intercompany debt of approximately $21.3 million into equity in Pharming. During 1996, GenPharm and Pharming entered into a technology cross-license agreement. This agreement provided GenPharm with approximately $1.8 million and a license to certain Pharming patent rights concerning homologous recombination. In return Pharming received a sublicense to certain GenPharm patent rights for transgenic rabbits, goats, sheep and cattle.

     In January 1995, GenPharm entered into a collaboration with LeukoSite, Inc. ("LeukoSite") to produce human antibodies from Genpharm's HuMAb-Mouse against specified antigens (the "LeukoSite Agreement"). The term of the LeukoSite Agreement and the research program to be conducted thereunder (the "Research Program") were extended pursuant to certain amendments executed in 1996. Each party is responsible for their own costs of work to be performed and materials to be supplied under the Research Program. The companies will share worldwide commercial rights for human antibodies which result from the collaboration. The first human antibodies from the collaboration are in the pre-clinical phase.

          In May 1993, GenPharm entered into a collaborative agreement with Eisai Co., Ltd. ("Eisai"), a leading Japanese healthcare company, to fund the development and initial manufacturing of a human antibody product to a specific antigen (the "Eisai Agreement"). The Eisai Agreement and subsequent amendments provide for $12 million of research payments to GenPharm, as well as a further $18.5 million of milestone and other payments. To date, GenPharm has received research and milestone payments totalling $12.8 million. GenPharm expects to file an IND with the FDA in 1998 for the first of the HuMAb products developed through this collaboration. Eisai has exclusive marketing rights for Japan and for countries in Asia and Europe. GenPharm has retained marketing rights for North America and the remaining parts of the world. GenPharm will receive royalty payments on Eisai sales as well as payments for providing bulk product to Eisai.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GENPHARM

          The following selected financial data for the five years ended December 31, 1996, 1995, 1994, 1993 and 1992 are derived from audited financial statements of GenPharm. The financial data for the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements. Such unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which GenPharm considers necessary for a fair presentation of its financial condition and results of operations for such periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This selected financial data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                              Nine Months Ended
                                                September 30,                      Year Ended December 31,
                                            ----------------------  -----------------------------------------------------
                                             1997/(2)/     1996       1996       1995       1994       1993       1992
                                            -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (unaudited)                (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues                                    $    2,385   $  3,757   $  6,141   $  2,660   $  4,728   $  5,248   $    432
Expenses:
 Research and development                        1,769      1,483      2,373      3,794      7,281      6,438      3,594
 Marketing, general and administrative           1,071        512        634        984      1,879      1,756      2,357
 Litigation and restructuring                    4,727        512        611      5,728        880        ---        ---
                                            ----------   --------   --------   --------   --------   --------   --------
  Total operating expenses                       7,567      2,507      3,618     10,506     10,040      8,194      5,951
                                            ----------   --------   --------   --------   --------   --------   --------
Other income (expense), net                     23,143         24        (87)       768       (261)        (9)       537
Provision for income taxes                         450         20         45        ---        ---        ---        ---
                                            ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations        17,511      1,254      2,391     (7,078)    (5,573)    (2,955)    (4,982)
Discontinued operations/(1)/                       ---        ---        ---     (2,723)    (4,313)    (4,094)    (2,309)
                                            ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)                         $   17,511   $  1,254   $  2,391   $ (9,801)  $ (9,886)  $ (7,049)  $ (7,291)
                                            ==========   ========   ========   ========   ========   ========   ========
Per share data:
 Income (loss) from continuing
  operations                                     $1.68      $0.12      $0.24     $(6.40)    $(5.27)    $(2.89)    $(5.07)

 Loss from discontinued operations                 ---        ---        ---      (2.46)     (4.07)     (4.00)     (2.35)
                                            ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)                              $1.68      $0.12      $0.24     $(8.86)    $(9.34)    $(6.89)    $(7.42)
                                            ==========   ========   ========   ========   ========   ========   ========
Weighted average common shares
 and equivalents used in per share data         10,418     10,131     10,137      1,106      1,059      1,024        983
BALANCE SHEET DATA:
Cash and cash equivalents                   $    4,199   $  1,790   $  1,971   $    459   $  5,208   $  5,435   $  5,787
Total assets                                    19,907      2,560      2,363      1,427     14,284     16,711     21,640
Long term debt and capital lease
 obligations                                       ---        163        ---        354      1,466      3,355      4,244
Common Stock                                       296        239        241        227        876        863        814
Preferred Stock                                 39,838     39,838     39,838     39,838     37,913     30,095     27,802
Accumulated deficit                            (22,302)   (40,950)   (39,813)   (42,204)   (32,403)   (22,517)   (15,468)
Translation adjustment                             ---        ---        ---        ---        348        221        415
Shareholders equity                             17,832       (874)       266     (2,139)     6,734      8,662     13,563

----------------------------

(1) Results of Gene Pharming Europe B.V.
(2) Includes $22.5 million of other income which is comprised of a $15 million note from Cell Genesys, Inc. and an aggregate of $7.5 million received from Xenotech L.P. and Japan Tobacco Inc. per agreement of March 26, 1997 as well as associated accrued legal costs.

                      GENPHARM MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

          Since inception in December 1988, GenPharm's business involved primarily the application of transgenic animal technology to the development of human antibody products for therapeutic uses. Pharming, GenPharm's wholly owned subsidiary in the Netherlands from 1988 through April 1995, applied transgenic animal technology to the development of production systems for human protein products. Revenues primarily consisted of payments under research and collaborative agreements as well as government grants through 1995. In addition, the litigation settlement and technology sales and licenses have provided income after 1995.

          In 1994, a competitor filed a lawsuit against GenPharm alleging misappropriation of trade secrets. GenPharm denied these allegations, filed a cross complaint, and in 1996 commenced a civil action asserting violations of antitrust laws. In October 1996 and January 1997, GenPharm filed patent infringement suits against a wholly owned subsidiary of the competitor. The competitor voluntarily withdrew its lawsuit in January 1997 and the parties entered into the Cross-License Agreement on March 26, 1997. As a result of the litigation, GenPharm was unable to obtain financing adequate to sustain its various research projects. During 1995, GenPharm spun-off a majority interest in its wholly owned subsidiary, Pharming, sold its research animal model business, sold a majority of its operating equipment, furniture and leasehold improvements, reduced its work force, and relocated its continuing operations to smaller facilities.

          GenPharm was unprofitable through 1995. GenPharm achieved profitability for the year ended December 31, 1996 and the nine months ended September 30, 1997 from revenues resulting from numerous technology sales and cross license agreements in addition to payments under research agreements and the litigation settlement. As of December 31, 1996 and September 30, 1997, GenPharm's accumulated deficit was approximately $39.8 million and approximately $22.3 million, respectively. The difference of approximately $17.5 million is primarily a result of the Cross-License Agreement signed in March 1997 less associated legal fees and costs. Prior to its acquisition by the Company, GenPharm's principal sources of capital were private placements of preferred stock, long-term debt and capital leases, contract and license revenues and government grants. GenPharm's business as acquired by the Company is subject to substantial risks.

RESULTS OF OPERATIONS

Nine months ended September 30, 1996 and 1997
---------------------------------------------

          Revenues for the nine month period ended September 30, 1997 were approximately $2.4 million compared to approximately $3.8 million for the nine month period ended September 30, 1996. Revenue decreased approximately $1.4 million or 37%. The decrease is primarily due to revenue of approximately $1.3 million recognized in 1996 under an amendment to the Eisai collaboration agreement for achievement of milestones and for certain marketing rights in the technology developed under this agreement.

          Research and development expenses for the nine month period ended September 30, 1997 were approximately $1.8 million compared to approximately $1.5 million for the nine months ended September 30, 1996, an increase of approximately $286,000 or 19%. The increase is principally due to increase expenses associated with the research collaboration with Eisai and patent costs.

          General and administrative expenses for the nine month period ended September 30, 1997 were approximately $1 million and were approximately $512,000 for the nine month period ended September 30, 1996, an increase of approximately $559,000 or 109% primarily due to the payment of $306,000 in legal fees pertaining to a 1994 initial public offering attempt and professional fees and costs associated with the Merger.

          Litigation expenses for the nine month period ended September 30, 1997 were approximately $4.7 million as compared to $512,000 for the nine month period ended September 30, 1996. The increase of $4.2 million represents legal fees and cost reimbursements due to the legal counsel representing GenPharm in the Cell-Genesys litigation on a contingent fee basis.

          Settlement and cross-license revenue of $22.5 million for the nine month period ended September 30, 1997 relates to the Cross-License Agreement. The Cross-License Agreement provided a $7.5 million cash payment to GenPharm and the $15 million Convertible Note plus interest due September 1998.

          Interest income for the nine month period ended September 30, 1997 was $670,000 compared to $24,000 for the nine month period ended September 30, 1996, an increase of approximately $646,000. The increase is due to the increase in cash available during the period ending September 30, 1997 and interest received on the $15 million Convertible Note receivable due in September 1998.

          Interest expense for the nine month period ended September 30, 1997 was $27,000 as compared to $83,000 for the nine month period ended September 30, 1996, a decrease of $56,000 or 67% primarily due to a reduction in the amounts due on a bank loan and capitalized lease obligations.

Years ended December 31, 1994, 1995 and 1996
--------------------------------------------

          Revenues for the year ended December 31, 1996 were approximately $6.1 million compared to approximately $2.7 million for the year ended December 31, 1995, an increase of approximately $3.5 million or 131%. The increase resulted primarily from the signing of an amendment to the Eisai Agreement which provided approximately $1.3 million in additional payments for milestones and territory expansion, as well as a technology license agreement with Pharming which provided approximately $1.8 million. Additional contract and license revenue of $726,000 resulted from a technology license and joint research and access agreement with Genencor signed in 1996. Revenues decreased to approximately $2.7 million in 1995 from approximately $4.7 million in 1994. The decrease in revenue of $2.1 million, or 44%, from 1994 to 1995 resulted primarily from the discontinuation of certain grants from the National Institutes of Health and the National Institute of Standards and Technology in addition to the sale of the animal research model business in July 1995.

          Research and development expenses for the year ended December 31, 1996 decreased to approximately $2.4 million from approximately $3.8 million for the year ended December 31, 1995, a decrease of approximately $1.4 million or 37%. Research and development costs decreased to approximately $3.8 million in 1995 from $7.3 million in 1994, a decrease of $3.5 million or 48%. The decrease from 1994 through 1996 resulted primarily from the reduction in the research staff and elimination of certain research programs.

          Marketing, general and administrative expenses for the year ended December 31, 1996 were approximately $634,000 compared to approximately $984,000 for the year ended December 31, 1995, a decrease of approximately $350,000 or 36% due primarily to reduced facility costs. Marketing, general and administrative expenses in 1995 decreased by approximately $895,000 to approximately $984,000 for the year ended December 31, 1995, a 48% decrease from 1994. The decrease is due to a reduction in marketing and administrative staffing as a result of the sale of the animal model research business in mid 1995.

          Litigation fees and costs are associated with the complaint filed by a competitor against GenPharm in February 1994 and all subsequent actions. GenPharm incurred fees and costs of approximately $611,000 in 1996 as compared to $2.8 million in 1995 and $880,000 in 1994. The increase of approximately $2.0 million or 223% from 1994 to 1995 is due to the engagement of new lead counsel in May 1995 which included payment of a substantial deposit to the firm and certain costs. Professional fees and costs in excess of the deposit were payable on a contingent basis following the results of the litigation.

          The restructuring charge in the year ended December 31, 1995, resulted from GenPharm reducing its work force and selling a majority of its operating equipment, furniture and leasehold improvements.

          Interest income was approximately $46,000 in 1996, $84,000 in 1995 and $197,000 in 1994 representing a decrease of $113,000 or 57% from 1994 to 1995 and a decrease of $38,000 or 45% from 1995 to 1996. The decrease in interest income was due primarily to lower average cash and cash equivalent balances.

          Interest expense decreased by approximately $195,000 or 64% to approximately $112,000 for the year ended December 31, 1996 and decreased by approximately $151,000 or 33% to approximately $307,000 for the year ended December 31, 1995. The decreases are due to the reduction of a $4 million term loan obtained in December 1992 and refinanced in 1996 in addition to the early termination of capital lease finance agreements.

LIQUIDITY AND CAPITAL RESOURCES

          GenPharm financed its operations since inception primarily through private placements of preferred stock, long-term debt and capital leases, contract and license revenues and government grants. Through December 31, 1996, GenPharm had raised approximately $39.8 million from private placements of preferred stock.

          At September 30, 1997, GenPharm had approximately $4.2 million in cash and cash equivalents as compared to approximately $2.0 million at December 31, 1996 and approximately $459,000 at December 31, 1995. The increase in cash of approximately $2.2 million or 113% for the nine months ended September 30, 1997 primarily reflects cash payments of $7.5 million received by GenPharm under the Cross-License Agreement offset by $4.5 million of net cash used for payments of associated legal fees and costs and $663,000 of cash used for payments of debt and capital lease obligations. The net increase in cash of approximately $1.5 million or a 329% increase from December 31, 1995 to December 31, 1996 is primarily due to net income of $2.4 million partially offset by decreases in accrued liabilities.

          GenPharm received payments under collaborative agreements of $2.2 million for the nine months ended September 30, 1997, $2.9 million in the year ended December 31, 1996 and $2.0 million in the year ended December 31, 1995. Future research payments under these agreements will be determined pursuant to schedules set forth in the agreements. Such collaborative agreements are terminable upon specified notice without cause.

          The GenPharm business will incur significant costs related to ongoing product and manufacturing process research and development, pre-clinical and clinical trials, regulatory activities and augmentation of its organization as products develop.

          As of December 31, 1996, GenPharm had federal tax net operating loss
(NOL) carryforwards of approximately $21 million. GenPharm also has federal research and development tax credit carryforwards of approximately $500,000.
The net operating loss and credit carryforwards will expire at various dates beginning on 2004 through 2011 if not utilized. The income tax provision for the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997 are a result of using the net operating loss carryforwards as well as federal and state alternative minimum tax. The GenPharm Merger will result in GenPharm undergoing an ownership change, and will limit the Company's ability to utilize GenPharm's net operating loss and to deduct certain capitalized research and development costs.

          Prior to the Merger, GenPharm's sources of liquidity were its cash and cash equivalents, interest earned on such cash and contract and licensing revenues. The future capital requirements of GenPharm's business will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical and clinical trials, expenses incurred in prosecuting and enforcing patent claims or in interference proceedings relating to intellectual property rights, competing technological and market developments, the ability to maintain and establish additional product development arrangements, and the cost of commercialization activities and arrangements.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

          COMMON STOCK. The Company is authorized to issue 40,000,000 shares of the Company's Common Stock. As of the Record Date, there were [21,910,250] shares of the Company's Common Stock issued and outstanding and the Company had approximately 618 holders of record. The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

          VOTING. Each share of the Company's Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of the Company's Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company and holders of the remaining shares by themselves cannot elect any directors. The holders of the Company's Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidations, dissolution or winding up of the Company, holders of the Company's Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of the Company's Common Stock outstanding (including the shares of the Company's Common Stock to be issued in the Merger) are, or will be upon issuance, fully paid and non-assessable.

          PREFERRED STOCK. The Company's authorized preferred stock consist of 2,000,000 shares, par value $1.00 per share. There are currently no shares of preferred stock issued and outstanding. The Company's Charter grants the Board of Directors the authority to issue by resolution shares of preferred stock in one or more series and (i) to fix the number of shares constituting any such series, the voting powers, if any, designations, references, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable, (ii) whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable into securities of the Company, and (iii) the liquidation preferences, if any, of such series, without further vote or action by the shareholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to the Company's Charter or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any preferred stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

          CERTAIN SPECIAL CHARTER AND BY-LAW PROVISIONS. The Company's Charter and By-Laws as in effect on the date hereof contain certain provisions that may delay, defer or prevent a change in control of the Company. Specifically, the Board of Directors is classified. Directors are elected for three year terms with only one class of board members elected each year. In addition, the Company's By-Laws provide that special meetings of Shareholders may be called only by the President, the Chairman of the Board of Directors, the Board of Directors or by the holders of not less than 33% of the Company's capital stock entitled to vote at such meetings.

     Furthermore, the Company's Charter incorporates all of the provisions of the New Jersey Shareholders Protection Act (the "NJ Protection Act"), which provides that a resident New Jersey corporation such as the Company may not engage in certain Business Combinations with any Interested Shareholder, as such terms are defined therein, for a period of five years following the date (the "Acquisition Date") that such Interested Shareholder becomes the owner, directly or indirectly, of 10% or more of the voting power of the Company, unless (i) such transaction is approved by the Board of Directors prior to he Acquisition Date, or (ii) the holders of two-thirds (66 2/3%) of the voting stock of the Company, excluding the shares of the Interested Shareholder, approve such transaction. The NJ Protection Act also precludes the purchase by the Company (except as hereinafter noted) at a premium over market of any of its voting stock from an Interested Shareholder who has owned such securities for less than five years. Notwithstanding the foregoing, such a purchase would be permitted if (i) the same offer were made to all other holders of the same kind of securities, (ii) the transaction were approved by the holders 66 2/3% of the outstanding voting stock of the Company excluding the shares of any Interested Shareholder, or (iii) the Board of Directors of Medarex approved the transaction prior to such Interested Shareholder's Acquisition Date. The Company's Charter does not provide for any additional anti-takeover protection other than those set forth in the NJ Protection Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the Record Date, the ownership of the Company's Common Stock held by (i) each person who owns of record or who is known by the Company to own beneficially more than 5% of such Common Stock, (ii) each of the executive officers and directors of the Company, and (iii) all of the Company's officers and directors as a group. As of such date, the Company had [21,910,250] shares of Common Stock issued and outstanding. The number of shares and the percentage of class beneficially owned by the persons named in the table and by all executive officers and directors as a group is presented in accordance with Rule 13d-3 of the Exchange Act and includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon exercise of options and/or warrants within 60 days of the Record Date.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT
OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS          OWNERSHIP(1)      OWNED
----------------------------------------------       -----------------   ------
Dr. Donald L. Drakeman(2).........................        643,525          3.0%
Dr. Michael Fanger(3).............................        556,025          2.7%
Michael A. Appelbaum(4)...........................        251,850          1.2%
Charles R. Schaller(5)............................        206,925          1.0%
Dr. Yashwant M. Deo(6)............................        208,400          1.0%
Dr. Randell T. Curnow(7)..........................         40,000           *
Dr. Lisa Drakeman(8)..............................        187,811           *
Irwin Lerner(9)...................................         55,000           *
Mr. Julius A. Vida(10)............................         26,768           *
Dr. W. Leigh Thompson, Jr.(11)....................         50,000           *
Robert Iggulden(12)...............................         50,000           *
All officers and directors as a group
  (eleven persons)(13)                                  2,276,304         10.3%

---------------
(1) The persons named in the table above have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.

(2) Does not include 15,000 shares held by Dr. Donald L. Drakeman's wife, Dr. Lisa N. Drakeman, 47,750 shares issuable pursuant to immediately exercisable options held by Dr. Lisa N. Drakeman, or 15,536 shares of the Company's Common Stock held in trusts for the benefit of Cynthia and Amy Drakeman. Dr. Lisa N. Drakeman is the trustee of such trusts. Includes 519,000 shares issuable pursuant to immediately exercisable options.

(3) Includes 105,000 shares issuable pursuant to immediately exercisable options to purchase the Company's Common Stock and 80,000 shares held by Dr. Fanger's wife.

(4) Includes 250,000 shares issuable pursuant to immediately exercisable options.

(5) Includes 20,800 shares issuable pursuant to immediately exercisable options.

(6) Represents 208,400 shares issuable pursuant to immediately exercisable options.
(7) Represents 40,000 shares issuable pursuant to immediately exercisable options.

(8) Does not include 109,525 shares held by Dr. Donald L. Drakeman or 519,000 shares issuable pursuant to immediately exercisable options held by Dr. Donald L. Drakeman, Dr. Lisa N. Drakeman's husband. Dr. Lisa N. Drakeman disclaims beneficial ownership of such shares. Includes 15,536 shares of the Company's Common Stock held in trust for the benefit of Cynthia and Amy Drakeman, Dr. Drakeman's minor children. Dr. Lisa N. Drakeman is the trustee of such trusts. Includes 47,750 shares issuable pursuant to immediately exercisable options.

(9) Includes 50,000 shares issuable pursuant to immediately exercisable options.

(10) Includes 21,000 shares issuable pursuant to immediately exercisable options. Also, includes 103 shares held by Dr. Vida's son and 1,165 shares held by Dr. Vida's wife.

(11) Represents 50,000 shares issuable pursuant to immediately exercisable options.
(12) Represents 50,000 shares issuable pursuant to immediately exercisable options.

(13) Includes 1,441,950 shares issuable pursuant to immediately exercisable options.

*    Less than 1%.

                           INCORPORATION BY REFERENCE

    This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. Documents relating to the Company are available upon request from Medarex, Inc., 1545 Route 22 East, Annandale, New Jersey 08801, Attention: Michael A. Appelbaum, telephone (908) 713-6001. To ensure timely delivery of the documents, any such request should be made by December 23, 1997. Copies of documents that are requested will be sent by first-class mail, postage paid.

    The Company hereby undertakes to provide without charge to any beneficial owner of Common Stock to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the persons indicated in the immediately preceding paragraph.

    The following the Company documents filed with the Commission (File No. 0-19312) are incorporated by reference herein:

   (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

   (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

   (iii) the Company's Current Report on Form 8-K filed on May 12, 1997;

   (iv)  the Company's Current Report on Form 8-K filed on June 17, 1997;

   (v) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;

   (vi) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997;

   (vii) the portions of the Proxy Statement for the Annual Meeting of Shareholders held on May 15, 1997 that have been incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

   (viii) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Effective Time.

                                 OTHER MATTERS

GENERAL

   The Board of Directors of the Company knows of no other matters to come before the Special Meeting, other than that which is set forth herein and in the accompanying Notice of Special Meeting. However, if any other matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

EXPENSES OF SOLICITATION

   The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now, by facsimile accompany or may hereafter supplement it. The solicitation will be made in person, by telephone and by mail. The Company will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material.

   The Company has retained the services of Georgeson & Company Inc. to solicit proxies on behalf of the Company. Services to be performed under the agreement will include consultation with respect to planning and organizing the Special Meeting, search and distribution of materials, and solicitation of proxies from brokers, banks, nominees and other institutional holders. The fee for this solicitation services is $7,500 and will be paid by the Company, as well as reimbursement of out-of-pocket expenses.

   Further, certain directors, officers and employees of the Company, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph or personal interview.

INDEPENDENT AUDITORS

   The firm of Ernst & Young LLP acted as the independent auditors for the Company and GenPharm for the fiscal year ended December 31, 1996.
Representatives of Ernst & Young LLP are expected to be present at the Special Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                   By Order of the Board of Directors


                                           Michael A. Appelbaum
                          Executive Vice President - Finance and Administration,
                             Chief Financial Officer, Secretary and Treasurer

Annandale, New Jersey
January __, 1998

                          GENPHARM INTERNATIONAL, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                       PAGE

Report of Ernst & Young LLP, Independent Auditors                      F-2

Balance Sheets                                                         F-3

Consolidated Statements of Operations                                  F-4

Consolidated Statement of Shareholders' Equity                         F-5

Consolidated Statements of Cash Flows                                  F-6

Notes to Consolidated Financial Statements                             F-7


               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors
GenPharm International, Inc.

          We have audited the accompanying balance sheets of GenPharm International, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 7, 1997, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 12, has entered into a settlement and cross-license which resolved the litigation described in Note 4 and resulted in a settlement of at least $22.5 million to the Company. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenPharm International, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                                  Ernst & Young LLP

Palo Alto, California
March 7, 1997
except for Note 12, as to which the date is March 26, 1997

                          GENPHARM INTERNATIONAL, INC.
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                          DECEMBER 31,
                                                                      -------------------     SEPTEMBER 30,
                                                                        1995       1996          1997
                                                                      --------   --------    -------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents                                            $    459   $  1,971        $  4,199
 Interest receivable                                                         -          -             500
 Prepaid expenses and other current assets                                 178        192              68
 Note receivable (Note 12)                                                   -          -          15,000
                                                                      --------   --------        --------
Total current assets                                                       637      2,163          19,767

Property and equipment, net                                                249        200             140
Investment in Pharming B.V.                                                 60          -               -
Patents                                                                    481          -               -
                                                                      --------   --------        --------
                                                                      $  1,427   $  2,363        $ 19,907
                                                                      ========   ========        ========


LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL
 DEFICIENCY)
Current liabilities:
 Accounts payable                                                     $    198   $    277        $    684
 Accrued liabilities                                                       179         75             104
 Accrued litigation fees and costs                                       1,698        595             800
 Deferred revenue and advance payment                                      752        487             487
 Current portion of long-term debt                                         327        654               -
 Capital lease obligations                                                  58          9               -
                                                                      --------   --------        --------
Total current liabilities                                                3,212      2,097           2,075

Long-term debt                                                             354          -               -

Commitments and contingencies

Shareholders' equity (net capital deficiency):
 Preferred stock, no par value; 33,691,116 shares
  authorized, issuable in series; 14,433,568 convertible
  shares issued and outstanding at December 31, 1995
  and 1996 and September 30, 1997, aggregate
  liquidation preference is $40,379                                     39,838     39,838          39,838




 Common stock, no par value; 32,000,000 shares
  authorized, 1,304,933, 1,360,083 and 1,944,062
  shares issued and outstanding at December 31, 1995
  and 1996 and September 30, 1997, respectively                            227        241             296



 Accumulated deficit                                                   (42,204)   (39,813)        (22,302)
                                                                      --------   --------        --------
Total shareholders' equity (net capital deficiency)                     (2,139)       266          17,832
                                                                      --------   --------        --------
                                                                      $  1,427   $  2,363        $ 19,907
                                                                      ========   ========        ========

                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                         NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                           1994       1995       1996      1996      1997
                                                          -------    -------   -------   -------   -------
                                                                                            (UNAUDITED)
Technology license fees, contract and grant
 revenues (includes related party revenues
 of $1,806 in the year ended December                     $ 4,728    $ 2,660   $ 6,141   $ 3,757   $ 2,385
 31, 1996)



Operating expenses:
 Research and development                                   7,281      3,794     2,373     1,483     1,769
 Marketing, general and administrative                      1,879        984       634       512     1,071
 Litigation fees and costs                                    880      2,838       611       512     4,727
 Restructuring charge                                           -      2,890         -         -         -
                                                          -------    -------   -------   -------   -------
Total operating expenses                                   10,040     10,506     3,618     2,507     7,567
                                                          -------    -------   -------   -------   -------

Income (loss) from operations                              (5,312)    (7,846)    2,523     1,250    (5,182)

Other income (expense):
 Settlement and cross-license (Note 12)                         -          -         -         -    22,500
 Gain from sale of animal model business                        -        991         -         -         -
 Interest income                                              197         84        46        24       670
 Interest expense                                            (458)      (307)     (112)      (83)      (27)
 Other income (expense), net                                    -          -       (21)       83         -
                                                          -------    -------   -------   -------   -------
Total other income (expense), net                            (261)       768       (87)       24    23,143
                                                          -------    -------   -------   -------   -------

Income (loss) before income taxes                          (5,573)    (7,078)    2,436     1,274    17,961
Provision for income taxes                                      -          -        45        20       450
                                                          -------    -------   -------   -------   -------
Income (loss) from continuing operations                   (5,573)    (7,078)    2,391     1,254    17,511
         Discontinued operations - loss from
          operations of Pharming B.V.                      (4,313)    (2,723)        -         -         -


                                                          -------    -------   -------   -------   -------
Net income (loss)                                         $(9,886)   $(9,801)  $ 2,391   $ 1,254   $17,511
                                                          =======    =======   =======   =======   =======

Income (loss) from continuing operations per
 share                                                    $ (5.27)   $ (6.40)    $0.24     $0.12     $1.68
Loss from discontinued operations per share                 (4.07)     (2.46)        -         -         -
                                                          -------    -------   -------   -------   -------
Net income (loss) per share                               $ (9.34)   $ (8.86)    $0.24     $0.12     $1.68
                                                          =======    =======   =======   =======   =======
Shares used in the calculation of net income
 (loss) per share                                           1,059      1,106    10,137    10,131    10,418
                                                          =======    =======   =======   =======   =======



                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                                                 TOTAL
                                                                                                             SHAREHOLDERS'
                                               PREFERRED STOCK   COMMON STOCK                   CUMULATIVE    EQUITY  (NET
                                             -----------------  --------------   ACCUMULATED   TRANSLATION      CAPITAL
                                               SHARES  AMOUNT   SHARES  AMOUNT     DEFICIT      ADJUSTMENT    DEFICIENCY)
                                             -----------------  --------------   ------------   ----------   -------------

Balance at December 31, 1993                   13,010  $30,095   1,051   $ 863      $(22,517)        $ 221         $ 8,662
 Issuance of common stock for cash                  -        -      15      13             -             -              13
 Issuance of Series C convertible
  preferred stock                                   5        9       -       -             -             -               9

 Issuance of Series H convertible
  preferred stock, net of issuance costs of     1,144    7,809       -       -             -             -           7,809
  $197

 Net loss                                           -        -       -       -        (9,886)            -          (9,886)
 Accumulated translation adjustment                 -        -       -       -             -           127             127
                                               ---------------   -------------      --------         -----         -------
Balance at December 31, 1994                   14,159   37,913   1,066     876       (32,403)          348           6,734
 Issuance of common stock for cash                  -              239      68             -             -              68
 Issuance of Series I convertible preferred
  stock                                           275    1,925       -       -             -             -           1,925

 Accumulated translation adjustment                 -        -       -       -             -           302             302
 Distribution of Pharming B.V. stock to
  shareholders                                      -        -       -    (717)            -          (650)         (1,367)

 Net loss                                           -        -       -       -        (9,801)            -          (9,801)
                                               ---------------   -------------      --------         -----         -------
Balance at December 31, 1995                   14,434   39,838   1,305     227       (42,204)            -          (2,139)
 Issuance of common stock for cash                  -        -      55      14             -             -              14
 Net income                                         -        -       -       -         2,391             -           2,391
                                               ---------------   -------------      --------         -----         -------
Balance at December 31, 1996                   14,434   39,838   1,360     241       (39,813)            -             266
 Issuance of common stock for cash
  (unaudited)                                       -        -     584      55             -             -              55

 Net income (unaudited)                             -        -       -       -        17,511             -          17,511
                                               ---------------   -------------      --------         -----         -------
Balance at September 30, 1997 (unaudited)      14,434  $39,838   1,944   $ 296      $(22,302)        $   -          $17,832
                                               ===============   =============      ========         =====         =======




                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    NINE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                     1994       1995       1996      1996      1997
                                                                    -------    -------   -------    ------   --------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)                                                   $(9,886)   $(9,801)  $ 2,391    $1,254   $ 17,511
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization                                          867        867       566       231         70
 Accrued rent expense                                                   204          -         -         -          -
 Restructuring charge - noncash portion                                   -      2,575         -         -          -
 Gain on sale of animal model business                                    -       (991)        -         -          -
 Loss on transfer of investment in Pharming B.V.                          -          -        60         -          -
Change in interest receivable and other current
 assets                                                                  21        262       (14)      (23)      (376)

 Change in note receivable                                                -          -         -         -    (15,000)
 Change in accounts payable                                             168       (608)       79        82        407
 Change in deferred revenue and advance payment                        (195)       264      (265)      597          -
 Change in accrued liabilities and other                                201      2,005    (1,207)     (911)       234
 Cash provided by discontinued operations - noncash
  charges and working capital changes                                   314        460         -         -          -
                                                                    -------    -------   -------    ------   --------
         Net cash provided by (used in) operating activities         (8,306)    (4,967)    1,610     1,230      2,846
                                                                    -------    -------   -------    ------   --------

INVESTING ACTIVITIES
Proceeds from sale of short-term investments                          3,045          -         -         -          -
Net purchases of other assets                                             3       (228)        -         -          -
Purchases of property and equipment                                    (877)        (7)      (47)       (9)       (10)
Proceeds from sale of animal model business                               -      1,067         -         -          -
Proceeds from sale of property and equipment                              -        974        11         -          -
Cash used in discontinued operations - purchases of
 property, equipment and other assets                                (1,096)      (869)        -         -          -
                                                                    -------    -------   -------    ------   --------
         Cash flows provided by (used in) investing activities        1,075        937       (36)       (9)       (10)
                                                                    -------    -------   -------    ------   --------

FINANCING ACTIVITIES
Proceeds from capital equipment financing                               496         81        50        50          -
Principal payments and cancellation fees paid on debt
 and capital lease obligations                                       (1,615)    (3,143)     (426)     (251)      (663)
Proceeds from additional borrowings                                     450          -       300       300          -
Proceeds form issuances of common stock                                  13         68        14        11         55
Net proceeds from issuances of convertible preferred
 stock                                                                7,818      1,925         -         -          -

Distribution of Pharming B.V. - cash and cash
 equivalents                                                              -     (2,049)        -         -          -
Cash provided by discontinued operations - net
 proceeds from debt                                                    (158)     2,399         -         -          -
                                                                    -------    -------   -------    ------   --------
Cash flows provided by (used in) financing activities                 7,004       (719)      (62)      110       (608)
                                                                    -------    -------   -------    ------   --------

Net increase (decrease) in cash and cash equivalents                   (227)    (4,749)    1,512     1,331      2,228
Cash and cash equivalents at beginning of period                      5,435      5,208       459       459      1,971
Cash and cash equivalents at end of period                          $ 5,208    $   459   $ 1,971    $1,790   $  4,199
                                                                    =======    =======   =======    ======   ========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest                                              $   610    $   307   $   112    $   83   $     27
Cash paid for income taxes                                          $          $         $    25    $        $    426
                                                                    =======    =======   =======    ======   ========



                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

  GenPharm International, Inc. (the "Company" or "GenPharm") was incorporated in the State of California on December 20, 1988 to develop and commercialize human healthcare products from transgenic animals. As further discussed in Notes 2 and 3, during 1995, the Company spun off the majority interest in its wholly owned subsidiary Pharming B.V. ("Pharming"), formerly named Gene Pharming Europe B.V. ("spin off") and restructured its domestic operations. Following the restructuring, the Company has been focused on developing and commercializing human monoclonal antibodies from genetically-modified mice.

  BASIS OF PRESENTATION

  As more fully described at Note 2, Pharming was spun off in April 1995. Accordingly, the financial statements for the three years in the period ended December 31, 1996 reflect the consolidated operations of the Company and its wholly owned subsidiary Pharming, through April 28, 1995. Intercompany transactions have been eliminated.

  The financial statements at September 30, 1997 and for the nine months ended September 30, y 1996 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.

  Certain prior year amounts have been reclassified to conform to the current year presentation.

  CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company invests its excess cash primarily in deposits with banks and a money market fund. The Company has not experienced losses on its cash equivalents.

                          GENPHARM INTERNATIONAL, INC.

  1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  DEPRECIATION AND AMORTIZATION

  Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of two to five years. Equipment under capital leases is amortized over the same period.

  PATENT COSTS

  Prior to 1996, costs incurred in filing for patent applications were capitalized as incurred and amortized over their estimated useful lives of five years. Capitalized patent costs and related accumulated amortization were $935,000 and $454,000, respectively, at December 31, 1995. These patent applications relate to the Company's technology for developing human monoclonal antibodies from genetically-modified mice. In 1996, due to the uncertainty of the future economic benefit of these technologies, the estimated useful lives of these patents were revised and the remaining unamortized balance at December 31, 1995 was expensed.

  RECOGNITION AND SOURCES OF REVENUE

  Revenue under research and development agreements is recognized as the research and development expenses under such agreements are incurred. Amounts received in advance of the services to be performed are recorded as deferred revenue. Milestone payments received under research and development agreements are recognized on receipt following the achievement of agreement specifications.

  The Company has entered into license agreements with various companies to enable these companies to make, use and sell certain inventions developed by the Company. Fees paid under such agreements are recognized when earned based upon the performance requirements of the agreements.

  The Company has received government grants which support the Company's research effort on specific research projects. These grants generally provide for reimbursement based on the performance requirements of the grants. The reimbursement is of all or a portion of approved costs incurred as defined in the various agreements. Government grant revenues are recognized either as the costs are approved or as the costs are incurred, depending upon the terms of the grant. For the years ended December 31, 1994, 1995 and 1996, grant-related revenues which were all derived from continuing operations were approximately $2,387,000, $374,000 and $30,000, respectively.

                          GENPHARM INTERNATIONAL, INC.

  1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  RECOGNITION AND SOURCES OF REVENUE (CONTINUED)

  One party funding research contributed 52%, 73% and 52% of the Company's total revenues from continuing operations in the years ended December 31, 1994, 1995 and 1996, respectively. This party will continue to provide funding through 1997.

  FOREIGN CURRENCY TRANSLATION

  Revenues and expenses of Pharming (a Netherlands company) for the period from January 1, 1994 to April 28, 1995 (the date of the spin off) have been translated at average exchange rates. Foreign currency exchange gains or losses were not material.

  NET INCOME (LOSS) PER SHARE

  Net income (loss) per share has been computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding during the period. Common equivalent shares resulting from stock options, convertible preferred stock and warrants are included in the calculation when their effect is dilutive and excluded from the computation when their effect is antidilutive.

  STOCK-BASED COMPENSATION

  The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and the related interpretations in accounting for its employee stock awards because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options and stock purchase rights equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized on the granting of employee stock awards.

                          GENPHARM INTERNATIONAL, INC.

  1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  401(k) PLAN CONTRIBUTIONS

  The Company has a 401(k) plan under which the Company may make employer contributions at the discretion of the board of directors, but no such contributions are required. The board of directors also has discretion in determining the amount of any employer contribution. To date, no employer contributions have been made.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  2. SPIN OFF OF PHARMING B.V.

  On April 25, 1995, the board of directors of the Company approved the spin off of Pharming to facilitate the separate financing of Pharming. The Company contributed approximately $1,367,000 of certain net assets related to the operations of Pharming ($2,049,000 in cash and cash equivalents less net liabilities of $682,000). As a consequence of this transaction, the Company no longer owns a controlling interest in Pharming and the results of operations for the three years in the period ended December 31, 1996 include the Pharming operations for the sixteen months ended April 28, 1995, the effective date of the spin off.

                          GENPHARM INTERNATIONAL, INC.

  2. SPIN OFF OF PHARMING B.V. (CONTINUED)

  Prior to the spin off, the Company converted its intercompany debt from Pharming, of approximately $21,300,000, into equity in Pharming. Also, Pharming completed a recapitalization that resulted in the creation of Class A and B shares and an increase in the authorized capital stock of Pharming. In the spin off, the Company, which owned 100% of Pharming prior to the spin off, transferred all but 25,000 shares of its Class A holdings in Pharming and all of its Class B holdings to two trusts which were created for the benefit of the Company's shareholders and the holders of vested options and outstanding warrants, subject to any valid claims by creditors of the Company not satisfied by the Company. Investors in the Company's common and preferred stock other than Series I preferred, received one share of Pharming Class A stock for every 35.8 shares of the Company's stock held. Investors in the Series I preferred stock received one share of Pharming Class B stock for every 17.1 shares of GPI Series I preferred stock held. Vested option holders and holders of outstanding warrants received rights to one share of Pharming Class A stock for vested options or outstanding warrants relating to every
  35.8 shares of the Company's stock. Upon exercise of the options or warrants, the holders receive the Pharming Class A shares, in addition to the required number of shares of the Company. In the event that some options and warrants remain unexercised at expiration, the unexercised options and warrants are canceled and the Pharming Class A shares relating to them revert to the Company.

  The results of operations for Pharming through April 28, 1995 have been presented separately as discontinued operations. Pharming recorded revenue of $2,419,000 in the year to December 31, 1994 and no revenue in the period from January 1, 1995 to April 28, 1995.

  At December 31, 1995, the Company continued to own 25,000 Class A shares of Pharming (out of a total outstanding of 300,360 Class A shares and 120,410 Class B shares). These shares were transferred to Pharming in 1996. Pharming remains a privately held company.

  During 1996, the Company and Pharming entered into a technology cross-license agreement. This agreement provides GenPharm a payment of approximately $1,806,000 and a license to certain Pharming patent rights for use in the field of human immunogolobulins in transgenic mice. In exchange, Pharming received a license to certain GenPharm patents and licensed technology for use in the field of production of human immunogolobulin products in the milk of certain transgenic animals.

                          GENPHARM INTERNATIONAL, INC.

  2. SPIN OFF OF PHARMING B.V. (CONTINUED)

  In a separate transaction, the Company transferred to Pharming, for no consideration, the 25,000 shares of Pharming Class A stock which it held as a result of the 1995 spin off transaction together with an additional 1,920 shares which will revert to the Company upon the expiration of unexercised options in one of the aforementioned trusts. The Company recognized a loss of $60,000 on the transfer of these shares.

   3. RESTRUCTURING CHARGE AND GAIN FROM SALE OF BUSINESS

  The Company recorded a charge of $2,890,000 in 1995 in connection with a restructuring of its domestic business. Under this restructuring, the Company reduced its domestic employment level across all functional areas from 59 to 12 people and incurred and paid termination and severance pay costs of $348,000 associated with this reduction in force. The Company sold off the majority of its operating equipment and machinery, its office furniture and fixtures and its leasehold improvements for $974,000 cash proceeds, and terminated its property and capital equipment leases, which resulted in a combined aggregate loss of $2,542,000.

  Also during 1995, the Company sold its United States animal model business for $1,067,000 which resulted in a gain of $991,000. The Company continues to seek potential buyers for other of its proprietary technologies. The Company believes that it has reduced its operations to a level which can be sustained at least through 1997.

  4. LITIGATION

  On February 1, 1994, Cell Genesys, Inc. ("Cell Genesys"), a competitor, filed a complaint against the Company in the Superior Court of the State of California. In the complaint, Cell Genesys alleged misappropriation of certain trade secrets. The Company denied these allegations. The Company filed a cross claim in March 1994 against Cell Genesys asserting that Cell Genesys' actions were improper. The cross-claim was voluntarily dismissed by GenPharm in September 1996. On January 13, 1997, Cell Genesys voluntarily dismissed its complaint against the Company.

  On February 6, 1996, the Company commenced a civil action in the United States District Court for the Northern District of California against Japan Tobacco Inc. and Cell Genesys, Inc. asserting violation of antitrust laws. That action was dismissed without prejudice in December 1996 and was appealed in January 1997. In October 1996 and January 1997, the Company filed patent infringement suits against Abgenix, Inc., a wholly owned

                          GENPHARM INTERNATIONAL, INC.

  4. LITIGATION (CONTINUED)

  subsidiary of Cell Genesys. These suits were filed on the basis of patents issued to GenPharm during 1996 and in January 1997. (See Note 12).

  During 1994, 1995 and 1996, the Company incurred $880,000, $2,838,000 and
  $611,000, respectively, of legal fees and costs associated with these cases. In addition, the Company had agreed to pay a substantial contingent fee, dependent upon the results of the litigation. On February 2, 1997, the Company and its present counsel amended the terms of the professional services agreement to, among other things, provide legal services for the patent litigation suits, continue the antitrust litigation, confirm additional payments made in 1996 as compensation because of the postponement of the trial and to define some of the fees to be paid in the case of a settlement of any or all of the complaints. At December 31, 1995 and 1996, $1,698,000 and $595,000, respectively, in fees and costs were payable by the Company. (See
  Note 12).

  5. RESEARCH AND DEVELOPMENT AGREEMENTS

  In 1993, the Company entered into a collaboration agreement with Eisai Company Ltd. to fund the development and initial manufacturing of a specific human antibody product. This agreement has been subsequently amended to provide for further research and development funding through December 31, 1997. Revenue recognized under this research agreement as amended was $1,950,000, $1,950,000 and $2,669,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Research and development costs incurred under this agreement, to date, have approximated revenues. Also in 1996, the Company received proceeds of $500,000 for certain marketing rights in the technology developed under this collaboration agreement.

  In February 1997, the Company entered into a Research and Commercialization Agreement with Centocor, Inc. ("Centocor"). This agreement provides Centocor with a research license in return for annual license fees. Further, Centocor is granted an option to obtain exclusive worldwide marketing and manufacturing rights to any antibodies which are developed under the terms of the agreement contingent upon Centocor making equity investments in GenPharm. Upon exercise of the option, the agreement provides for benchmark payments on the achievement of certain milestones and royalty payments on product sales.

                          GENPHARM INTERNATIONAL, INC.

  6. FINANCIAL INSTRUMENTS

  CASH EQUIVALENTS

  At December 31, 1993, the Company held certain short-term investments, primarily corporate securities with maturities in excess of three months from the purchase date, which were sold in 1994 without significant gain or loss.

  Cash equivalents at December 31, 1995 include repurchase agreements and U.S. Corporate notes of $25,000 and $450,000, respectively.

  At December 31, 1996, cash equivalents of $1,914,000 represented money market funds. The money market fund invests primarily in U.S. government obligations and short-term repurchase agreements and generally seeks to maintain a constant $1.00 per share net asset value.

  These items are carried at cost which equals or closely approximates market (redemption value).

  NOTE PAYABLE TO BANK

  At December 31, 1995 and 1996, the Company has a note payable to a bank that was used to finance certain leasehold improvements and equipment purchases related to the Company's expansion into a 53,000 square foot research and administrative facility in the United States. The interest rate is prime plus percentage points. This loan was refinanced in 1996.

  Under the terms of the March 1996 renegotiated agreement, the loan is to be completely paid off on or before December 31, 1997. (See Note 13). Interest is at prime plus 3% and is payable monthly based on the average outstanding loan balance for the month. As a condition of the refinancing, the Company issued warrants to purchase 100,000 shares of its common stock at $0.05 per share. The warrants expire on February 28, 2000. The loan is secured by all the tangible and intangible assets owned by the Company, together with a claim over the Pharming shares distributed into trust for the Company's shareholders at the date of the spin off.

                          GENPHARM INTERNATIONAL, INC.

  7. PROPERTY AND EQUIPMENT

  Property and equipment at cost, consists of the following at December 31 (in thousands):

                                                       1995   1996
                                                     --------------

                  Laboratory equipment                 $ 440  $ 469
                  Office and computer equipment          126    123
                                                     --------------
                                                         566    592
                  Less accumulated depreciation and
                   amortization                          317    392
                                                     --------------
                  Net property and equipment           $ 249  $ 200
                                                     ==============

  Laboratory, office and computer equipment include approximately $436,000 and $486,000 recorded under capital leases at December 31, 1995 and 1996, respectively. The related accumulated amortization totaled approximately $245,000 and $305,000 at December 31, 1995 and 1996, respectively.

  8. LEASES

  During 1995, the Company paid off its then existing equipment lease line from the proceeds of the sale of the majority of its machinery and equipment. The Company pledged its remaining laboratory equipment as collateral for a capital lease of $81,000. This lease required monthly payments commencing in October 1995 and terminated in October 1996. The Company deemed outstanding warrants for 2,548 shares previously issued to the lessor to be fully paid and exercised as part of the continuing lease accommodation. In March 1996, the Company entered into a similar capital lease agreement for an additional $50,000, which required monthly payment through March 1997. These facilities may be prepaid at any time without penalty and all title to the equipment reverts to the Company upon payment of principal. (See Note 13).

  In September 1995, the Company negotiated an early termination of a 10-year noncancelable facilities lease agreement as a part of its restructuring plan (see Note 3). In July 1996, the Company entered into an 18-month facilities lease. The total rental cost of $211,000 was prepaid at this time.

  Rent expense for facilities and equipment under operating leases was approximately $1,123,000, $705,000 and $150,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

                          GENPHARM INTERNATIONAL, INC.

  9. SHAREHOLDERS' EQUITY

  PREFERRED STOCK

  Holders of shares of preferred stock are entitled to noncumulative dividends when and if declared by the board of directors. No dividends have been declared as of December 31, 1996. No dividends or other distributions may be made to common shareholders other than dividends payable solely in common stock, unless, at the same time, an equivalent dividend to the preferred shareholders has been paid or provided for.

  Each share of preferred stock will automatically convert into common stock upon the closing of a firm commitment underwritten public offering under the Securities Act of 1933 in which the aggregate offering price to the public is not less than $10,000,000. Each share of preferred stock is convertible into common stock at the option of the holder. The conversion rate into common stock per share is subject to adjustment due to dilution provisions.

  The holder of each share of common stock shall have one vote, and the holder of each share of Series A, C, D, E, F, G, H and I preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted at the record date. The holders of Series B preferred stock have no voting rights, other than the right to elect one director and as required by law, until conversion of their shares into common stock.

                          GENPHARM INTERNATIONAL, INC.

  9. SHAREHOLDERS' EQUITY (CONTINUED)

  PREFERRED STOCK (CONTINUED)

  The following table describes the rights, features and privileges of the various series of preferred stock at December 31, 1996:

                                                                                  CONVERSION
                                                       AGGREGATE                  RATE INTO
                                                     ISSUANCE PRICE  LIQUIDATION    COMMON
                            AUTHORIZED    SHARES     LESS ISSUANCE   PREFERENCE   STOCK PER
                              SHARES    OUTSTANDING      COSTS        PER SHARE     SHARE
                            ----------------------------------------------------------------

            Series A           800,000      800,000     $   293,382       $0.375      0.5
            Series B           800,000      800,000         300,000       $0.375      0.5
            Series C         4,105,200    4,055,200       6,066,221       $ 1.50      0.5
            Series C1        4,105,200            -               -       $ 1.50      0.5
            Series D         2,350,000    2,342,858       4,065,960       $ 1.75      0.5
            Series D1        2,350,000            -               -       $ 1.75      0.5
            Series E         5,142,858    4,675,700      16,103,103       $ 3.50      0.5
            Series E1        5,142,858            -               -       $ 3.50      0.5
            Series F           145,000      111,112         982,094       $ 9.00      1.0
            Series G           250,000      230,000       2,293,517       $10.00      1.1
            Series H         1,500,000    1,143,697       7,808,603       $ 7.00      1.0
            Series H1        1,500,000            -               -       $ 7.00      1.0
            Series I           500,000      275,001       1,925,007       $ 7.00      1.0
            Undesignated     5,000,000            -               -            -        -
                           ----------------------------------------
                            33,691,116   14,433,568     $39,837,887
                           ========================================

  The Series I preferred shareholders are entitled to receive, upon liquidation, their preference per share as noted above (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the holders of the remaining series of preferred stock shall be entitled to receive their preference per share as noted above (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. The remaining assets and funds, if any, shall be distributed among the preferred and common shareholders pro rata on an as-converted basis.

                          GENPHARM INTERNATIONAL, INC.

9. SHAREHOLDERS' EQUITY (CONTINUED)

WARRANTS

At December 31, 1996, as part of financing and technology license arrangements, the Company had issued a warrant to purchase 50,000 shares of the Company's Series C preferred stock. This warrant is exercisable through 2000 at $3.00 per share, depending, in certain circumstances, on a public offering price. At December 31, 1996, there were 50,000 shares of the Company's preferred stock reserved for issuance under this warrant agreement. As part of the loan refinancing agreement (see Note 6), the Company replaced a warrant to purchase 50,000 shares of Series E preferred stock with a warrant to purchase 25,000 shares of common stock exercisable through 2000 at $0.30 per share. During 1996, the Company also issued warrants to purchase 102,500 shares of common stock at exercise prices between $0.05 and $1.00 exercisable at various dates through 2000. Certain of these warrants are subject to early termination in the event of a registered public offering.

COMMON STOCK

At December 31, 1996, the Company has reserved approximately 8,250,000 shares of common stock for issuance on the conversion of the preferred stock and warrants and approximately 1,133,000 shares of common stock for issuance of options granted under the incentive stock plan.

INCENTIVE STOCK PLAN

Under the incentive stock plan (the "Plan"), options or 60-day stock purchase rights ("Stock Purchase Rights") may be granted by the board of directors to employees and consultants. Options granted may be either incentive stock options or nonstatutory stock options. Stock purchased under Stock Purchase Rights is subject to a repurchase option by the Company upon termination of the purchaser's employment or services. The repurchase right lapses over a period of time as determined by the board of directors.

Incentive stock options become exercisable ratably over the term of exercise as specified in each option agreement. Options granted under the Plan are at prices not less than the fair market value on the date of grant, as determined by the board of directors. All options have a term not greater than 10 years from the date of grant. The Plan, as amended, has authorized issuance of up to 1,600,000 shares of common stock pursuant to options and Stock Purchase Rights.

                          GENPHARM INTERNATIONAL, INC.

9. SHAREHOLDERS' EQUITY (CONTINUED)

INCENTIVE STOCK PLAN (CONTINUED)

On July 26, 1995, the board of directors authorized the repricing of options to purchase 558,737 shares to fair value at that date which was deemed to be $0.30 for options which had vested prior to the spin off and $0.05 for options which had not vested at the date of the spin off. The number of shares repriced has been restated from the prior year as a result of a legal determination made subsequent to the issuance of the 1995 financial statements regarding the cancellation of unvested options held by employees of Pharming at the date of the spin off. Consequently, the 1995 option activity under the plan has been restated. The repriced options vest over the remaining vesting period under the original option agreement. Generally, options vest over a four-year term.

Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options and Stock Purchase Rights granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value for these options and stock purchase rights was estimated at the date of grant or repricing using the minimum value method with weighted-average, risk-free interest rates of 6.96% and 5.86% for 1995 and 1996, respectively. The weighted-average expected life of these options and stock purchase rights for 1995 and 1996 was three years and six years, respectively.

For purposes of pro forma disclosures, the estimated fair value of options and stock purchase rights granted is amortized over the vesting period. The estimated fair value and its effect on net income (loss) for both 1995 and 1996 is immaterial. Because SFAS is applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

The following table summarizes stock option activity under the plan (in thousands, except for per share information):

                                               1994                 1995                 1996
                                      ---------------------------------------------------------------
                                                  WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                   AVERAGE              AVERAGE              AVERAGE
                                                  EXERCISE             EXERCISE             EXERCISE
                                        OPTIONS     PRICE    OPTIONS     PRICE    OPTIONS     PRICE
                                      ---------------------------------------------------------------
            Outstanding at beginning
             of year                      1,019       $1.73    1,109       $1.82      723       $0.17

            Granted                         319       $2.97      820       $0.23       55       $0.05
            Exercised                       (20)      $0.86     (234)      $0.39      (55)      $0.14
            Forfeited                      (209)      $3.24     (972)      $0.57      (29)      $0.06
            Outstanding at end of year    1,109       $1.82      723       $0.17      694       $0.16
                                      ===============================================================

            Exercisable at end of year      494       $1.67      407       $0.26      479       $0.21
                                      ===============================================================

            Weighted-average fair
             value of options
             granted during the year                                       $0.23                $0.05
                                                                           =====                =====

No stock purchase rights have been issued through December 31, 1996. Exercise prices for options outstanding as of December 31, 1996 ranged from $0.05 to $0.30. The weighted-average remaining contractual life of those options is 7.3 years.

                          GENPHARM INTERNATIONAL, INC.

10. FOREIGN OPERATIONS

The Company operated in two geographical areas, the United States and The Netherlands, for 1994 and 1995 (through the spin-off date). The following presents information for the geographical areas:

                                                              THE
                                          UNITED STATES   NETHERLANDS   ELIMINATIONS    TOTAL
                                        ------------------------------------------------------
                                                             (In thousands)
1994:
 Revenues from continuing                    $ 4,728       $     -       $      -      $ 4,728
   operations
 Net income (loss)                           $(5,573)      $(4,313)      $      -      $(9,886)
 Assets at December 31, 1994                 $27,559       $ 3,456       $(16,731)     $14,284

1995:
 Revenues from continuing                    $ 2,660       $     -       $      -      $ 2,660
   operations
 Net income (loss)                           $(7,078)      $(2,723)      $      -      $(9,801)
 Assets at December 31, 1995                 $ 1,427       $     -       $      -      $ 1,427

11. INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31 (in thousands):

                       1994        1995        1996
                 ---------------------------------------
Current:
 Federal                $-          $-         $  36
 State                   -           -             9
                 ---------------------------------------
Total provision         $-          $-         $  45
                 =======================================

The provision for 1996 and the three months ended March 31, 1997 is the result of federal and state alternative minimum tax.

                          GENPHARM INTERNATIONAL, INC.

  11. INCOME TAXES (CONTINUED)

  As of December 31, 1996, the Company had federal net operating loss carryforwards of approximately $20,500,000. The Company also has federal research and development tax credit carryforwards of approximately $500,000. The net operating loss and credit carryforwards will expire at various dates beginning on 2004 through 2011, if not utilized.

  Significant components of the Company's deferred tax assets of $10,700,000 and $9,900,000 as of December 31, 1995 and 1996, respectively, are U.S. net operating loss carryforwards, research credit carryforwards and capitalized research and development. The deferred tax assets have been fully offset by a valuation allowance of $10,700,000 and $9,900,000 as of December 31, 1995 and 1996, respectively. The net valuation allowance decreased by $2,300,000 and $800,000 during the years ended December 31, 1995 and 1996, respectively. The decrease in 1995 is primarily related to the spin off of Pharming.

  12. LITIGATION SETTLEMENT

  On March 26, 1997, the Company entered into release and settlement and cross-license agreements with Cell Genesys, Inc., its wholly-owned subsidiary Abgenix, Inc., Japan Tobacco Inc., and Xenotech L.P., a joint venture between Abgenix and Japan Tobacco. Included in the cross-license agreement is a worldwide royalty-free cross license to all issued patents and patent applications pertaining to the generation of fully-human monoclonal antibodies in genetically-modified strains of mice. The purpose of the agreements was to settle all related litigation and claims between the parties as described in
  Note 4 as well as providing a cross-license among the parties. The cross-license continues until the final patent expires.

  In relation to these agreements, the Company recorded $22.5 million of settlement and cross-license income in the six month period ended June 30, 1997 which consisted of $7.5 million received within fifteen days of the effective date of the settlement and a $15 million note receivable from Cell Genesys, Inc. The $7.5 million consisted of two amounts of $3,750,000 each from Xenotech L.P. and Japan Tobacco Inc., respectively, which were received in April 1997. The $15 million note receivable is outstanding as of June 30, 1997 and is payable no later than September 30, 1998. The note is convertible, at the option of the Company, into Cell Genesys, Inc. common stock. Based on Cell Genesys' current financial condition the Company believes the note to be fully collectible.

                          GENPHARM INTERNATIONAL, INC.

  Two potential milestone payments of $7.5 million each may become due to GenPharm dependent upon the issuance of certain patents to GenPharm in Europe and Japan respectively. Patent applications have been filed in both Europe and Japan and other than work required to prosecute these applications and obtain the issuance and publication of the patents no further work is required by GenPharm in connection with such applications. These patents are part of the cross-license agreement, and the Company anticipates the issuance of the European patent prior to December 31, 1997, and the Japanese patent prior to December 31, 1998. The milestone payments are to be paid by Xenotech L.P. as part of the terms of the settlement and cross-license agreements.

  From February 1, 1994 when the litigation commenced through June 30, 1997, the Company incurred total fees and costs associated with the settlement of these cases of approximately $9 million of which $800,000 is payable as of June 30, 1997. A further $800,000 of legal fees will become payable if the Company receives the $15 million of additional payments due upon the issuance of certain patents in Europe and Japan.

  13. SUBSEQUENT EVENTS (UNAUDITED)

  As of March 31, 1997, the Company had paid off all of its outstanding bank debt and equipment lease obligations.

  On May 5, 1997, the Company entered into an Amended and Restated Agreement and Plan of Reorganization with Medarex, Inc. ("Medarex") subject to the approval of GenPharm shareholders. Under the terms of the agreement, GenPharm will become a wholly-owned subsidiary of Medarex. The terms of the merger provide for the GenPharm shareholders to receive shares of Medarex common stock. The maximum aggregate market value of all the Medarex shares to be received by GenPharm shareholders pursuant to the merger will be $62,725,000, subject to certain adjustments as described in the agreement. The Medarex shares will be issued at various times in 1997 and 1998 and possibly 1999. The shares will be issued firstly to the holders of GenPharm preferred stock to the extent of their aggregate $40,379,000 liquidation preference and then pro rata to the holders of GenPharm common stock and preferred stock on an as-converted basis. In addition, outstanding stock options and warrants for the purchase of GenPharm common and preferred stock will be assumed by Medarex and become options or warrants to purchase Medarex common stock.

  Regarding the patent application filed in Europe (see Note 12), on November 13, 1997, the Company notified Xenotech L.P. regarding the issuance and publication of this patent. In connection therewith, the Company received a milestone payment of $7.5 million in December 1997.

                          GENPHARM INTERNATIONAL, INC.

                Statement Re: Computation of Per Share Earnings
                     (In thousands, except per share data)

                                                                                      NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                  1994      1995     1996     1996          1997
                                                --------  --------  -------  -------  -----------------
                                                                                         (UNAUDITED)
Net Income (loss)                               $(9,886)  $(9,801)  $ 2,391  $ 1,254        $17,511
                                                =======   =======   =======  =======        =======

Average common shares outstanding during          1,059     1,106     1,332    1,320          1,669
 the period
Convertible preferred stock, as if converted        ---       ---     8,114    8,114          8,114
Stock Options and warrants, determined using        ---       ---       691      697            635
 the treasury stock method                      -------   -------   -------  -------        -------
Common and common equivalent shares used          1,059     1,106    10,137   10,131         10,418
 in the calculation of per share amounts        =======   =======   =======  =======        =======

Net income (loss) per share - primary and       $ (9.34)  $ (8.86)    $0.24    $0.12          $1.68
 fully diluted                                  =======   =======   =======  =======        =======

                                                                         ANNEX A



               ________________________________________________


                             AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                                 MEDAREX, INC.,

                           MEDAREX ACQUISITION CORP.

                                      AND

                          GENPHARM INTERNATIONAL, INC.



                            Dated as of May 5, 1997

               ________________________________________________

                               TABLE OF CONTENTS

                                                                        Page Number
                                                                        -----------

AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION......................   1

ARTICLE I THE MERGER...........................................................   2
     SECTION 1.1  The Merger...................................................   2
     SECTION 1.2  Closing......................................................   2
     SECTION 1.3  Effective Time of the Merger.................................   2
     SECTION 1.4  Effects of the Merger........................................   2
     SECTION 1.5  Articles of Incorporation; By-Laws...........................   3
     SECTION 1.6  Directors and Officers.......................................   3

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
          CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES...................   3
     SECTION 2.1  Effect on Capital Stock......................................   3
     SECTION 2.2  Exchange of Certificates.....................................  10
     SECTION 2.3  Assumption of Options........................................  11
     SECTION 2.4  Assumption of Warrant........................................  11

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................  12
     SECTION 3.1  Representations and Warranties of the Company................  12
     SECTION 3.2  Representations and Warranties of Parent and Merger Sub......  26

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER; OTHER
        COVENANTS..............................................................  31
     SECTION 4.1  Conduct of Business of the Company Pending the Merger........  31
     SECTION 4.2  Conduct of Business of Merger Sub............................  34
     SECTION 4.3  Shareholders' Consent/Meeting................................  34
     SECTION 4.4  Access to Information; Confidentiality.......................  34
     SECTION 4.5  Affiliates...................................................  35
     SECTION 4.6  No Solicitation..............................................  35
     SECTION 4.7  Employee Benefits Matters....................................  36
     SECTION 4.8  Directors' and Officers' Indemnification and Insurance.......  36
     SECTION 4.9  Further Action; Reasonable Best Efforts......................  37
     SECTION 4.10 Notification of Certain Matters..............................  38
     SECTION 4.11 Public Announcements.........................................  38
     SECTION 4.12 Tax Free Reorganization Treatment............................  38
     SECTION 4.13 Rule 144 Information.........................................  38
     SECTION 4.14 Preparation of Form S-4 and the Consent Solicitation
        Statement/Prospectus...................................................  38
     SECTION 4.15 Contingent Payments..........................................  39
     SECTION 4.16 Parent Shareholders' Meeting; Payment of Additional Shares...  39

     SECTION 4.17 FIRPTA Matters...............................................  40
     SECTION 4.18 Expenses.....................................................  40
     SECTION 4.19 NMS Listing..................................................  40
     SECTION 4.20 Blue Sky Laws................................................  40
     SECTION 4.21 Employee Stock Bonus.........................................  40
     SECTION 4.22 Shareholder Agreements.......................................  41

ARTICLE V CONDITIONS OF MERGER.................................................  41
     SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger..  41
     SECTION 5.2  Conditions to Obligations of Parent and Merger Sub...........  42
     SECTION 5.3  Conditions to Obligations of the Company.....................  45

ARTICLE VI TERMINATION, AMENDMENT AND WAIVER...................................  47
     SECTION 6.1  Termination..................................................  47
     SECTION 6.2  Effect of Termination........................................  48
     SECTION 6.3  Breakup Fee..................................................  49
     SECTION 6.4  Amendment....................................................  50
     SECTION 6.5  Waiver.......................................................  51

ARTICLE VII REGISTRATION OF SECURITIES; LIMITATION ON
          SALE OF PARENT COMMON SHARES.........................................  51
     SECTION 7.1  Registration of Shares.......................................  51
     SECTION 7.2  Restrictions on Transfer of Parent Common Shares.............  51

ARTICLE VIII GENERAL PROVISIONS................................................  53
     SECTION 8.1  Non-Survival of Representations, Warranties and Agreements...  53
     SECTION 8.2  Notices......................................................  54
     SECTION 8.3  Certain Definitions..........................................  55
     SECTION 8.4  Severability.................................................  56
     SECTION 8.5  Entire Agreement; Assignment.................................  56
     SECTION 8.6  Parties in Interest..........................................  56
     SECTION 8.7  Governing Law................................................  56
     SECTION 8.8  Consent to Jurisdiction......................................  56
     SECTION 8.9  Headings.....................................................  57
     SECTION 8.10 Counterparts.................................................  57

EXHIBITS

     4.5  Affiliates Letter

SCHEDULES

     A    Disclosure Schedule

Term                                                              Page Number
----                                                              -----------

     "Additional Shares"                                                5
     "Additional Stock Resolution"                                     40
     "Adjusted Placement Amount"                                        7
     "Agreement"                                                        1
     "Audited Balance Sheet"                                           15
     "Balance Sheets"                                                  16
     "Board Designee"                                                  39
     "Business Combination"                                            50
     "Certificates"                                                    10
     "CGCL"                                                             2
     "Closing"                                                          2
     "Closing Date"                                                     2
     "Code"                                                             1
     "Common Exchange Ratio"                                            6
     "Common Stock Payment Amount"                                      6
     "Company"                                                          1
     "Company Articles of Incorporation"                                3
     "Company By-Laws"                                                  3
     "Company Common Stock"                                             1
     "Company Employees"                                               41
     "Company Options"                                                 11
     "Company Plans"                                                   20
     "Company Preferred Stock"                                          1
     "Company Securities"                                              13
     "Confidentiality Agreement"                                       35
     "Consents"                                                        42
     "Consent Solicitation Statement/Prospectus"                       15
     "Contingent Payments"                                              6
     "Contingent Payment Adjustment"                                    7
     "Constituent Corporations"                                         2
     "Conversion Rates"                                                 4
     "Convertible Note"                                                 7
     "Designated Shareholders"                                         41
     "Disclosure Schedule"                                             12
     "Dissenters' Shares"                                               9
     "Effective Time"                                                   2
     "Employee Share Amount"                                           41
     "Employee Shares"                                                 40
     "Environmental Laws"                                              22
     "ERISA"                                                           19
     "Exchange Act"                                                    28
     "Exchange Agent"                                                  10

     "Fair Market Value"                                                8
     "FDA"                                                             15
     "Final Payment Date"                                               6
     "Financial Statements"                                            16
     "Form S-4"                                                        15
     "Fractional Share Payment"                                         9
     "Fully Diluted Shares"                                             6
     "GAAP"                                                            16
     "Governmental Entity"                                             15
     "Hazardous Substance"                                             23
     "Indemnified Parties"                                             37
     "Initial Payment Shares"                                           4
     "Initial Placement"                                                4
     "Initial Placement Amount"                                         5
     "Initial Placement Ceiling"                                        7
     "Initial Placement Ceiling Adjustment"                             7
     "Initial Placement Date"                                           4
     "Initial Placement Floor"                                          7
     "Initial Placement Floor Adjustment"                               7
     "Initial Placement Participants"                                  52
     "Initial Shares"                                                   4
     "Intellectual Property"                                           21
     "Letter of Transmittal"                                           10
     "Lock-Up Period"                                                  51
     "Material Adverse Effect" (For the Company)                       12
     "Material Adverse Effect" (For Parent and Merger Sub)             26
     "Merger"                                                           1
     "Merger Agreement"                                                 2
     "Merger Consideration"                                             3
     "Merger Sub"                                                       1
     "NASD"                                                            27
     "Parent"                                                           1
     "Parent Common Shares"                                             1
     "Parent Intellectual Property"                                    30
     "Parent Preferred Shares"                                         26
     "Parent SEC Reports"                                              28
     "Per Share Placement Amount"                                       5
     "Placement Agent"                                                  4
     "Placement Agent Fee Amount"                                      52
     "Placement Date Shares"                                            4
     "Placement Notice"                                                52
     "Plans"                                                           11
     "Preference Amount"                                                4
     "Pricing Committee"                                               53
     "Prior Agreement"                                                  1

     "Required Amendments"                                             42
     "Requisite Regulatory Approvals"                                  42
     "Returns"                                                         21
     "Representatives"                                                 35
     "Sale"                                                            51
     "SEC"                                                             11
     "Second Payment Amount"                                            5
     "Second Payment Date"                                              5
     "Securities Act"                                                  15
     "Series C Preferred Exchange Ratio"                               11
     "Shareholder's Meeting"                                           34
     "Specified Contracts"                                             23
     "Surviving Corporation"                                            2
     "Takeover Proposal"                                               48
     "Tax"                                                             21
     "Tax Liability"                                                    7
     "Transaction Proposal"                                            36
     "Unaudited Balance Sheet"                                         15
     "Voting Stock"                                                    51

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION


     AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 5, 1997 (the "Agreement"), among Medarex, Inc., a New Jersey corporation (the "Parent"), Medarex Acquisition Corp., a California corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and GenPharm International, Inc., a California corporation (the "Company").

     WHEREAS, the Board of Directors of the Company, Parent and Merger Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein pursuant to which the Merger Sub will merge with and into the Company with the Company being the surviving corporation in the Merger (the "Merger"), thereby becoming a direct wholly-owned subsidiary of Parent.

     WHEREAS, Parent, Merger Sub and the Company desire that, upon the terms and conditions set forth herein, the issued and outstanding shares of Company common stock, without par value (the "Company Common Stock"), and Company preferred stock, without par value (the "Company Preferred Stock"), be converted upon the Merger into shares of voting common stock, par value $.01 per share, of the Parent ("Parent Common Shares"), and/or the right to receive certain additional shares of Parent Common Shares and that each outstanding option to purchase shares of Company Common Stock shall be assumed by Parent as hereinafter provided.

     WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Reorganization dated May 5, 1997 (the "Prior Agreement") and desire to enter into this Agreement to amend and restate the Prior Agreement.

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

          SECTION 1.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), at the Effective Time (as defined in Section 1.3 below), the Merger Sub shall be merged with and into the Company (Merger Sub and the Company sometimes being hereinafter referred to as the "Constituent Corporations"). Upon the Effective Time, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the name GenPharm International, Inc.

          SECTION 1.2  Closing.  Unless this Agreement shall have been
                       -------
terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V, other than those conditions which by their terms are to be satisfied at the Closing (the "Closing Date"), at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, New York 10169, unless another date, time or place is agreed to in writing by the parties.

          SECTION 1.3  Effective Time of the Merger.  As soon as practicable
                       ----------------------------
after the satisfaction of or waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by preparing, executing and filing an agreement of merger in conformity with Section 1101 of the CGCL (the "Merger Agreement") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the date and time of the filing of the Merger Agreement with the Secretary of State of the State of California (or such later time as is specified in the Merger Agreement) being the "Effective Time").

          SECTION 1.4  Effects of the Merger.  Upon the effectiveness of the
                       ---------------------
Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as all other things in action or belonging to each of such Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation. The title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          SECTION 1.5  Articles of Incorporation; By-Laws.  (a)  At the
                       ----------------------------------
Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Articles of Incorporation"), as amended by the Merger Agreement.

          (b) At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of the Company, as in effect immediately prior to the Effective Time (the "Company By-Laws"), until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

          SECTION 1.6  Directors and Officers.  The directors of Merger Sub
                       ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1  Effect on Capital Stock.  At the Effective Time, by
                       -----------------------
virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

          (a)  Common Stock of Merger Sub.  Each share of common stock, par
               --------------------------
value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one thousand shares of common stock of the Surviving Corporation owned by Parent, which shall be all of the issued and outstanding capital stock of the Surviving Corporation as of the Effective Time;

          (b) Conversion of Shares.  Except as otherwise provided herein, as
              --------------------
payment of the Merger Consideration (as defined below) at the Effective Time each issued and outstanding share of Company Common Stock and Company Preferred Stock, except Dissenters' Shares (as defined herein), shall, by virtue of the Merger, be converted into the right to receive Parent Common Shares to be determined as set forth below. For the purposes of this Agreement, "Merger Consideration" shall mean $62,725,000, subject to adjustment as provided in subsection 2.1(b)(iv) below.


          (i) Company Preferred Stock.  (A) The outstanding shares of Company
              -----------------------
Preferred Stock are entitled, upon the effectiveness of the Merger, to receive a portion of the

Merger Consideration with an aggregate value of $40,378,646 (the "Preference Amount"), (payable as determined below) before any payment in respect of the Merger Consideration is to be made to holders of Company Common Stock. The balance of any Merger Consideration in excess of the Preference Amount is to be shared by the holders of Company Common Stock and each series of Company Preferred Stock on a share-for-share basis after the deemed conversion of the Company Preferred Stock into Company Common Stock at the respective conversion rates ("Conversion Rates") set forth in the table below:

                  PREFERENCE AMOUNT
            ------------------------------
              NO. OF   $ PER                  SHARING     CONV.  AS CONV.
  SERIES      SHARES   SHARE    AGGREGATE   PERCENTAGES   RATE     SHS.
----------   --------- ------  -----------  ------------  -----  ---------
Series A       800,000   .375  $   300,000         .743%    0.5    400,000
Series B       800,000   .375      300,000         .743%    0.5    400,000
Series C     4,055,200   1.50    6,082,800       15.064%    0.5  2,027,600
Series D     2,342,858   1.75    4,100,002       10.154%    0.5  1,171,429
Series E     4,675,700   3.50   16,364,950       40.529%    0.5  2,337,850
Series F       111,112   9.00    1,000,008        2.476%  1.040    115,556
Series G       230,000  10.00    2,300,000        5.696%  1.055    242,650
Series H     1,143,697   7.00    8,005,879       19.828%    1.0  1,143,697
Series I       275,001   7.00    1,925,007        4.767%    1.0    275,001
                               -----------       ------          ---------
TOTALS                         $40,378,646          100%         8,113,783
                               ===========       ======          =========

          (B) Initial Payment. At the Closing Date, Parent will issue 2,000,000 shares of Parent Common Shares (the "Initial Payment Shares") to the holders of the Company Preferred Stock. On the Initial Placement Date (as defined below), Parent will issue a number of additional shares of Parent Common Shares (the "Placement Date Shares") to the holders of Company Preferred Stock equal to the lesser of (x) 1,250,000, or (y) the excess of
     (1) the quotient obtained by dividing the Preference Amount (or, if lower in amount, the Merger Consideration, as adjusted) by the Per Share Placement Amount (as defined below) over (2) 2,000,000. The Initial Payment Shares and the Placement Date Shares are together referred to in this Agreement as the "Initial Shares." The holders of the Initial Shares shall be entitled to participate in a placement of such Initial Shares (the "Initial Placement") managed by a placement agent (the "Placement Agent") chosen by Parent all in accordance with the terms and conditions set forth in Section 7.2 hereof. The date of the Closing of the Initial Placement (the "Initial Placement Date") shall occur on or before December 31, 1997. In the event the Initial Placement does not occur prior to December 31, 1997, the Initial Placement Date shall be deemed to be December 31, 1997.

          The "Per Share Placement Amount" means the quotient obtained by dividing (x) the gross proceeds derived from the sale of the Initial Shares in the Initial Placement by (y) the number of Initial Shares sold in the Initial Placement; provided that if the Initial Placement does not occur, the Per Share Placement Amount shall be the Fair Market Value of the Parent Common Shares on December 31, 1997. The "Initial Placement Amount" means the product obtained by multiplying the Per Share Placement Amount by the total number of Initial Shares, whether or not all are offered in the Initial Placement.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive as of the Effective Time shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Initial Payment Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 2.1(b)(i)(A) above.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Initial Placement Date shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Placement Date Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in subsection 2.1(b)(i)(A) above.

          (C) Second Payment. For the purposes of this Agreement, "Additional Shares" shall mean any and all Parent Common Shares issued as payment of the Merger Consideration that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of Company Preferred Stock pursuant to subsection 2.1(b)(i)(B) above, on December 31, 1998 (the "Second Payment Date"), the holders of Company Preferred Stock shall be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Merger Consideration, as adjusted, less the Initial Placement Amount (the "Second Payment Amount"), up to but not exceeding the Preference Amount.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Second Payment Date (in addition to any fractional share of Parent Common Shares issuable with respect thereto pursuant to subsection 2.1(b)(ii) below) shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the aggregate number of shares of Parent Common Shares to be issued on the Second Payment Date by (y) the applicable Sharing Percentage set forth in the table in subsection 2.1 (b)(i)(A) above for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 2.1(b)(i)(A) above.

          (ii) Common Stock.  Once the Initial Placement Amount, plus any
               ------------
Additional Shares, having an aggregate value as determined above equal to the full Preference Amount has been distributed to the holders of the Company Preferred Stock, each series of Company Preferred Stock shall, for purposes of determining Additional Shares to be issued in respect thereof pursuant to this Agreement, be deemed to be converted into shares of Company Common Stock on the basis of the Conversion Rates set forth above in subsection 2.1(b)(i)(A), and on the Second Payment Date each share of Company Common Stock, including shares of Company Common Stock into which each share of Company Preferred Stock is deemed to have been converted as herein provided, shall share in the Merger Consideration, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount"). The fractional share of Parent Common Shares which the holders of each share of Company Common Stock shall be entitled to receive pursuant to this subsection 2.1(b)(ii) shall be equal to (1) the Common Stock Payment Amount, divided by (2) the product of (x) the Fully Diluted Shares (as defined below) multiplied by (y) the Fair Market Value of a Parent Common Share on the Second Payment Date (the "Common Exchange Ratio").

          For the purposes of this Agreement, "Fully Diluted Shares" shall mean the sum of (1) issued and outstanding shares of Company Common Stock, (2) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock as set forth in subsection 2.1(b)(i)(A) above and (3) the number of shares issuable upon the exercise of the Company Options (as defined herein) outstanding as of the Effective Time.

          (iii)  Final Payment.  In the event that any of the Contingent
                 -------------
Payments (as defined below) has not been received by the Company by December 15, 1998 but is received by December 15, 1999, the holders of Company Preferred Stock and Company Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Merger Consideration, as adjusted, less the sum of (1) the Initial Placement Amount, (2) the Second Payment Amount and (3) the Common Stock Payment Amount.

          For the purposes of this Agreement, "Final Payment Date" shall mean a date after the Second Payment Date selected by Parent not later than the earlier of (1) thirty (30) days following the receipt of the last Contingent Payment and
(2) December 31, 1999.

          For the purposes of this Agreement "Contingent Payments" shall mean those payments due the Company pursuant to that certain Cross License Agreement dated March 26, 1997 among Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P., Japan Tabacco Inc. and the Company including all principal and interest payments and other consideration received by the Company pursuant to that certain Convertible Subordinated Promissory Note of Cell Genesys, Inc. in the principal amount of $15,000,000 held by the Company (the "Convertible Note").

          If, prior to the Final Payment Date, the holders of Company Preferred Stock shall have received a portion of the Merger Consideration at least equal to the Preference Amount, the fractional share of Parent Common Shares which the holder of each outstanding share of Company Common Stock, including Shares of Company Preferred Stock deemed converted pursuant to subsection 2(b)(ii) hereof, shall be entitled to receive on the Final Payment Date shall be determined in the same manner as in subsection 2.1(b)(ii) above. If, prior to the Final Payment Date, the holders of Company Preferred Stock shall not have received a portion of the Merger Consideration at least equal to the Preference Amount, then the Final Payment Amount shall be paid as provided in subsection 2.1(b)(i)(B) above, but only up to an amount equal to the excess of the Preference Amount over the portion of the Merger Consideration theretofore distributed to the holders of Company Preferred Stock; and the balance, if any, of the Final Payment Amount shall be paid in accordance with subsection 2.1(b)(ii).

          (iv) Adjustments to Merger Consideration.  (A) In the event the
               -----------------------------------
product obtained by multiplying (x) 3,500,000 by (y) the Per-Share Placement Amount (the "Adjusted Placement Amount") shall be less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Agreement shall be decreased by 50% of the difference between the Adjusted Placement Amount and $20,000,000 (the "Initial Placement Floor Adjustment"). In the event the Adjusted Placement Amount shall exceed $30,000,000 (the "Initial Placement Ceiling") then the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Agreement shall be increased by 50% of the difference between the Adjusted Placement Amount and $30,000,000 (the "Initial Placement Ceiling Adjustment"). Notwithstanding the foregoing, in the event any Additional Shares are sold in the Initial Placement, then the Initial Placement Floor and the Initial Placement Ceiling shall be increased, respectively, by an amount equal to the percentage increase in Additional Shares over Initial Shares.

     (B) The aggregate amount of the Merger Consideration to be delivered pursuant to subsection 2.1(b) above shall also be reduced on a dollar-for-dollar basis to the extent that the amount of the Company's cash and cash equivalents plus working capital (exclusive of cash and cash equivalents and any Contingent
----
Payments) and the amount by which the Merger Consideration is reduced pursuant to subsection 2.1(b)(iv)(C) (unless paid by Parent), less (1) long-term
                                                     ----
liabilities as set forth on the unaudited balance sheet for the month immediately preceding the Closing Date, (2) expenses projected to be incurred in the ordinary course of business between the Closing Date and December 31, 1997, and (3) all severance obligations not previously accrued as of Closing Date, plus (1) all revenues projected to be received by the Company between the
----
Closing Date and December 31, 1997, (2) the $750,000 Eisai milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Contingent Payments (net of the liability for income taxes attributable to the Contingent Payments, including the receipt of the Convertible Note, as determined under Section 4.15(b) (the "Tax Liability") and legal and other expenses related thereto) received by the Company after the Closing Date is less than $33 million (the "Contingent Payment Adjustment"), provided, however, that there shall be a credit against any such Contingent Payment Adjustment in an amount equal to any Initial

Placement Floor Adjustment made pursuant to subsection 2.1(b)(iii)(A) above resulting from the sale of Initial Shares below the Initial Placement Floor. On or before the Closing Date, Parent and the Company will use their best good faith efforts to agree upon the projected income and expenses of the Company for the period between the Closing Date and December 31, 1997.

     (C) The aggregate amount of the Merger Consideration to be determined pursuant to subsection 2.1(b) above shall also be reduced, on a dollar-for-dollar basis, in an amount equal to the lesser of (x) one-half ( 1/2) of the amount of any fee paid by the Company to any investment banking firm or financial advisor engaged by the Company in connection with the Merger and the transactions contemplated by this Agreement or (y) $100,000.

          For the purposes of this Agreement, the "Fair Market Value" of the Parent Common Shares shall be equal to the average closing sales prices of the Parent Common Shares as reported on The Nasdaq National Market for the ten (10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.

     (c) Prepayment of Merger Consideration.  Parent shall have the right at any
         ----------------------------------
time to prepay all or a portion of the Merger Consideration by delivering Additional Shares to the holders of Company Preferred Stock or Company Common Stock, as the case may be, in a manner consistent with the above provisions. Parent shall receive a credit against the Merger Consideration due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of Company Preferred Stock or Company Common Stock, as the case may be. No Additional Shares shall be delivered as such a prepayment until after the Initial Placement Date, unless they are to be sold as part of the Initial Placement.

     (d) Payment of Merger Consideration in Cash.  Anything herein to the
         ---------------------------------------
contrary notwithstanding, Parent shall have the option to pay all or a portion of the Merger Consideration in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the shareholders of Parent shall have disapproved the issuance of the Additional Shares at a meeting held pursuant to Section 4.16, or (y) the Fair Market Value per share of the Parent Common Shares at the date of such payment is $5.00 or less.

     (e) Transferability.  The right to receive Initial Shares or Additional
         ---------------
Shares pursuant to this Section 2.1 is a right received by holders of Company Common Stock and Company Preferred Stock as of the Effective Time which may not be assigned or transferred in any manner except by operation of law, or by will or by the laws of descent.

     (f) Nature of Additional Shares.  Parent and the Company have provided for
         ---------------------------
the payment of Additional Shares in the manner described herein as a result of bona-fide negotiations in determining the relative value of the two companies. The Additional Shares represent additional consideration for the Company Common Stock and Company Preferred Stock and are not intended as royalty payments.

     (g) Fractional Shares.  No fractional shares shall be issued by Parent in
         -----------------
the Merger. Each shareholder of the Company who otherwise would be entitled to a fractional interest shall receive an amount of cash (without interest) determined by multiplying the Fair Market Value of the Parent Common Shares on the Closing Date or the applicable Contingent Payment Date, as the case may be, by the fractional share interest to which such shareholder would otherwise be entitled (the "Fractional Share Payment"). With respect to the distribution of Initial Shares and each distribution of Additional Shares, fractional share interests shall be aggregated such that no shareholder will receive, in any single distribution, cash in excess of the Fair Market Value of one share of Parent Common Shares (determined in accordance with the preceding sentence).
The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     (h) Adjustments.  If between the date hereof and the date of payment of any
         -----------
shares pursuant to this Section 2.1 or Section 2.3 hereof the outstanding shares of Parent Common Shares shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to this Section 2.1 or
Section 2.3 hereof shall be adjusted correspondingly.

     (i) Closing of the Company's Transfer Books.  At the Effective Time, the
         ---------------------------------------
stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall be made thereafter.

     (j)  Cancellation and Retirement of Company Common Stock and Company
          ---------------------------------------------------------------
Preferred Stock.  As of the Effective Time, all shares of Company Common Stock
---------------
and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any Fractional Share Payment.

     (k)  Dissenters' Shares.  Shares of Company Common Stock that have not been
          ------------------
voted for adoption of the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with the CGCL ("Dissenters' Shares") shall not be converted into the right to receive Parent Common Shares as set forth in this Section 2.1 on or after the Effective Time, but shall be entitled to receive from Parent such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the relevant provisions of the CGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of

Parent, settle or offer to settle any such demands. Parent will pay all sums due to holders of Dissenters' Shares.

     SECTION 2.2  Exchange of Certificates.
                  ------------------------

     (a) Exchange Agent.  After the Effective Time, a bank or trust company
         --------------
designated by Parent shall act as agent (the "Exchange Agent") in effecting the exchange of certificates ("Certificates") which, immediately prior to the Effective Time, represent Company Common Stock or Company Preferred Stock for certificates of Parent Common Shares and, subsequent to such exchange, in distributing Additional Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail a transmittal form (the "Letter of Transmittal") to each holder of Certificates theretofore representing any such shares of Company Common Stock and Company Preferred Stock advising such holder of the procedure for surrendering to the Exchange Agent any such Certificates for exchange. If any certificates of Parent Common Shares are to be issued in a name other than that in which a Certificate so surrendered is then registered, it shall be a condition of such exchange that the Certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the number of shares of Parent Common Shares and the right to receive the Additional Shares into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificate shall have been
converted.   Unless and until any Certificate shall be so surrendered, the holder of such Certificate shall have no right to vote or to receive any dividends paid or other distributions made to holders of record of Parent Common Shares after the Effective Time. Upon surrender of a Certificate, the holder of record thereof shall receive, together with certificates representing the Parent Common Shares to which he shall be entitled in accordance with Section 2.1, all dividends and other distributions with respect to such shares which shall have been paid or made to holders of record of Parent Common Shares after the Effective Time in the case of Initial Shares, or after any Contingent Payment Date, in the case of Additional Shares, in each such case, without interest thereon. Parent shall be authorized to deliver Parent Common Shares attributable to any Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares formerly represented thereby and of appropriate indemnification.

     (b)  No Liability.  None of Parent, Merger Sub, the Company or the Exchange
          ------------
Agent shall be liable to any person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or Fractional Share Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Parent Common Shares, any Fractional Share Payment or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)(ii)), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 2.2(a).

     SECTION 2.3  Assumption of Options.  (a)  As of the Effective Time, Parent
                  ---------------------
shall assume each option to purchase shares of Company Common Stock ("Company Options") outstanding at the Effective Time under the Company's stock option plans (the "Plans") and each Company Option shall thereafter be exercisable for a number of shares of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The exercise price per share of Parent Common Shares for such Company Options shall be the exercise price per share under such Company Option divided by the Common Exchange Ratio, rounded to the nearest $.01, all in accordance with Section 425(a) of the Code and the regulations promulgated thereunder, without regard to whether the Company Option qualifies as an incentive stock option with the meaning of
Section 422A of the Code, although an assumed Company Option is intended to be an incentive stock option if the Company Option so qualifies.

     (b) Each assumed Company Option shall be upon the same terms and conditions as were applicable under the Company Option to purchase Company Common Stock except for the adjustments contemplated hereinabove in Section 2.3(a). Parent will take all corporate and other action necessary to reserve and make available sufficient shares of Parent Common Shares for issuance upon exercise of such Company Options (including the Additional Shares payable as described above), will use its best efforts to list such shares on The Nasdaq Stock Market, will prepare and file with the Securities and Exchange Commission ("SEC") registration statements on the appropriate forms relating to the issuance upon exercise of the shares of Parent Common Shares underlying Company Options held by Company employees and will use its best efforts to have such registration statements declared effective as soon as practicable after the Effective Time and shall maintain the effectiveness of such registration statements. Parent will cause a Registration Statement on Form S-8 to be filed with the SEC to register the shares of Parent issuable under the foregoing Company Options as soon as practical following the Effective Time but not in excess of 120 days thereafter.

     SECTION 2.4  Assumption of Warrant to Purchase Company Series C Preferred
                  ------------------------------------------------------------
Stock.  As of the Effective Time, Parent shall assume the outstanding warrant to
-----
purchase 50,000 shares of Company Series C Preferred Stock, which shall thereafter continue in effect on the same terms except that (i) for each share of Series C Preferred Stock purchasable thereunder there shall be purchased following the Effective Time a fractional share of Parent Common Shares equal to the same fractional share that a holder of Series C Preferred Stock as of the Effective Time receives pursuant to the terms of this Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price per share of Parent Common Shares shall be $3.00 divided by the Series C Preferred Exchange Ratio. Parent shall provide a substitute warrant to the holder reflecting the foregoing, upon surrender of the existing warrant.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1  Representations and Warranties of the Company.  Except as set
                  ---------------------------------------------
forth in Schedule A previously delivered to Parent (the "Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     (a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has no subsidiaries.

     When used with respect to the Company, the term "Material Adverse Effect" means any material adverse change in, or effect on (i) the business, prospects, results of operations or condition (financial or other) of the Company or (ii) the ability of the Company to consummate any of the transactions contemplated hereby.

     (b) Company Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the Company Articles of Incorporation and the Company By-Laws. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company By-Laws.

     (c) Capitalization. The authorized capital stock of the Company consists of 32,000,000 shares of Company Common Stock and 33,691,116 shares of Company Preferred Stock of which (i) 800,000 shares are designated as Series A Preferred Stock; (ii) 800,000 shares are designated as Series B Preferred Stock, (iii) 4,105,200 shares are designated as Series C Preferred Stock; (iv) 4,105,200 shares are designated as Series C1 Preferred Stock; (v) 2,350,000 shares are designated as Series D Preferred Stock; (vi) 2,350,000 shares of designated as Series D1 Preferred Stock; (vii) 5,142,858 shares are designated as Series E Preferred Stock; (viii) 5,142,858 shares are designated as Series E1 Preferred Stock; (ix) 145,000 shares are designated as Series F Preferred Stock; (x) 250,000 shares are designated as Series G Preferred Stock; (xi) 1,500,000 shares are designated as Series H Preferred Stock; (xii) 1,500,000 shares are designated as Series H1 and (xiii) 500,000 shares are designated as Series I Preferred Stock.

     As of the date hereof, (i) 1,893,413 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of the preemptive (or similar) rights of any shareholder of the Company; (ii) 800,000 shares of Series A Preferred Stock (convertible into 400,000 shares of Company Common Stock), 800,000 shares of Series B Preferred Stock (convertible into 400,000 shares of Company Common Stock), 4,055,200 shares of Series C Preferred Stock (convertible into 2,027,600 shares of Company Common Stock), 0 shares of Series C1 Preferred Stock, 2,342,858 shares of Series D Preferred Stock (convertible into 1,171,429 shares of Company Common Stock), 0 shares of Series D1 Preferred Stock, 4,675,700 shares of Series E Preferred Stock (convertible into 2,337,850 shares of Company Common Stock), 0 shares of Series E1 Preferred Stock, 111,112 shares of Series F Preferred Stock (convertible into 115,556 shares of Company Common Stock), 230,000 shares of Series G Preferred Stock (convertible into 242,650 shares of Company Common Stock), 1,143,697 shares of Series H Preferred Stock (convertible into 1,143,697 shares of Company Common Stock), 0 shares of Series H1 Preferred Stock and 275,001 shares of Series I Preferred Stock (convertible into 275,001 shares of Company Common Stock) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive (or similar) rights of any shareholder of the Company; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 568,749 shares are subject to outstanding, unexercised options pursuant to the Company Plans; and (v) warrants to purchase 127,500 shares of Company Common Stock which will terminate at the Effective Time and warrants to purchase 50,000 shares of Company Series C Preferred Stock which will not terminate at the Effective Time, all as listed on Section 3.1(c) of the Disclosure Schedule. Since April 30, 1997, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of Company Options. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company; and (iii) no options, calls, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise). The Company does not own any equity securities of any corporation, partnership, trust, company or other corporate entity. Section 3.1(c)(i) of the Disclosure Schedule lists the holders of Company Common Stock and Company Preferred Stock by name and address and the number of shares held as of April 30, 1997. Section 3.1(c)(ii) of the Disclosure Schedule sets forth for each outstanding Company Option the name of the holder of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date, and whether the vesting of such options will be accelerated by the transactions contemplated by this Agreement.

     (d) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger, this Agreement and certain amendments to the Company Articles of Incorporation described in
Section 3.1(d) of the Disclosure Schedule by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a single class). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The only vote of the holders of any class or series of outstanding securities of the Company required for approval of this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a single class.

     (e) No Conflict; Required Filings and Consents. Subject only to the approval of the Merger, this Agreement and certain amendments to the Company Articles of Incorporation described in Section 3.1(d) of the Disclosure Schedule by the holders of Company Common Stock and Company Preferred Stock: (i) The execution, delivery and performance of this Agreement by the Company does not
(A) conflict with or violate the Company Articles of Incorporation or Company By-Laws; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchises, or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except, in the case of clauses (B) and
(C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (ii) The execution delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to, any United States federal, state or local court, administrative agency or commission, or entity created by rule, regulation or order of any United States federal, state or local commission or other governmental agency, authority or instrumentality (a "Governmental Entity"), or any third party to any agreement, contract, license or other instrument or obligation to which the Company is a party, except for (A) the filing with the SEC of a registration statement on Form S-4 (the "Form S-4") under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which the Parent Common Shares to be issued in the Merger shall be registered, including therein a combined consent solicitation statement and prospectus as amended or supplemented from time to time, (the "Consent Solicitation Statement/Prospectus") and the obtaining from the SEC of such orders as may be required in connection therewith; (B) consents, authorizations, approvals or filings pursuant to the applicable provisions of federal and state securities laws; (C) applicable filings under state anti-takeover laws, if any; (D) the filing of the Merger Agreement and other certificates as required by the CGCL; and (E) such consents, approvals, authorizations or permits of, actions by or notifications to a Governmental Entity or third party the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company does not conduct business in, nor is it otherwise subject to the laws of, any jurisdiction outside the United States as it relates to this Agreement and the consummation of the Merger and other transactions contemplated hereby and the Company makes no representation or warranty with respect to any consent, approval, authorization or permit of, action by, filing with or notification to any non-United States Governmental Entity that may be required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

     (f) Compliance. (i) The Company holds, and is in compliance with, all permits, licenses, exemptions, orders and approvals of all Governmental Entities, including the United States Food and Drug Administration ("FDA") and United States Department of Health and Human Services, and committees thereof, necessary for the operation of the business of the Company, except to the extent the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no proceedings pending, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval.

     (ii) Since January 1, 1991, neither the Company nor, to the best knowledge of the Company, any of its respective executive officers, directors or employees has been the subject of any investigation or order of any Governmental Entity arising under applicable laws, and to the best knowledge of the Company, no such investigation or order is pending or threatened, except for such investigations or orders, including those pending or threatened, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (g) Financial Statements. (A) The Company has furnished to Parent (1) an audited balance sheet of Company as of December 31, 1995 and 1996 (the "Audited Balance Sheet"), (2) an audited statement of operations of Company for the fiscal years ended December 31, 1994, 1995 and 1996, (3) an unaudited balance sheet of Company as of April 30, 1997 (the "Unaudited Balance Sheet"), and (4) an unaudited statement of operations of Company for the period ended April 30, 1997, (collectively, the "Financial Statements"). The Audited Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets".

     (B) The Financial Statements (including, in each case, any related notes thereto) are correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except further that the notes (if any) to the unaudited Financial Statements have not been prepared in accordance with GAAP and the unaudited Financial Statements do not present all the items required by
GAAP) and fairly present the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (C) Except as and to the extent set forth on the Balance Sheets including the notes thereto, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except for liabilities or obligations incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Information Supplied. None of the information supplied or to be supplied by the Company in writing or otherwise approved in writing by the Company for inclusion in (A) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Consent Solicitation Statement/Prospectus will not, at the date it is first mailed to the Company's stockholders or at the Closing Date, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any Company shareholder's consent or any amendment or supplement thereto, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for including or incorporation by reference in the Consent Solicitation Statement/Prospectus.

     (i) Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, the Company has not:

     (A) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, and except in connection with this Agreement and the transactions contemplated hereby;

     (B) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

     (C) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising by operation of law, liens for current real and personal property taxes incurred but not yet due and payable, purchase money security interests arising as a matter of law between the date of delivery and payment, and other liens of an immaterial nature);

     (D) transferred, leased or otherwise disposed of any of its assets or properties except in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

     (E) cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

     (F) waived or released any rights of material value;

     (G) except pursuant to those contracts listed on Sections 3.1(o) and 3.1(q) of the Disclosure Schedule, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

     (H) made or granted any wage or salary increase applicable to any group or classification of employees generally, other than normal salary increases consistent with past practices, entered into any employment contract with, made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Company;

     (I) entered into any transaction, contract or commitment which provides for a period of performance which extends beyond twelve (12) months from the date hereof or involves payment or receipt after the date hereof of amounts in excess of $50,000, except (i) contracts listed on Sections 3.1(o) and 3.1(q) of the Disclosure Schedule and (ii) this Agreement and the transactions contemplated hereby;

     (J) suffered any casualty loss or damage to any of its properties (whether or not such loss or damage shall have been covered by insurance) which adversely affects in any material respect its ability to conduct business; or

     (K) made any amendments or changes to the Company Articles of Incorporation or Company Bylaws;

     (L) had any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (M) had any change in accounting methods or practices (including any change in depreciation or amortization policies or rates);

     (N) made any revaluation of any of its assets;

     (O) made any declaration, setting aside or payment of a dividend or other distribution with respect to Company Common Stock or Company Preferred Stock, or any direct or indirect redemption, purchase or other acquisition of any of its capital stock other than pursuant to the exercise of repurchase rights under stock option agreements;

     (P) loaned to any person or entity, incurred any indebtedness, guaranteed any indebtedness, issued or sold any debt securities or guaranteed any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (Q) become aware of commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

     (R) received notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined herein) or of infringement by the Company of any third party's Intellectual Property rights;

     (S) issued or sold any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities other than pursuant to the exercise of employee stock options;

     (T) incurred any change in pricing or royalties set or charged to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

     (U) agreed to enter into a strategic alliance or granted third party royalty rights; or

     (V) taken any other action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof.

     Except as otherwise disclosed in this Agreement or in the Disclosure Schedule, as of the date hereof, the Company does not have knowledge of any facts or circumstances or of any change, event or development in or affecting the Company that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

     (j) Absence of Litigation. Except as disclosed Section 3.1(j) of the Disclosure Schedule there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, arbitrator or other Governmental Entity, domestic or foreign, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997. Neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby beyond October 31, 1997.

     (k) Labor Matters. The Company is not a party to any collective bargaining agreement. Since January 1, 1996, the Company has not (i) had any employee strikes, work stoppages, slowdowns or lockouts; (ii) received any requests for certifications of bargaining units or any other requests for collective bargaining; or (iii) become aware of any efforts to organize employees of the Company into a collective bargaining unit.

     (l) Employee Benefit Plans. (i) Section 3.1(l) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multi-employer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement), whether formal or informal, legally binding or not, under which any employee or former employee of the Company has any material present or future right to benefits or under which the Company has any material present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

     (ii) Except as set forth in Section 3.1(l) of the Disclosure Schedule, with respect to each Company Plan, the Company has delivered, or made available, to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to auditor's request for information.

     (iii) (A) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter or has filed a timely request (or has time remaining in which it may file a timely request in the future) for a determination letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, no facts or circumstances exist which, to the knowledge of the Company, would give rise to any such actions, suits or claims, except for such action, suits or claims the effects of which would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, and the Company will promptly notify Parent of any pending or threatened claims arising between the date hereof and the Closing Date; (D) neither the Company nor to the knowledge of the Company any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or Parent to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i) that is reasonably likely to result in material liability; (E) no event has occurred and no condition exists that would subject the Company to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to, the taxes imposed by Code sections 4971, 4972, 4977, 4979, 4980B, 4976(a) or the fine imposed by ERISA section 502(c) that is reasonably likely to result in a material liability to the Company; (F) all insurance premiums required to be paid with respect to Company Plans as of the date hereof have been or will be paid prior to their respective due dates; (G) all contributions required to be made prior to the date hereof under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be made; and (H) no Company Plan provides for an increase in benefits on or after the date hereof.

     (iv) No Company Plan is, or has ever been, subject to Title IV of ERISA and, except as set forth in Section 3.1(l) of the Disclosure Schedule, there are no unfunded Company Plans under which benefits are payable presently, or in the future, to present or former employees of the Company.

     (v) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, and the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be exempt from taxation within the meaning of Code section 501(c)(9).

     (vi) Except as set forth on Section 3.1(l) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transactions contemplated by this Agreement, whether or not such payments would constitute a parachute payment within the meaning of Code section 280G.

     (m) Tax Matters. (i) Except as set forth in Section 3.1(m) of the Disclosure Schedule, (A) the Company has filed, been included in or sent, all returns, declarations and reports and information returns and statements required to be filed or sent by the Company relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company

(collectively, "Returns"); (B) as of the time of filing, the Returns were correct in all material respects; (C) the Company has timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (D) the Company has made or will make provisions for all Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (E) the charges, accruals and reserves for Taxes reflected on the books of the Company are adequate under generally accepted accounting principles to cover the Tax liabilities accruing or payable by the Company in respect of periods prior to the date hereof; (F) the Company is not delinquent in the payment of any Taxes nor has requested any extensions of time within which to file or send any Return, which Return has not since been filed or sent; (G) no deficiency for any Taxes has been proposed, asserted or assessed, in writing, against the Company other than those Taxes being contested in good faith by appropriate proceedings (if necessary, Section 3.1(m) of the Disclosure Schedule shall set forth the nature of the proceedings, the type of return, the deficiencies proposed, asserted or assessed and the amount hereof, and the taxable year in question);
(H) the Company has not granted any extension of the limitation period applicable to any Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (I) the Company is not subject to liability for Taxes of any person; (J) the Company is not and has not been a party to any tax sharing agreement; and (K) the Company is not or has not been a party to any nexus or allocation agreements with any State of the United States.

     (ii) "Tax" means with respect to any person (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added, windfall profits, custom duty or other tax, capital stock, social security (or similar), unemployment, disability, transfer, alternative or add-on minimum, estimated or other governmental assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group.

     (n) Intellectual Property. (i) The Company owns, is licensed or otherwise possesses legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of its business as currently conducted (collectively, "Intellectual Property"). The Intellectual Property filed by or on behalf of the Company with the United States Patent and Trademark Office is listed in
Section 3.1(n) of the Disclosure Schedule. Each license or other agreement relating to Intellectual Property to which the Company is a party has been complied with by the Company in all material respects and is in full force and effect; (ii) the Company has not licensed or otherwise granted to others any rights to use any such Intellectual Property except as contemplated by this Agreement, or as set forth in Section 3.1(n) of the Disclosure Schedule; (iii) to the Company's knowledge and except as set forth in Section 3.1(n) of the Disclosure Schedule, the use of such Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company acquired the right to use such Intellectual Property; and (iv) to the knowledge of the Company and except as set forth in Section 3.1(n) of the Disclosure Schedule, no person is challenging, infringing on or otherwise violating any right of the Company with respect to such Intellectual Property. To the Company's knowledge, all such patents, trademarks, service marks, and copyrights held by the Company or licensed by the Company are valid and subsisting. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, be in breach of any license, sublicense or other agreement, relating to the Intellectual Property or any third party right to such Intellectual Property except for such breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (o) Title to Properties; Liens and Encumbrances. Section 3.1(o) of the Disclosure Schedule sets forth a complete and accurate list of all real properties leased by the Company. Except as set forth in Section 3.1(o) of the Disclosure Schedule and except for such defects in the title as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has valid leasehold interests in its respective real properties and has valid title to all of its respective other properties and assets (except for leased properties and assets, in which case the Company has a valid leasehold interest therein), subject only to (i) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (ii) liens securing indebtedness of the Company which is created substantially simultaneously with the purchase of the relevant properties or assets and which do not encumber property other than such property or assets, and (iii) liens that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property in fee.

     All of the Company's material tangible personal property, equipment, fixtures and inventories used in the ordinary course of its business are in good, merchantable condition, reasonable wear and tear excluded, or in reasonably repairable condition, suitable for the purposes for which they are being used, and valued at the lower of cost or market for purposes of the Balance Sheets. Section 3.1(o) of the Disclosure Schedule contains a list of Company's material depreciable assets as of March 31, 1997. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products for purposes of the Balance Sheets. All of the material inventories and equipment, including equipment leased to others, are well maintained and in good operating condition.

     (p) Environmental Matters. The property, assets and operations of the Company are in compliance in all material respects with all applicable federal, state, local or foreign laws, rules, orders, decrees, judgments, injunctions, licenses, permits or regulations relating to environmental matters (collectively, the "Environmental Laws"), except to the extent that failure to comply with such Environmental Laws would not have a Material Adverse Effect. To the Company's knowledge, none of the property, assets or operations of the Company are the subject of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release into the environment, of any substance regulated by, or which would form the basis of liability, under any Environmental Laws (a "Hazardous Substance"), or are in contravention of any federal, state, local or foreign law, order or regulation that would have a Material Adverse Effect. The Company has not received any notice or claim, nor are there pending, threatened or reasonably anticipated lawsuits against it with respect to material violations of an Environmental Law or in connection with the release or threatened release of any Hazardous Substance into the environment. The Company has no material contingent liability in connection with any release or threatened release of any Hazardous Substance into the environment.

     (q) Certain Contracts and Agreements. (A) Section 3.1(q) of the Disclosure Schedule sets forth a list of all the Company's material contracts, licenses, agreements or leases other than this Agreement and the agreements contemplated hereby (the "Specified Contracts"). True and correct copies of the most current version of said Specified Contracts have been made available to Parent. The Company is not in default in the performance of any of its material obligations under any Specified Contract. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default of any of its material obligations by the Company under any Specified Contract or, to the Company's knowledge, by any other party thereto.

     (B) Except as disclosed in Section 3.1(q) of the Disclosure Schedule, the Company is not a party to any contract containing non-competition clauses, restrictive covenants or similar provisions that would limit Parent's or the Surviving Corporation's ability after the Closing to engage in any line of business in any geographic area or to compete against any person.

     (C) Except as set forth in Section 3.1(q) of the Disclosure Schedule, the Company does not have, is not a party to nor is it bound by:

     (1) any collective bargaining agreements,

     (2) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

     (3) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral,

     (4) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company,

     (5) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

     (6) any fidelity or surety bond or completion bond,

     (7) any lease of personal property having a value individually in excess of $50,000,

     (8) any agreement of indemnification or guaranty,

     (9) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

     (10) any agreement relating to capital expenditures and involving future payments in excess of $50,000,

     (11) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

     (12) any mortgages, indentures, loans or credit agreements, security agreements or the agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (8) hereof,

     (13) any purchase order or contract for the purchase of raw materials or services involving $25,000 or more,

     (14) any construction contracts,

     (15) any distribution, joint marketing or development agreement,

     (16) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

     (17) any other agreement that involves $50,000 or more or is not cancelable without penalty within thirty (30) days.

     Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Section 3.1 (q), of the Disclosure Schedule, the Company has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Specified Contract. Each Specified Contract is in full force and effect and, except as otherwise disclosed in Section 3.1(q), of the Disclosure Schedule, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     (r) Transactions with Affiliates. Except as disclosed in Section 3.1(r) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company, on the one hand, and the Company, on the other hand, other than any such contracts, agreements, arrangements and understandings that either individually or in the aggregate are de minimis in nature.

     (s) Pre-clinical and Clinical Testing. The preclinical tests and clinical trials of the Company were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such clinical trial or human trial, as the case may be. The Company has no knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results described or referred to in communications with the appropriate regulatory authorities. The Company has not received any notices or other correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification of any human trials being conducted by the Company or on the Company's behalf as of the date hereof.

     (t) Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur without the prior written consent of Parent, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 3.1(u) to the Disclosure Schedule sets forth the Company's current reasonable estimate of all third party expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     (u) Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

     (v) HuMab-Mouse Technology. To the Company's knowledge, the Company's HuMab-Mouse/(TM)/ mice that are currently owned by the Company are able to produce high affinity human monoclonal antibodies against antigens in the manner described in the scientific papers authored by Company employees and published in scientific journals as heretofore supplied by the Company to Parent. In addition, to the Company's knowledge, the transportation of the mice currently owned by the company to Parent's animal facilities located outside the State of California will not have a material adverse effect on such mice, so long as appropriate precautions are taken regarding transportation of such mice consistent with the Company's past practice.

     (w)  Scope of Representations.  Anything to the contrary in this Section
3.1 notwithstanding, no representation or warranty made by the Company in this Agreement shall be deemed to be untrue or incorrect at the date hereof if the failure of such representation or warranty to be true and correct as of such date (or as of any other specified date) does not have, individually or in the aggregate, a Material Adverse Effect on the Company at the date hereof.

     SECTION 3.2  Representations and Warranties of Parent and Merger Sub.
                  -------------------------------------------------------
Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

     (a) Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of Parent and Merger Sub has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are each duly qualified or licensed as a foreign corporation to do business, and each are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     When used with respect to Parent or Merger Sub, the term "Material Adverse Effect" means any material adverse change in or effect on (i) the business, prospects, results of operations or condition (financial or other) of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate any of the transactions contemplated hereby.

     (b) Charter and By-Laws. Parent has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and By-Laws of Parent each as currently in effect and of the Certificate of Incorporation and By-Laws of Merger Sub each as currently in effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

     (c) Capitalization. The authorized capital stock of Parent consists of 40 million Parent Common Shares and two million Parent Preferred Shares, without par value (hereinafter referred to as "Parent Preferred Shares"). As of April 4, 1997, (i) 18,655,511 Parent Common Shares were issued and outstanding, and
(ii) no Parent Preferred Shares were issued and outstanding. All of the Parent Common Shares issuable in exchange for Company Common Stock in accordance with the terms of this Agreement have been duly authorized and reserved for issuance and, when so issued, will be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder of Parent.

     (d) Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub or their stockholders are necessary to authorize this Agreement or to consummate such transaction. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms.

     (e) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not: (A) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Merger Sub; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state or local Governmental Entity, except for: (A) the filings with the SEC of the Form S-4 and the obtaining from the SEC of such orders as may be required in connection therewith; (B) filings with the National Association of Securities Dealers Inc. ("NASD") on which the Parent Common Shares are currently eligible for trading; (C) the filing and recordation of the Merger Agreement as required by the CGCL; and (D) applicable filings under state anti-takeover laws and state Blue-Sky Laws, if any.

     (f) Compliance. (i) Parent and its subsidiaries hold, and are in compliance with, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Parent and each subsidiary, except to the extent the failure to so hold or comply will not have, individually or in the aggregate, a Material Adverse Effect, and to the best knowledge of Parent there are no proceedings pending, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval. Neither Parent nor any of its subsidiaries nor the conduct of their business is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no investigation by any United States Governmental Entity with respect to Parent is pending, or to best knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.

     (g) SEC Filings; Financial Statements. (i) Parent and each of its subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1993, pursuant to Sections 12(b), 12(g), 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Parent SEC Reports"), each of which complied in all material respect with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, as in effect on the date so filed. Parent has delivered to the Company, in the form filed with the SEC (including any amendments thereto) copies of (A) its Annual Report on Form 10-K for each of the three fiscal years ended December 31, 1994, 1995 and 1996; (B) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1993; and (C) all other Parent SEC Reports or registration statements filed by Parent with the SEC since January 1, 1993.
None of such forms, reports or documents (including any financial statements or schedules included or incorporated by reference therein) filed by Parent contained, when filed (in the case of documents filed pursuant to the Exchange
Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (ii) Each of the audited and unaudited consolidated financial statements of Parent (including, in each case, any related notes thereto) included in the Parent SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (iii) Except as and to the extent set forth on the balance sheet of Parent at December 31, 1996, including the notes thereto, included in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, Parent does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred after the date of said Annual Report in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing or otherwise approved by Parent for inclusion in (i) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus will, at the date the Consent Solicitation Statement/Prospectus is first mailed to the Company's stockholders or at the Closing Date, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any Company shareholder's consent or any amendment or supplement thereto. The Form S-4 will comply as to form in all material aspects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made on incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

     (i) Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Reports filed since that date, Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date except as disclosed in the Parent SEC Reports, there has not been any change, event or development in or affecting Parent that constitutes or would reasonably be expected to have a Material Adverse Effect on Parent or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997. In addition to the foregoing, as of the date hereof Parent does not know or have reason to know of any facts or circumstances or of any change, event or development in or affecting Parent or its subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (j) Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or other Governmental Entity, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected to have, a Material Adverse Effect or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997.

     (k) Brokers. No broker, finder or investment banker (other than Vector Securities International, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     (l) Ownership of Company Common Stock. As of the date of this Agreement, Parent and its subsidiaries beneficially own shares of Company Common Stock representing less than 5% of the outstanding shares of Company Common Stock.

     (m) Parent Intellectual Property. (i) Parent owns, is licensed or otherwise possesses legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of its business as currently conducted (collectively, "Parent Intellectual Property"). Each license or other agreement relating to Parent Intellectual Property to which Parent is a party has been complied with by Parent in all material respects and is in full force and effect; (ii) Parent has not licensed or otherwise granted to others any rights to use any such Parent Intellectual Property except as contemplated by this Agreement, or as set forth in Parent's SEC filings; (iii) to Parent's knowledge and except as set forth in Parent's SEC filing, the use of such Parent Intellectual Property by Parent does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent acquired the right to use such Parent Intellectual Property; and (iv) to the knowledge of Parent and except as set forth in Parent's SEC filing, no person is challenging, infringing on or otherwise violating any right of Parent with respect to such Parent Intellectual Property. To Parent's knowledge, all such patents, trademarks, service marks, and copyrights held by Parent or licensed by Parent are valid and subsisting. Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, be in breach of any license, sublicense or other agreement, relating to the Parent Intellectual Property or any third party right to such Parent Intellectual Property except for such breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (n)  Scope of Representations.  Anything to the contrary in this Section
3.2 notwithstanding, no representation or warranty made by Parent in this Agreement shall be deemed to be untrue or incorrect at the date hereof if the failure of such representation or warranty to be true and correct as of such date (or as of any other specified date) does not have, individually or in the aggregate, a Material Adverse Effect at the date hereof.

                                  ARTICLE IV

            CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

     SECTION 4.1  Conduct of Business of the Company Pending the Merger.  The
                  -----------------------------------------------------
Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as otherwise required by the terms of this Agreement or unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with its customers, suppliers and other persons with whom the Company or any of its subsidiaries has significant business relations and to preserve and maintain in effect all of the Company's Intellectual Property.

     Except as otherwise provided in this Agreement, by way of amplification and not in limitation of the foregoing, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock of the Company or any other securities convertible into shares of capital stock or any rights, warrants or options to acquire any such shares or convertible securities except for shares of Company Common Stock and/or Company Preferred Stock purchasable from employees upon termination of employment in accordance with the Company's usual and customary practice;

     (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) except that shares of Company Common Stock may be issued upon exercise of Company Options and the conversion of Company Preferred Stock outstanding as of the date hereof;

     (c) except to the extent required under existing Company Plans as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in compensation of employees and officers of the Company or its subsidiaries in the ordinary course of business in accordance with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing Company Plans, except on an individual basis in the ordinary course of business and consistent with past practice, or (iii) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as required by law or as provided in this Agreement; provided that the provisions of this
Section 4.1 shall not prohibit the Company and its subsidiaries from hiring personnel from time to time in the ordinary course of their business, consistent with past practice and in consultation with Parent;

     (d) amend the Company Articles of Incorporation, the Company By-Laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

     (e) except as allowed pursuant to Section 4.7 of this Agreement, acquire or agree to acquire (i) by merging or consolidation with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets (not otherwise subject to paragraph (h) below) other than in the ordinary course of business consistent with past practice;

     (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice and in amounts that are not, individually or in the aggregate, material to the Company;

     (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than or endorsements of negotiable instruments and similar guarantees in the ordinary course of business consistent with past practice), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings (including deposits) incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

     (h) expend, or commit to expend, funds for capital expenditures other than in accordance with the Company's current capital expenditure plans in excess of $10,000 in any one transaction or related series of transactions;

     (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (j) recognize any labor union (unless legally required to do so) or enter into any collective bargaining agreement;

     (k) except as may be required as a result of a change in generally accepted accounting principles or as recommended by the Company's independent accountants and consented to in writing by Parent (which consent shall not be unreasonably withheld) prior to such change, change any of the accounting methods, practices or principles used by the Company;

     (l) make any Tax election or settle or compromise any income Tax liability in excess of $10,000 except for the sales and use tax matter set forth in
Section 3.1(m) of the Disclosure Schedule or file any federal income tax return prior to the last day prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company, without the prior consent of Parent, which consent shall not be unreasonably withheld;

     (m) commence any litigation (except any litigation arising out of or in connection with this Agreement) or any dispute resolution process or settle or compromise any litigation in which the Company is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid;

     (n)  enter into any new line of business;

     (o) commence any new preclinical or clinical trials or submit any data or other materials or enter into any material discussions with the FDA or any other Governmental Entity (except discussions in the ordinary course of business);

     (p) transfer to any person or entity any rights to the Company's Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business);

     (q) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope or any third party royalty rights with respect to any products of the Company;

     (r) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedule;

     (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate in any 30-day period;

     (t) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

     (u) pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company's Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to March 31, 1997 or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

     (v) enter into or modify any new or existing agreements for the lease or purchase of real property; or

     (w) authorize any of, or commit or agree to take any of, the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

     SECTION 4.2  Conduct of Business of Merger Sub.  Merger Sub has not
                  ---------------------------------
engaged, and during the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     SECTION 4.3  Shareholders' Consent/Meeting.  As soon as practicable after
                  -----------------------------
the date of this Agreement, the Company will take all action necessary in accordance with and subject to applicable law and the Company Articles of Incorporation and the Company By-Laws to obtain the written consent to the Merger and this Agreement and the transactions contemplated hereby or to convene a meeting of its shareholders (the "Shareholder's Meeting") to consider and vote upon the adoption and approval of this Agreement. Subject to the next succeeding sentence, the Company, through its Board of Directors, shall recommend to its stockholders approval of the foregoing matters, and such recommendation shall be included in the Consent Solicitation Statement/Prospectus. The Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change such recommendation, if and only if the Board, after advice of outside counsel, determines in good faith that the making of such recommendation, or the failure to so withdraw, modify or change such recommendation, could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law.

     SECTION 4.4  Access to Information; Confidentiality.  (a) From the date
                  --------------------------------------
hereof to the Effective Time, the Company (i) shall, and shall cause its officers, directors, employees, auditors and other agents to, afford the officers, auditors and other agents of Parent, reasonable access at all reasonable times (during normal business hours so as not to unduly or unreasonably interfere with the business of the Company) to its senior officers, agents, properties, offices and other facilities and to all books and records, and shall furnish Parent and such other persons with all financial, operating and other data and information as Parent, through its officers, may from time to time reasonably request, and (ii) shall make available its senior officers, upon reasonable prior notice and during normal business hours, to confer on a regular basis with the appropriate officers of Parent regarding the ongoing operations of the Company, the implementation of the transactions contemplated hereby and other matters related hereto. No investigation pursuant to this Section 4.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b) Each of Parent and Merger Sub will hold information it receives pursuant to Section 4.4(a)(i) which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement dated February 27, 1997 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 4.5  Affiliates.  Prior to the Closing Date, the Company shall
                  ----------
deliver to Parent a letter identifying all persons who are, on the record date established for the Consent Solicitation Statement/Prospectus, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 4.5 hereto.

     SECTION 4.6  No Solicitation.  Subject to the proviso below, the Company
                  ---------------
shall not, nor shall the Company authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, "Representatives") retained by it to, solicit, initiate, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below) or enter into or maintain or continue any discussions or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, and the Company shall notify Parent orally (as promptly as practicable, and in any event within two business days) as to any Transaction Proposal which it or any of its Representatives may receive, specifying in reasonable detail the material terms thereof and, if requested by Parent, the Company shall furnish a written summary of such material terms (other than the identity of the party making such Transaction Proposal). Nothing contained in this Section 4.6 or this Agreement to the contrary shall restrict the Board of Directors of the Company from (i) furnishing information to any person or entity who makes an unsolicited inquiry concerning a possible Transaction Proposal, or
(ii) entering into negotiations or discussions with any person or entity that makes an unsolicited Transaction Proposal regarding that Transaction Proposal, or (iii) entering into an unsolicited Transaction Proposal, if, in the case of either clauses (ii) or (iii), the Board of Directors of the Company determines in good faith, after advice of counsel, that (a) the failure to do so could reasonably be deemed a breach of its fiduciary duties under applicable law or
(b) failing to make, withdrawing, modifying or changing a recommendation to the Company's stockholders with respect to the approval and adoption of this Agreement if the Board of Directors of the Company determines in good faith, after advice of counsel, that making such recommendation, or failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law. The Company shall provide such information to Parent regarding any inquiry, negotiation, discussion or proposal under this Section 4.6 as is necessary, in the reasonable judgment of the Board of Directors of the Company, to achieve a level playing field so that Parent shall not be at a disadvantage, provided that the name of any such other person need not be disclosed to Parent. The Company shall obtain a confidentiality agreement from the person making such inquiries or proposals containing substantially the same terms and provisions as that obtained from Parent, provided that to the extent such confidentiality agreement with such third party contains provisions that are more favorable to such third party than the comparable provisions in the Confidentiality Agreement, such provisions in the Confidentiality Agreement shall be amended correspondingly.

     As used herein, the term "Transaction Proposal" means (x) any acquisition or purchase of substantially all of the assets of, or any controlling interest in, or any debt or equity offering of, the Company or any Business Combination, as defined herein, or (y) any proposal, plan or agreement to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     SECTION 4.7  Employee Benefits Matters.  (a) Except as otherwise provided
                  -------------------------
in this Section 4.7, on and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, maintain the Company Plans set forth in Section 3.1(l) of the Disclosure Schedule (other than the Plans) for the benefit of employees of the Company as such Company Plans are in effect immediately prior to the Effective Time; provided that Parent or Surviving Corporation may replace any Company Plan with a plan of Parent which provides benefits that are substantially similar to those benefits provided to Parent's employees.

     (b) Except as otherwise provided in this Section 4.7, on and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, maintain compensation for Company employees, at the same levels as in effect on the date of this Agreement, subject to increases in accordance with Company policy.

     (c) On and after the Effective Time, Company employees shall be entitled to participate in the equity compensation plans of Parent for employees of Parent on the same basis as similarly situated employees of Parent.

     (d) On and after the Effective Time, the base salary and other compensation and benefits described in Section 4.7 (a) through (d) hereof may be altered by the Surviving Corporation consistent with the Company's past practices, to remain competitive or in accordance with industry practice; provided that the aggregate compensation and benefits provided to the Surviving Corporation employees shall be no less favorable than the compensation and benefits provided to Company employees immediately prior to the Effective Time and may be reduced only in the event of a material adverse change in the business of the Surviving Corporation.

     SECTION 4.8  Directors' and Officers' Indemnification and Insurance.  (a)
                  ------------------------------------------------------
It is understood and agreed that the Company shall defend, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and the Parent shall, jointly and severally, defend, indemnify and hold harmless, each present and former employee, agent, director and officer of the Company (the "Indemnified Parties") to the fullest extent required or permitted under (a) applicable law and (b) as provided in their respective charters and by-laws, which rights to be defended, indemnified and held harmless shall survive the Merger and shall continue in full force and effect without time limitation from and after the Effective Time. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation and the Parent, will periodically advance expenses as incurred with respect to the foregoing, to the fullest extent permitted by applicable law; provided the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In addition, the Articles of Incorporation and the By-Laws of the Surviving Corporation with respect to indemnification, shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or otherwise entitled to indemnification pursuant to the Company's Articles of Incorporation. In the event that the Surviving Corporation transfers all or substantially all of its operations to another corporation or other entity, proper provision shall be made so that the successor or transferee thereof shall assume any remaining obligations of the Surviving Corporation set forth in this Section 4.8.

     (b) Parent shall cause the Company either (x) to continue in force for at least five years from the Closing Date, the Company's policy insuring its officers and directors for errors and omissions liability at least with respect to acts and omissions through the Closing Date, or (y) procure equivalent insurance.

     (c) Each current officer and director of the Company shall have rights as a third party beneficiary under this Section 4.8 as separate contractual rights for his or her benefit.

     SECTION 4.9  Further Action; Reasonable Best Efforts.  Upon the terms and
                  ---------------------------------------
subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts as are necessary for the consummation of the transaction contemplated by this Agreement and to fulfill the conditions to the Merger. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining the necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     SECTION 4.10  Notification of Certain Matters.  The Company shall give
                   -------------------------------
prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 4.11  Public Announcements.  Each party shall consult with the
                   --------------------
other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange or quotation system, provided, however, that each party may talk to their shareholders without the consent of the other in accordance with applicable law.

     SECTION 4.12  Tax Free Reorganization Treatment.  None of Parent, Merger
                   ---------------------------------
Sub, the Company or any of their respective affiliates shall take or cause to be taken any action, whether before or after the Effective Time, other than those actions specifically required or permitted by this Agreement, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

     SECTION 4.13  Rule 144 Information.  Parent hereby agrees that from the
                   --------------------
Effective Time until the third anniversary of the Effective Time, if Parent is not subject to Section 13 or 15(d) of the Exchange Act, it will ensure that there is publicly available the information specified in Rule 144(c)(2) under the Securities Act.

     SECTION 4.14  Preparation of Form S-4 and the Consent Solicitation
                   ----------------------------------------------------
Statement/Prospectus.  (i) Promptly following the date of this Agreement, the
--------------------
Company and Parent shall prepare and file with the SEC the Form S-4, in which the Consent Solicitation Statement/Prospectus will be included as a prospectus, in order to register the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Consent Solicitation Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and shall submit this Agreement and the transactions contemplated hereby to the holders of Company Common Stock and Company Preferred Stock for approval and adoption as provided by the CGCL and the Company Article of Incorporation and Company By-Laws. The Company shall use its best efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the

Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and Company Preferred Stock as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the Closing Date, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company, Parent and Merger Sub each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

     SECTION 4.15(a)  Contingent Payments.  Parent shall use its commercially
                      -------------------
reasonable best efforts and shall take all reasonably required actions to ensure receipt by the Company of the full amount of the Continent Payments at least 15 days prior to the Second Payment Date. In the event that the full amount of the Contingent Payments cannot be obtained by the Second Payment Date, Parent shall continue to use its commercially reasonable best efforts and shall take all reasonably required action to ensure receipt by the Company of the full amount of the Contingent Payments at least 15 days prior to the Final Payment Date.

     (b) Thirty (30) days prior to the Final Payment Date, or the Second Payment Date if there is no Final Payment Date, Parent shall provide a person designated by the former Board of Directors of the Company (the "Board Designee") with its tentative determination of the Tax Liability (as defined in Section 2.1(b)(iv)(B)). Parent agrees to utilize the following items of deduction or loss to reduce first the Tax Liability prior to the utilization of any Parent net operating losses: (w) any compensation expense deduction resulting from the payment of the Employee Stock Bonus contemplated by Section 4.21 hereof, (x) deductible transaction expenses arising in connection with the Merger, (y) any Company operating expenses (less any accrued interest attributable to the Convertible Note) from the Closing Date through December 31, 1997 and (z) Company net operating loss carryovers. In addition, to the extent possible, Parent shall utilize its net operating losses (calculated without regard to the items set forth in (w), (x) and (y) above) to reduce the Tax Liability created by the Contingent Payments. Parent shall, however, use its commercially reasonable best efforts, within the purview of the applicable tax laws and regulations, to minimize the Tax Liability, unless taking such action would not, in Parent's reasonable business judgment, be in the best interests of Parent for reasons not principally related to tax or principally related to reducing the Merger Consideration. Appropriate adjustments will be made to prevent the double counting of any income, deduction or losses. The Board Designee may object to Parent's determination of the Tax Liability within fifteen (15) days of the receipt of Parent's determination of the Tax Liability, in which case the Tax Liability shall be determined in accordance with this paragraph by Parent's independent auditors.

     SECTION 4.16  Parent Shareholders' Meeting; Payment of Additional Shares.
                   ----------------------------------------------------------
Parent, in accordance with its Certificate of Incorporation and By-Laws and the applicable requirements of the New Jersey Business Corporation Act, the federal securities laws and the applicable requirements of The Nasdaq Stock Market, shall, if necessary to comply with said requirements within sixty (60) days of the Closing Date use its commercially reasonable best efforts to (i) present to its shareholders for approval at a special or annual meeting of shareholders, a resolution (the "Additional Stock Resolution") approving the potential additional issuance of Parent Common Shares as Additional Shares described in Section 2.1, along with the recommendation of the Board of Directors of Parent that such resolution be approved, and (ii) solicit from each of its shareholders a proxy in favor of the approval of the Additional Stock Resolution.

     SECTION 4.17  FIRPTA Matters.  At the Closing, (a) the Company shall
                   --------------
deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     SECTION 4.18  Expenses.  Except as otherwise specifically provided in this
                   --------
Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     SECTION 4.19  NMS Listing.  Parent shall authorize for listing on The
                   -----------
Nasdaq Stock Market the shares of Parent Common Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     SECTION 4.20  Blue Sky Laws.  Parent shall take such steps as may be
                   -------------
necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Shares pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdiction which are applicable in connection with the issuance of Parent Common Shares pursuant hereto.

     SECTION 4.21  Employee Stock Bonus.
                   --------------------

          (a) At the Initial Placement Date, Parent will issue 250,000 shares (the "Employee Shares") of Parent Common Shares to certain employees of the Company in accordance with the schedule to be delivered by the Company to Parent (the "Company Employees") within 10 days after the date of this Agreement. The Company Employees shall be required to include their Employee Shares in the Initial Placement. If the Initial Placement Date does not occur by December 31, 1997, the Employee Shares will be issued on the first business day of 1998.

          (b) Each Company Employee shall be required to remit to Parent, either in cash, by certified or bank check made payable to Parent, or out of the gross proceeds received by such Company Employee from the sale of his or her Employee Shares in the Initial Placement (the "Employee Share Amount"), an amount sufficient to satisfy any federal, state or local tax withholding requirements prior to the distribution of the Employee Share Amount. If the Initial Placement Date does not occur by December 31, 1997, Parent will cooperate with the Company Employees in the sale through brokers of sufficient Employee Shares to provide funds for tax withholding.

          (c) In addition, on the Second Payment Date (as defined herein) Parent will deliver to those Company Employees, who remain employees until December 31, 1997 or such earlier time as Parent agrees, such number of additional Employee Shares having a Fair Market Value as of the Second Payment Date equal to 3.626943% of the Merger Consideration, as adjusted, less (1) the aggregate Employee Share Amount and (2) the number of Employee Shares having an aggregate Fair Market Value as of the Second Payment Date equal to an amount sufficient to satisfy any federal, state or local tax withholding requirements. Such additional Employee Shares shall be distributed to Company Employees in the same proportion as the Employee Shares in subsection 4.21(a) above.

     SECTION 4.22  Shareholder Agreements.  The Company covenants and agrees
                   ----------------------
that prior to the date the Consent Solicitation/Prospectus is first mailed to the Company's shareholders, the Company will obtain from all shareholders of the Company who are directors of the Company or investment funds represented on the Board of Directors (the "Designated Shareholders") a Shareholder Agreement which provides that the Designated Shareholders will vote the shares of Company Preferred Stock and Company Common Stock held by them in favor of the adoption and approval of the Merger and the Required Amendments (as defined herein) to the Company's Articles of Incorporation.


                                   ARTICLE V

                              CONDITIONS OF MERGER

     SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger.
                  -----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the holders of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon each voting as a single class by the requisite vote under applicable law and the Company's Articles of Incorporation. In addition, the Company's shareholders shall have approved any and all amendments to the Company's Articles of Incorporation necessary to eliminate any conflicts with this Agreement described in Section 3.1(d) of the Disclosure Schedule (the "Required Amendments").

     (b) Other Approvals. Other than the filings contemplated by Section 1.3, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Entity or any third party (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the business of the Surviving Corporation, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), all conditions, if any, to such Requisite Regulatory Approvals shall have been satisfied and all such Requisite Regulatory Approvals shall be in full force and effect.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (d) Nasdaq Listing. The shares of Parent Common Shares issuable to shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq Stock Market upon official notice of issuance.

     SECTION 5.2  Conditions to Obligations of Parent and Merger Sub.  The
                  --------------------------------------------------
obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (c) Legal Opinion. Parent shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Company, an opinion in form and substance satisfactory to Parent and its counsel dated the Effective Time to the effect that:

          (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its properties and carry on its business as conducted at the Effective Time and is duly qualified to do business as a foreign corporation and in good standing in each state of the United States and such other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect on the Company.

          (ii) this Agreement constitutes the valid and legally binding obligation of Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (iii) except as may be set forth in Section 3.1(j) of the Disclosure Schedule hereof, to such counsel's knowledge, there is no litigation, legal action, arbitration, administrative proceeding, demand, claim or investigation pending, overtly threatened, against or relating to the Company or its properties or assets.

          (iv) all consents and approvals of federal Governmental Entities and Governmental Entities in the state of California which are required by the Company in connection with the execution and the consummation by the Company of this Agreement and the transactions contemplated herein have been obtained.

          (v) immediately prior to the Effective Time of the Merger, the authorized capital stock of the Company is as set forth in Section 3.1(c) of this Agreement, and that, based on the stock records of the Company maintained by such firm, the issued and outstanding capital stock is as set forth on Section 3.1(c) of this Agreement. Each of the Company Common Stock and the Company Preferred Stock is validly issued, fully paid and non-assessable and was issued in compliance with the registration, qualification and notification provisions of applicable state and federal securities laws. The Company's capital stock is not subject to preemptive rights created by statute, the Company Articles of Incorporation or Company By-Laws or any agreement to which the Company is a party or by which it is bound. To such counsel's knowledge and except as disclosed in Section 3.1(c) of this Agreement or in the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements or any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     (vi) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and have been approved by the Board of Directors and shareholders of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of the Company's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

          (vii) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated thereby will not: (a) violate any provision of the Company's Articles of Incorporation or Company By-Laws, (b) violate (i) any governmental statute, rule or regulation of the State of California applicable to the Company or (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation of which would materially and adversely affect the Company; or (c) constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or give to others any interest or right in any of the properties or other assets of the Company pursuant to any Specified Contract.

          (viii) This Agreement has been duly approved and adopted by the affirmative vote of a number of outstanding shares of Company Common Stock and Company Preferred Stock, each voting separately as a single class that equals or exceeds the number of such shares required to approve this Agreement under the California General Corporation Law and the Company's Articles of Incorporation.

          (ix) The execution and delivery by the Company of the Agreement do not, and the consummation of the transactions contemplated thereby by the Company and the change of control that will result from the Merger will not, require the consent of any third party to any agreement, contract, license or other instrument or obligation set forth in Section 3.1(e) (i),
     (ii), and (iii) of the Disclosure Schedule and will not result in the termination or cancellation of any obligations of Cell Genesys, Inc. under its $15,000,000 Convertible Subordinated Promissory Note dated March 26, 1997 payable to the order of the Company.

     (d) Officers Certificate. Company shall have delivered to Parent a certificate of its corporate Secretary certifying:

          (i) resolutions of its stockholders and Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreement, documents and transactions contemplated hereby; and

          (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

     (e) Consents. All consents required to be delivered by or on the part of the Company pursuant to this Agreement shall have been obtained by the Company and delivered to Parent and Sub on or before the Effective Time.

     (f) Dissenters' Rights. Holders of more than 400,000 shares of the outstanding shares of the Company's Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

     SECTION 5.3  Conditions to Obligations of the Company.  The obligation of
                  ----------------------------------------
the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c)  Officer's Certificate.  Parent shall have delivered to Company:

          (a) A certificate of its corporate Secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery by Parent of all agreement, documents and transactions contemplated hereby and, on behalf of Parent as sole stockholder of Merger Sub approving the execution of this Agreement and the consummation of the Merger by Merger Sub; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          (b) a certificate of Merger Sub's corporate Secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the performance of all obligations of Merger Sub provided herein or therein; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

     (d) Tax Opinion. The opinion, based on appropriate representations of the Company, Parent and others, of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, to the effect that except for certain actions which may be required or permitted under the terms of the Agreement, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, dated on or about the date of and referred to in the Consent Solicitation/Prospectus as first mailed to the shareholders of the Company, shall not have been withdrawn or modified in any material respect.

     (e) The Company has received from Satterlee Stephens Burke & Burke LLP, counsel for Parent and Merger Sub, an opinion in form and substance satisfactory to the Company's counsel dated the Effective Time to the effect that:

          (i) each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has corporate power and authority to consummate the transactions contemplated by this Agreement;

          (ii) this Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and, except as enforceability of the terms hereof may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally and general principles of equity, and as rights to indemnification hereunder may be subject to limitations of public policy, this Agreement is the valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms and all corporate action by Parent and Merger Sub required in order to effect the transactions contemplated hereby has been taken:

          (iii) this Agreement has been duly authorized, executed and delivered by Merger Sub and, except as enforceability may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally are the valid and binding obligation of Merger Sub, enforceable in accordance with their respective terms, and all corporate action by Parent and Merger Sub required in order to effect the transaction contemplated hereby or thereby has been taken;

          (iv) the Parent Common Shares to be issued in accordance with Section
     2.1 have been duly authorized, reserved, and, upon issuance in accordance with this Agreement and the Merger Agreement, will be validly issued, fully paid and nonassessable and duly and properly listed on The Nasdaq Stock Market; and

          (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the corporate charter or bylaws of Parent or Merger Sub or to the best knowledge of such counsel after due inquiry, conflict with, result in the breach of any provision of or termination of, or constitute a default under any of the instruments, agreements or commitments to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound, or constitute a violation of any order, judgment or decree to which Parent or any of its subsidiaries is a party or by which any of their respective assets or properties is or may be bound.


                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1  Termination.  This Agreement may be terminated and the Merger
                  -----------
contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a)  by mutual written consent of Parent and the Company; or

     (b) by Parent, upon any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that, either individually or in the aggregate, would constitute grounds for Parent to elect not to consummate the Merger pursuant to Section 5.2(a) or (b), if either (i) such breach cannot be cured prior to the Closing Date, or (ii) has not been cured within 45 days after the date on which written notice of such breach is given by Parent to the Company, specifying in reasonable detail the nature of such breach;

     (c) by the Company, upon any breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement that, either individually or in the aggregate, would constitute grounds for the Company to elect not to consummate the Merger pursuant to Section 5.3(a) or (b), if either
(i) such breach cannot be cured prior to the Closing Date, or (ii) has not been cured within 45 days after the date on which written notice of such breach is given by the Company to Parent, specifying in reasonable detail the nature of such breach;

     (d) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

     (e) by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder which are required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to October 31, 1997.

     (f) by either Parent or the Company, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by October 31, 1997;

     (g) by either Parent or the Company, if (A) the Board of Directors of the Company shall have approved or have recommended to the shareholders of the Company a Transaction Proposal or shall have resolved to do the foregoing; or
(B) a tender offer or exchange offer for not less than a majority of the outstanding Voting Stock (as defined herein) of the Company (a "Takeover Proposal") is commenced (other than by Parent or any of its subsidiaries or affiliates), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such Takeover Proposal or otherwise fails to recommend that such shareholders reject such Takeover Proposal within ten business days of the commencement thereof; provided, however, that in each case this Agreement may only be terminated by the Company if, and only to the extent that, the Board of Directors of the Company, after advice of independent legal counsel, determines in good faith that failure to take such action could reasonably be deemed to constitute a breach of the Board's fiduciary duties under applicable law;

     (h) by Parent in the event of a material adverse change in the business, prospects or financial condition of the Company;

     (i) by the Company in the event of a material adverse change in the business, prospects or financial condition of Parent; or

     (j) by either Parent or the Company after August 31, 1997, if the Form S-4 has not been declared effective by the SEC; provided that such right of termination shall not be available to a party if such party shall have materially breached its obligation under Section 4.14 of this Agreement.

     SECTION 6.2  Effect of Termination.  In the event of the termination of
                  ---------------------
this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 4.4(b),
Section 6.3, if applicable, and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof; provided further, however, that the recommendation of another transaction by the Company's Board of Directors in accordance with Section 4.7 shall not constitute a willful and material breach of this Agreement by the Company.

     SECTION 6.3  Breakup Fee.  (a)  The Company agrees that if this Agreement
                  -----------
shall be terminated pursuant to:

          (i) Section 6.1(f) because the Agreement, the Merger and the Required Amendments shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company (unless, prior to such termination, either Parent or the Company shall have had another valid basis for terminating this Agreement and shall have given notice of termination pursuant to any paragraph of Section 6.1, except in the case of the Company, paragraph (f) or (g)); or

          (ii)  Section 6.1(g);

     then in either such case, the Company shall pay to Parent $3,500,000.

     (b) In the event of a termination by Parent in accordance with Section 6.3(a), and the Company shall consummate a Business Combination within 18 months from the date of this Agreement, then in any such case, the Company shall pay to Parent an additional $5,000,000.

     (c) Any cash payment required to be made pursuant to subsection 6.1(a) above shall be made upon the date which is 30 days after (i) the date of the shareholders meeting in the case the Agreement is terminated pursuant to subsection 6.1(a)(i) above or (ii) the date the Board of Directors of the Company shall have approved or recommended a Transaction Proposal to the Company's shareholders or recommend that the Company's shareholders tender their shares pursuant to a Takeover Proposal or otherwise fails to recommend that the Company's shareholders reject a Takeover Proposal, in the case this Agreement is terminated pursuant to subsection 6.1(a)(ii) above. Any such payment shall be made by wire transfer of immediately available funds to an account designated by Parent and terminations of the Company's obligations in subsection 6.3(a) shall not occur until such payment shall have been made pursuant hereto.

     (d) Any cash payment required to be made pursuant to Section 6.3(b) shall be made upon the date which is 60 days after the date the Company enters into a definitive agreement with respect to such Business Combination, by wire transfer of immediately available funds to an account designated by Parent, and termination of the Company's obligations under Section 6.3(b) shall not occur until such payment shall have been made pursuant hereto. The Company covenants and agrees that it will not enter into a definitive agreement relating to a Transaction Proposal that would, if consummated, require the payment of any amounts by the Company pursuant to Section 6.3(b) unless the other party or parties thereto agree unconditionally in writing (a copy of which shall be furnished to Parent as soon as practicable after the public announcement of such proposed Transaction Proposal) to assume, undertake and perform all of the Company's payment obligations under this
Section 6.3, and to pay any legal expenses incurred by Parent in connection with the enforcement thereof.

     (e)  For purposes of this Agreement:

          (i) the term "Business Combination" shall mean (A) the acquisition by any person (other than Parent or any of its subsidiaries) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or the formation of any group (as such term is defined for purposes of Rule 13d-5 under the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the total voting power of all then outstanding Voting Stock of the Company; (B) the consolidation or merger of the Company with or into any person (other that Parent or any of its subsidiaries) in a transaction in which the Company shall not be the surviving or continuing corporation; (C) the merger or consolidation of any person (other than Parent or any of its subsidiaries) with or into the Company in a transaction in which the Company is the surviving or continuing corporation but in which the shares of Voting Stock outstanding immediately prior to such transaction shall represent less than 50% of the total voting power of all Voting Stock of the surviving or continuing corporation outstanding immediately after such merger or consolidation; or
     (D) any sale or other transfer (including by way of dividend or distribution of assets to the Company's stockholders), in one transaction or in a series of related transactions, of all or substantial portion of the Company's consolidated assets or business to any person (other than Parent or any of its subsidiaries) or group; and

          (ii) the term "Voting Stock" means all outstanding stock and other securities of the Company entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company.

     (f) Except as specifically provided in Section 6.2 and this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4  Amendment.  This Agreement may be amended by the parties
                  ---------
hereto by action taken by or on behalf of Parent and the respective Boards of Directors of Merger Sub and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration the Company's shareholders are to receive upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.5  Waiver.  At any time prior to the Effective Time, any party
                  ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid and set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VII

                   REGISTRATION OF SECURITIES; LIMITATION ON
                          SALE OF PARENT COMMON SHARES

     SECTION 7.1  Registration of Shares.  Parent shall take all such action as
                  ----------------------
may be reasonably required in order to register or qualify the Initial Shares and, to the extent required, the Employee Shares under the Securities Act and applicable state securities laws so as to permit or facilitate the sale or distribution of such shares by the Company's shareholders. No shares except Initial Shares and Employee Shares shall be included in the registration or the Initial Placement.

     SECTION 7.2  Restrictions on Transfer of Parent Common Shares.  (a) Lock-Up
                  ------------------------------------------------
Period. Except as provided in subsection 7.2(b) below, for the period (the "Lock-Up Period") following the Closing Date and ending on the Second Payment Date, as the case may be, a Company shareholder shall not engage in any Sale (as defined below) of Initial Shares without the prior written consent of Parent. For the purposes of this Section 7.2 a "Sale" shall mean any sale, exchange, transfer, assignment, hypothecation, pledge, distribution, redemption or reduction in any way of shareholder's risk of ownership (by short sale, gift or otherwise), or any other disposition, directly or indirectly, of any beneficial interest in any Initial Shares; provided, however, that any shareholder organized as a partnership, limited liability company or closely held corporation may distribute Initial Shares to their partners, members or shareholders, as the case may be, so long as such partners, members or shareholders agree to be bound by the restrictions of this Section 7.2. In order to ensure compliance with the restrictions on transfer set forth in
Section 7.2(a), Parent will cause the legend set forth in subsection 7.2(c) hereof to be placed on each certificate of Initial Shares issued in connection with the Merger.

     (b) (i) On or before the Initial Placement Date, Parent will use its best efforts to cause the Employee Shares and the Initial Shares to be offered and sold in the Initial Placement. Notwithstanding the foregoing, the number of Initial Shares which may be sold in the Initial Placement shall not exceed the number determined by dividing the Preference Amount by the price at which such Initial Shares are to be sold in the Initial Placement. Parent shall give written notice (a "Placement Notice") by registered or certified mail, at least thirty (30) days prior to the date of the commencement of the Initial Placement, to the registered holders of the Parent Common Shares issued in the Merger of its intention to cause the Initial Placement to occur. If a holder of the Parent Common Shares notifies Parent within twenty (20) days after receipt of the Placement Notice of its or his desire to include Parent Common Shares in the Initial Placement, Parent shall afford such holder the opportunity to participate in the Initial Placement. In the event that fewer than all the Initial Shares and Employee Shares offered can be sold, priority shall be given to the sale of all the Employee Shares.

          (ii) Holders of Employee Shares, Company Preferred Stock and Company Common Stock, as the case may be, who participated in the Initial Placement (the "Initial Placement Participants") shall be entitled to receive on the Second Payment Date (as defined herein) as reimbursement for one-half ( 1/2) of any fee paid to the Placement Agent in connection with the Initial Placement (the "Placement Agent Fee Amount"), Additional Shares with a Fair Market Value as of the Second Payment Date equal to said Placement Agent Fee Amount. The number of shares of Parent Common Shares which an Initial Placement Participant shall be entitled to receive shall be equal to an amount determined by multiplying (1) the quotient obtained by dividing the number of Parent Common Shares sold in the Initial Placement by such Initial Placement Participant by the total number of Parent Common Shares sold in the Initial Placement, by (2) the quotient obtained by dividing the Placement Agent Fee Amount by the Fair Market Value of a Parent Common Share on the Second Payment Date.

          (iii) Parent shall pay any and all costs, fees and expenses (except as otherwise stated herein) incurred in connection with the Initial Placement and/or any registration statement required under subsection 7.2(a) above including, but not limited to, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses, the expense of any special audits required to effect the Initial Placement and/or any registration; provided, however, that such expenses shall not include (A) sale discounts, placement agents' and/or underwriters' fees and commissions, and transfer taxes, if any, relating to the sale or disposition of Parent Common Shares by the Company's shareholders and Company Employees pursuant to this Agreement; or (B) any fees or expenses of any counsel, accountants or other persons retained or engaged by the Company's shareholders and Company Employees in connection with any such sale or disposition.

          (iv) A pricing committee (the "Pricing Committee"), composed of one member chosen by Parent and one member chosen by the directors of the Company holding office immediately prior to the Effective Time shall, in consultation with the Placement Agent, determine the number of Parent Common Shares to be sold in the Initial Placement and the price at which such shares are to be sold and the Placement Agent fee. If the Pricing Committee is unable to agree on the number of shares, then the number of shares which shall be sold in the Initial Placement shall be the greatest number of shares that the Placement Agent determines can be sold in the Initial Placement provided that the selling price is at least $5.00.

          (v) Notwithstanding the provisions of subsection 7.2(b)(i) above, Parent shall have the right at any time after it has given the Placement Notice to elect to postpone a proposed Placement for a period of up to sixty (60) days but in no event later than December 31, 1997, if, in the opinion of the Placement Agent, the Initial Placement would adversely affect Parent or the market for Parent Common Shares.

          (vi) In the event a holder of Parent Common Shares elects not to participate in the Initial Placement such holder may not engage in any Sale of Parent Common Shares until the expiration of the applicable Lock-Up Period without the prior written consent of Parent.

          (vii) Notwithstanding the provisions of subsection 7.2(a) above, in the event that less than 66 2/3% of the total number of Initial Shares offered for sale in the Initial Placement are sold, then the Lock-Up Period and the restrictions on transfer with respect to those shares of Initial Shares offered for sale but not sold in the Initial Placement shall automatically terminate after the Initial Placement Date. If more than 66 2/3% of the Initial Shares offered for sale in the Initial Placement are sold then the Lock-Up Period with respect to the offered but unsold Initial Shares shall be reduced to six months from the Initial Placement Date. For purposes of this paragraph (vii) an Initial Share shall be considered to have been offered if the holder requested that it be included in the Initial Placement in accordance with subsection 7.2(b)(i).

     (c) Legend. Parent may issue stock transfer restrictions to the Parent's transfer agent with respect to the Parent Common Shares subject to the transfer restrictions set forth in Subsection 7.2(a) above. In addition, Parent may require that each certificate representing Parent Common Shares to which such transfer restrictions apply bear a legend in substantially the following form:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT AND PLAN OF REORGANIZATION DATED MAY 5, 1997 (THE "MERGER AGREEMENT") A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE COMPANY, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT. UNLESS EARLIER TERMINATED PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE RESTRICTIONS ON TRANSFER PURSUANT TO SUCH AGREEMENT WILL LAPSE ON DECEMBER 31, 1998."


                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Non-Survival of Representations, Warranties and Agreements.
                  ----------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 6.1, except that those set forth in Sections 2.1 (with respect to payments of the Merger Consideration occurring after the Effective Time), 2.2, 2.3, Section 4.4(b), Section 4.7, Section 4.8, Section 4.9, Section 4.12,

Section 4.13, Section 4.15, Section 4.16, Section 6.3, Article VII, and this
Article VIII shall survive indefinitely (or to such earlier date as shall be specified by the terms of such provisions).

     SECTION 8.2  Notices.  All notices, requests, claims, demands and other
                  -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Merger Sub:

          Medarex, Inc.
          1545 Route 22 East
          Annandale, New Jersey  08801-0953
          Attention:  Donald L. Drakeman - President
          Phone:  609-713-6001
          Fax:    609-713-6002

     with a copy to:

          Satterlee Stephens Burke & Burke LLP
          230 Park Avenue
          New York, New York  10169
          Attention:  Dwight Kinsey, Esq.
          Phone:  212-818-9200
          Fax:    212-818-9606 or 9607

     if to the Company:

          GenPharm International, Inc.
          855 California Avenue, Suite C
          Palo Alto, California  94304
          Attention:  Jonathan MacQuitty - Chief Executive Officer
          Phone:  415-842-6441
          Fax:    415-813-0464
     with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California  94304-1050
          Attention:  Robert Jack, Esq.
          Phone:  415-493-9300
          Fax:    415-493-6811


     SECTION 8.3  Certain Definitions.  For purpose of this Agreement, the term:
                  -------------------

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Common Stock or Company Preferred Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock or Company Preferred Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Palo Alto, California are required or permitted to be closed or the New York Stock Exchange is closed for trading the entire day;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "knowledge" means actual knowledge of, in the case of the Company, any Vice President or more senior officer, and in the case of Parent, any Senior Vice President or more senior officer, based upon reasonable inquiry in those circumstances which such person reasonably should recognize as having a need for such inquiry;

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4  Severability.  If any term or other provision of this
                  ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.5  Entire Agreement; Assignment.  This Agreement constitutes the
                  ----------------------------
entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, which shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any other direct subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.6  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.7  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8  Consent to Jurisdiction.  Each of the parties hereto by
                  -----------------------
execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts of the State of California for the purpose of any action, suit or proceeding arising out of or based upon this

Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of California, agrees that service of process by registered or certified mail, return receipt requested, is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that service of process made in accordance with this Section 8.8 does not constitute good and sufficient service of process. The provisions of this
Section 8.8 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of California.

     SECTION 8.9  Headings.  The descriptive headings contained in this
                  --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.10  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date written above.

                              MEDAREX, INC.


                              By:_____________________________________

                                    Name:   Donald L. Drakeman
                                    Title:  President

                              MEDAREX ACQUISITION CORP.


                              By:_____________________________________

                                    Name:   Michael A. Appelbaum
                                    Title:  Vice President

                              GENPHARM INTERNATIONAL, INC.


                              By:_____________________________________

                                    Name:   Jonathan MacQuitty
                                    Title:  Chief Executive Officer

                                                                  EXHIBIT 4.5
                                                                  TO AGREEMENT
                       Form of Company Affiliate Letter           AND PLAN OF
                                                                  REORGANIZATION


Gentlemen:

          The undersigned, a holder of shares of common stock, without par value, and/or preferred stock, without par value ("Company Stock"), of GenPharm International, Inc., a California corporation (the "Company"), may be entitled to receive in connection with the merger (the "Merger") of the Company with Medarex Acquisition Corp., a California corporation, securities (the "Parent Securities") of Medarex, Inc., a Delaware corporation. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer any Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

          The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Parent Securities that the undersigned receives in exchange for shares of Company Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act; provided however, that if the undersigned is an investment partnership, no opinion of counsel shall be required for the transfer by the undersigned of Parent Securities to its partners on a pro rata basis consistent with their distribution rights under the partnership agreement and without any further consideration being paid by such partners in consideration with such distribution, subject to the requirement that each distributee agrees in writing prior to its receipt of the Parent Securities to be bound by the terms of this letter (unless sales may be made by such distributee at such time without any restrictions under Rule 145, in which case no such agreement to be bound by this letter shall be required).

          In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of Parent Securities sold as indicated in the letter.

          The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act; provided, however, that Parent will remove the legends at such time as the undersigned or its transferee may sell the Parent Securities under Rule 145.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                                   Very truly yours,

                                                                         ANNEX I
                                                                  TO EXHIBIT 4.5

[Name]                                                                    [Date]

          On ________________ the undersigned sold the securities ("Securities") of Medarex, Inc., a Delaware corporation (the "Company"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the reorganization of Medarex Acquisition Corp., a California corporation, with and into GenPharm International, Inc., a California corporation.

          Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                            Very truly yours,



              [Space to be provided for description of securities]

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger, dated as of _________________, 1997 ("Merger Agreement"), is made and entered into by MEDAREX ACQUISITION CORP., a California corporation (being herein referred to as "Merger Sub"), and GENPHARM INTERNATIONAL, INC., a California corporation (being herein referred to as "Company" or "Surviving Company"), with Company and Merger Sub being herein collectively referred to as the "Constituent Corporations".

                                    RECITALS

    WHEREAS, Medarex, Inc., a Delaware corporation ("Parent"), directly owns all of the outstanding shares of stock of Merger Sub.

    WHEREAS, the Constituent Corporations and Parent entered into an Amended and Restated Agreement and Plan of Reorganization dated as of May 5, 1997 (the "Agreement and Plan of Reorganization") providing for certain representations, warranties and agreements in connection with the transactions contemplated herein.

    WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that the Company be acquired by Parent through a merger ("Merger") of Merger Sub with and into Company.

                                   ARTICLE I

                          The Constituent Corporations

     1.01(a)  The Company was incorporated under the laws of the State of
California on December ___, 1988                .

     (b) The Company is authorized to issue an aggregate of 32,000,000 shares of Common Stock, without par value ("Company Common Stock"), and 33,691,116 shares of Preferred Stock, without par value ("Company Preferred Stock"), of which 5,000,000 shares are undesignated preferred ("Blanket Preferred Stock"); 800,000 shares are designated Series A Preferred Stock ("Series A Preferred Stock"), 800,000 shares are designated as Series B Preferred Stock ("Series B Preferred Stock"), 4,105,200 shares are designated as Series C Preferred Stock ("Series C Preferred Stock"), 4,105,200 shares are designated as Series C1 Preferred Stock ("Series C1 Preferred Stock"), 2,350,000 shares are designated as Series D Preferred Stock ("Series D Preferred Stock"), 2,350,000 shares are designated as Series D1 Preferred Stock ("Series D1 Preferred Stock"), 5,142,858 shares are designated as Series E Preferred Stock ("Series E Preferred Stock"), 5,142,858 shares are designated as Series E1 Preferred Stock ("Series E1 Preferred Stock"), 145,000 shares are designated as Series F Preferred Stock ("Series F Preferred Stock"), 250,000 shares are designated as Series G Preferred Stock ("Series G Preferred Stock"), 1,500,000 shares are designated as Series H Preferred Stock ("Series H Preferred Stock"), 1,500,000 shares are designated as Series H1 Preferred Stock ("Series H1 Preferred Stock"), and 500,000 shares are designated as Series I Preferred Stock ("Series I Preferred Stock").

     (c) On the business day immediately preceding the date hereof, an aggregate of ____________ shares of Company Common Stock and ____________ shares of Company Preferred Stock were issued and outstanding, of which 800,000 were Series A Preferred Stock, 800,000 were Series B Preferred Stock, 4,055,200 were Series C Preferred Stock, 0 were Series C1 Preferred Stock, 2,342,858 were Series D Preferred Stock, 0 were Series D1 Preferred Stock, 4,675,700 were Series E Preferred Stock, 0 were Series E1 Preferred Stock, 111,112 were Series F Preferred Stock, 230,000 were Series G Preferred Stock, 1,143,697 were Series H Preferred Stock, 0 were Series H1 Preferred Stock, and 275,001 were Series I Preferred Stock.

     1.02(a) Merger Sub was incorporated under the laws of the State of California on May 2, 1997.

     (b) Merger Sub is authorized to issue an aggregate of 10,000 shares of common stock, $.01 par value ("Sub Stock").

     (c) On the date hereof, an aggregate of 1,000 shares of Sub Stock are outstanding.


                                   ARTICLE II

                                   The Merger

     2.01(a) The Merger shall become effective at such time ("Effective Time") as this Merger Agreement and officers' certificates of each Constituent Corporation are filed with the Secretary of State of California pursuant to
Section 1103 of the California Corporation Law ("CGCL").


     (b) At the Effective Time, Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall thereupon cease. Company shall be the surviving corporation in the Merger and the separate corporate existence of Company with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     2.02(a) Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as all other things in action or belonging to each of such Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation. The title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     (b) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of any Constituent Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Merger Agreement.

                                  ARTICLE III

                     Articles of Incorporation, Bylaws and
              Directors and Officers of the Surviving Corporation

     3.01(a) At the Effective Time of the Merger, the Articles of Incorporation of the Company as the Surviving Corporation, shall be amended to read in their entirety as set forth in Exhibit A attached hereto.

     (b) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Articles of Incorporation"), as amended as provided in Subsection (a) above.

     (c) At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of the Company, as in effect immediately prior to the Effective Time (the "Company By-Laws"), until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

     (d) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


                                   ARTICLE IV

                     Manner and Basis of Converting Shares
                        of the Constituent Corporations

     4.01  Effect on Capital Stock.  At the Effective Time, by virtue of the
           -----------------------
Merger and without any action on the part of the holders of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

     (a) Common Stock of Merger Sub.  Each share of common stock, par value $.01
         --------------------------
per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one thousand shares of common stock of the Surviving Corporation owned by Parent, which shall be all of the issued and outstanding capital stock of the Surviving Corporation as of the Effective Time;

     (b) Conversion of Shares.  Except as otherwise provided herein, as payment
         --------------------
of the Merger Consideration (as defined below) at the Effective Time each issued and outstanding share of Company Common Stock and Company Preferred Stock, except Dissenters' Shares (as defined herein), shall, by virtue of the Merger, be converted into the right to receive Parent Common Shares to be determined as set forth below. For the purposes of this Merger Agreement, "Merger Consideration" shall mean $62,725,000, subject to adjustment as provided in subsection 4.01(b)(iv) below.


        (i) Company Preferred Stock.  (A) The outstanding shares of Company
            -----------------------
Preferred Stock are entitled, upon the effectiveness of the Merger, to receive a portion of the Merger Consideration with an aggregate value of $40,378,646 (the "Preference Amount"), (payable as determined below) before any payment in respect of the Merger Consideration is to be made to holders of Company Common Stock. The balance of any Merger Consideration in excess of the Preference Amount is to be shared by the holders of Company Common Stock and each series of Company Preferred Stock on a share-for-share basis after the deemed conversion of the Company Preferred Stock into Company Common Stock at the respective conversion rates ("Conversion Rates") set forth in the table below:

                  PREFERENCE AMOUNT
            ------------------------------
             NO. OF    $ PER                  SHARING     CONV.  AS CONV.
  SERIES     SHARES    SHARE    AGGREGATE   PERCENTAGES   RATE     SHS.
----------  ---------  ------  -----------  ------------  -----  ---------
Series A      800,000    .375  $   300,000         .743%    0.5    400,000
Series B      800,000    .375      300,000         .743%    0.5    400,000
Series C    4,055,200    1.50    6,082,800       15.064%    0.5  2,027,600
Series D    2,342,858    1.75    4,100,002       10.154%    0.5  1,171,429
Series E    4,675,700    3.50   16,364,950       40.529%    0.5  2,337,850
Series F      111,112    9.00    1,000,008        2.476%  1.040    115,556
Series G      230,000   10.00    2,300,000        5.696%  1.055    242,650
Series H    1,143,697    7.00    8,005,879       19.828%    1.0  1,143,697
Series I      275,001    7.00    1,925,007        4.767%    1.0    275,001
                               -----------       ------          ---------
TOTALS                         $40,378,646          100%         8,113,783
                               ===========       ======          =========

        (B) Initial Payment. At the Closing Date, Parent will issue 2,000,000 shares of Parent Common Shares (the "Initial Payment Shares") to the holders of the Company Preferred Stock. On the Initial Placement Date (as defined below), Parent will issue a number of additional shares of Parent Common Shares (the "Placement Date Shares") to the holders of Company Preferred Stock equal to the lesser of (x) 1,250,000, or (y) the excess of
     (1) the quotient obtained
     by dividing the Preference Amount (or, if lower in amount, the Merger Consideration, as adjusted) by the Per Share Placement Amount (as defined below) over (2) 2,000,000. The Initial Payment Shares and the Placement Date Shares are together referred to in this Merger Agreement as the "Initial Shares." The holders of the Initial Shares shall be entitled to participate in a placement of such Initial Shares (the "Initial Placement") managed by a placement agent (the "Placement Agent") chosen by Parent all in accordance wiht Section 2.2 of the Merger Agreement. The date of the Closing of the Initial Placement (the "Initial Placement Date") shall occur on or before December 31, 1997. In the event the Initial Placement does not occur prior to December 31, 1997, the Initial Placement Date shall be deemed to be December 31, 1997.

        The "Per Share Placement Amount" means the quotient obtained by dividing
     (x) the gross proceeds derived from the sale of the Initial Shares in the Initial Placement by (y) the number of Initial Shares sold in the Initial Placement; provided that if the Initial Placement does not occur, the Per Share Placement Amount shall be the Fair Market Value of the Parent Common Shares on December 31, 1997. The "Initial Placement Amount" means the product obtained by multiplying the Per Share Placement Amount by the total number of Initial Shares, whether or not all are offered in the Initial Placement.

        The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive as of the Effective Time shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Initial Payment Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 4.01(b)(i)(A) above.

        The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Initial Placement Date shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Placement Date Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in subsection 4.01(b)(i)(A) above.

        (C) Second Payment. For the purposes of this Merger Agreement, "Additional Shares" shall mean any and all Parent Common Shares issued as payment of the Merger Consideration that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of Company Preferred Stock pursuant to subsection 4.01(b)(i)(B) above, on December 31, 1998 (the "Second Payment Date"), the holders of Company Preferred Stock shall be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Merger Consideration, as adjusted, less the Initial Placement Amount (the "Second Payment Amount"), up to but not exceeding the Preference Amount.

        The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Second Payment Date (in addition to any fractional share of Parent Common Shares issuable with respect thereto pursuant to subsection 4.01(b)(ii) below) shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the aggregate number of shares of Parent Common Shares to be issued on the Second Payment Date by (y) the applicable Sharing Percentage set forth in the table in subsection 4.01
     (b)(i)(A) above for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 4.01(b)(i)(A) above.

        (ii) Common Stock.  Once the Initial Placement Amount, plus any
             ------------
Additional Shares, having an aggregate value as determined above equal to the full Preference Amount has been distributed to the holders of the Company Preferred Stock, each series of Company Preferred Stock shall, for purposes of determining Additional Shares to be issued in respect thereof pursuant to this Merger Agreement, be deemed to be converted into shares of Company Common Stock on the basis of the Conversion Rates set forth above in subsection 4.01(b)(i)(A), and on the Second Payment Date each share of Company Common Stock, including shares of Company Common Stock into which each share of Company Preferred Stock is deemed to have been converted as herein provided, shall share in the Merger Consideration, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount"). The fractional share of Parent Common Shares which the holders of each share of Company Common Stock shall be entitled to receive pursuant to this subsection 4.01(b)(ii) shall be equal to (1) the Common Stock Payment Amount, divided by (2) the product of
(x) the Fully Diluted Shares (as defined below) multiplied by (y) the Fair Market Value of a Parent Common Share on the Second Payment Date (the "Common Exchange Ratio").

        For the purposes of this Merger Agreement, "Fully Diluted Shares" shall mean the sum of (1) issued and outstanding shares of Company Common Stock, (2) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock as set forth in subsection 4.01(b)(i)(A) above and (3) the number of shares issuable upon the exercise of the Company Options (as defined herein) outstanding as of the Effective Time.

        (iii)  Final Payment.  In the event that any of the Contingent Payments
               -------------
(as defined below) has not been received by the Company by December 15, 1998 but is received by December 15, 1999, the holders of Company Preferred Stock and Company Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Merger Consideration, as adjusted, less the sum of (1) the Initial Placement Amount, (2) the Second Payment Amount and (3) the Common Stock Payment Amount.

        For the purposes of this Merger Agreement, "Final Payment Date" shall mean a date after the Second Payment Date selected by Parent not later than the earlier of (1) thirty (30) days following the receipt of the last Contingent Payment and (2) December 31, 1999.

        For the purposes of this Merger Agreement "Contingent Payments" shall mean those payments due the Company pursuant to that certain Cross-License Agreement dated March 26, 1997 among Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P., Japan Tabacco Inc. and the Company including all principal and interest payments and other consideration received by the Company pursuant to that certain Convertible Subordinated Promissory Note of Cell Genesys, Inc. in the principal amount of $15,000,000 held by the Company (the "Convertible Note").

        If, prior to the Final Payment Date, the holders of Company Preferred Stock shall have received a portion of the Merger Consideration at least equal to the Preference Amount, the fractional share of Parent Common Shares which the holder of each outstanding share of Company Common Stock, including Shares of Company Preferred Stock deemed converted pursuant to subsection 4.01(b)(ii) hereof, shall be entitled to receive on the Final Payment Date shall be determined in the same manner as in subsection 4.01(b)(ii) above. If, prior to the Final Payment Date, the holders of Company Preferred Stock shall not have received a portion of the Merger Consideration at least equal to the Preference Amount, then the Final Payment Amount shall be paid as provided in subsection 4.01(b)(i)(B) above, but only up to an amount equal to the excess of the Preference Amount over the portion of the Merger Consideration theretofore distributed to the holders of Company Preferred Stock; and the balance, if any, of the Final Payment Amount shall be paid in accordance with subsection 4.01(b)(ii).

        (iv) Adjustments to Merger Consideration.  (A) In the event the product
             -----------------------------------
obtained by multiplying (x) 3,500,000 by (y) the Per Share Placement Amount (the "Adjusted Placement Amount") shall be less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Merger Agreement shall be decreased by 50% of the difference between the Adjusted Placement Amount and $20,000,000 (the "Initial Placement Floor Adjustment"). In the event the Adjusted Placement Amount shall exceed $30,000,000 (the "Initial Placement Ceiling") then the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Merger Agreement shall be increased by 50% of the difference between the Adjusted Placement Amount and $30,000,000 (the "Initial Placement Ceiling Adjustment"). Notwithstanding the foregoing, in the event any Additional Shares are sold in the Initial Placement, then the Initial Placement Floor and the Initial Placement Ceiling shall be increased, respectively, by an amount equal to the percentage increase in Additional Shares over Initial Shares.

     (B) The aggregate amount of the Merger Consideration to be delivered pursuant to subsection 4.01(b) above shall also be reduced on a dollar-for-dollar basis to the extent that the amount of the Company's cash and cash equivalents plus working capital (exclusive of cash and cash equivalents and any
            ----
Contingent Payments) and the amount by which the Merger Consideration is reduced pursuant to subsection 4.01(b)(iv)(C) (unless paid by Parent), less (1) long-
                                                               ----
term liabilities as set forth on the unaudited balance sheet for the month immediately preceding the Closing Date, (2) expenses projected to be incurred in the ordinary course of business between the Closing Date and December 31, 1997, and (3) all severance obligations not previously accrued as of Closing Date, plus (1) all revenues projected to be received by the Company between the
----
Closing Date and December 31, 1997, (2) the $750,000 Eisai Co., Ltd. milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Contingent Payments (net of the liability for income taxes attributable to the Contingent Payments, including the receipt of the Convertible Note, as determined under Section 4.15(b) of the Agreement and Plan of Reorganization (the "Tax Liability") and legal and other expenses related thereto) received by the Company after the Closing Date is less than $33 million (the "Contingent Payment Adjustment"), provided, however, that there shall be a credit against any such Contingent Payment Adjustment in an amount equal to any Initial Placement Floor Adjustment made pursuant to subsection 4.01(b)(iii)(A) above resulting from the sale of Initial Shares below the Initial Placement Floor. On or before the Closing Date, Parent and the Company will use their best good faith efforts to agree upon the projected income and expenses of the Company for the period between the Closing Date and December 31, 1997.

     (C) The aggregate amount of the Merger Consideration to be determined pursuant to subsection 4.01(b) above shall also be reduced, on a dollar-for-dollar basis, in an amount equal to the lesser of (x) one-half ( 1/2) of the amount of any fee paid by the Company to any investment banking firm or financial advisor engaged by the Company in connection with the Merger and the transactions contemplated by this Merger Agreement or (y) $100,000.

        For the purposes of this Merger Agreement, the "Fair Market Value" of the Parent Common Shares shall be equal to the average closing sales prices of the Parent Common Shares as reported on The Nasdaq National Market for the ten
(10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.

     (c) Prepayment of Merger Consideration.  Parent shall have the right at any
         ----------------------------------
time to prepay all or a portion of the Merger Consideration by delivering Additional Shares to the holders of Company Preferred Stock or Company Common Stock, as the case may be, in a manner consistent with the above provisions. Parent shall receive a credit against the Merger Consideration due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of Company Preferred Stock or Company Common Stock, as the case may be. No Additional Shares shall be delivered as such a prepayment until after the Initial Placement Date, unless they are to be sold as part of the Initial Placement.

     (d) Payment of Merger Consideration in Cash.  Anything herein to the
         ---------------------------------------
contrary notwithstanding, Parent shall have the option to pay all or a portion of the Merger Consideration in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the shareholders of Parent shall have disapproved the issuance of the Additional Shares at a meeting held pursuant to Section 4.16 the Agreement and Plan of Reorganization, or (y) the Fair Market Value per share of the Parent Common Shares at the date of such payment is $5.00 or less.

     (e) Transferability.  The right to receive Initial Shares or Additional
         ---------------
Shares pursuant to this Section 4.01 is a right received by holders of Company Common Stock and Company Preferred Stock as of the Effective Time which may not be assigned or transferred in any manner except by operation of law, or by will or by the laws of descent.

     (f) Nature of Additional Shares.  Parent and the Company have provided for
         ---------------------------
the payment of Additional Shares in the manner described herein as a result of bona-fide negotiations in determining the relative value of the two companies. The Additional Shares represent additional consideration for the Company Common Stock and Company Preferred Stock and are not intended as royalty payments.

     (g) Fractional Shares.  No fractional shares shall be issued by Parent in
         -----------------
the Merger. Each shareholder of the Company who otherwise would be entitled to a fractional interest shall receive an amount of cash (without interest) determined by multiplying the Fair Market Value of the Parent Common Shares on the Closing Date or the applicable Contingent Payment Date, as the case may be, by the fractional share interest to which such shareholder would otherwise be entitled (the "Fractional Share Payment"). With respect to the distribution of Initial Shares and each distribution of Additional Shares, fractional share interests shall be aggregated such that no shareholder will receive, in any single distribution, cash in excess of the Fair Market Value of one share of Parent Common Shares (determined in accordance with the preceding sentence).
The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     (h) Adjustments.  If between the date hereof and the date of payment of any
         -----------
shares pursuant to this Section 4.01 or Section 4.03 hereof the outstanding shares of Parent Common Shares shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to this Section
4.01 or Section 4.03 hereof shall be adjusted correspondingly.

     (i) Closing of the Company's Transfer Books.  At the Effective Time, the
         ---------------------------------------
stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall be made thereafter.

     (j)  Cancellation and Retirement of Company Common Stock and Company
          ---------------------------------------------------------------
Preferred Stock.  As of the Effective Time, all shares of Company Common Stock
---------------
and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any Fractional Share Payment.

     (k)  Dissenters' Shares.  Shares of Company Common Stock that have not been
          ------------------
voted for adoption of the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with the CGCL ("Dissenters' Shares") shall not be converted into the right to receive Parent Common Shares as set forth in this Section 4.01 on or after the Effective Time, but shall be entitled to receive from Parent such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the relevant provisions of the CGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Parent will pay all sums due to holders of Dissenters' Shares.

     4.02  Exchange of Certificates.
           ------------------------

     (a) Exchange Agent.  After the Effective Time, a bank or trust company
         --------------
designated by Parent shall act as agent (the "Exchange Agent") in effecting the exchange of certificates ("Certificates") which, immediately prior to the Effective Time, represent Company Common Stock or Company Preferred Stock for certificates of Parent Common Shares and, subsequent to such exchange, in distributing Additional Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail a transmittal form (the "Letter of Transmittal") to each holder of Certificates theretofore representing any such shares of Company Common Stock and Company Preferred Stock advising such holder of the procedure for surrendering to the Exchange Agent any such Certificates for exchange. If any certificates of Parent Common Shares are to be issued in a name other than that in which a Certificate so surrendered is then registered, it shall be a condition of such exchange that the Certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the number of shares of Parent Common Shares and the right to receive the Additional Shares into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificate shall have been converted. Unless and until any Certificate shall be so surrendered, the holder of such Certificate shall have no right to vote or to receive any dividends paid or other distributions made to holders of record of Parent Common Shares after the Effective Time. Upon surrender of a Certificate, the holder of record thereof shall receive, together with certificates representing the Parent Common Shares to which he shall be entitled in accordance with Section 4.01, all dividends and other distributions with respect to such shares which shall have been paid or made to holders of record of Parent Common Shares after the Effective Time in the case of Initial Shares, or after any Contingent Payment Date, in the case of Additional Shares, in each such case, without interest thereon. Parent shall be authorized to deliver Parent Common Shares attributable to any Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares formerly represented thereby and of appropriate indemnification.

     (b)  No Liability.  None of Parent, Merger Sub, the Company or the Exchange
          ------------
Agent shall be liable to any person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or Fractional Share Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Parent Common Shares, any Fractional Share Payment or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)(ii) of the Agreement and Plan of Reorganization), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 4.02(a).

     4.03  Assumption of Options.  (a)  As of the Effective Time, Parent shall
           ---------------------
assume each option to purchase shares of Company Common Stock ("Company Options") outstanding at the Effective Time under the Company's stock option plans (the "Plans") and each Company Option shall thereafter be exercisable for a number of shares of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The exercise price per share of Parent Common Shares for such Company Options shall be the exercise price per share under such Company Option divided by the Common Exchange Ratio, rounded to the nearest $.01, all in accordance with Section 425(a) of the Code and the regulations promulgated thereunder, without regard to whether the Company Option qualifies as an incentive stock option with the meaning of
Section 422A of the Code, although an assumed Company Option is intended to be an incentive stock option if the Company Option so qualifies.

     (b) Each assumed Company Option shall be upon the same terms and conditions as were applicable under the Company Option to purchase Company Common Stock except for the adjustments contemplated hereinabove in Section 4.03(a). Parent will take all corporate and other action necessary to reserve and make available sufficient shares of Parent Common Shares for issuance upon exercise of such Company Options (including the Additional Shares payable as described above), will use its best efforts to list such shares on The Nasdaq Stock Market, will prepare and file with the Securities and Exchange Commission ("SEC") registration statements on the appropriate forms relating to the issuance upon exercise of the shares of Parent Common Shares underlying Company Options held by Company employees and will use its best efforts to have such registration statements declared effective as soon as practicable after the Effective Time and shall maintain the effectiveness of such registration statements.

Parent will cause a Registration Statement on Form S-8 to be filed with the SEC to register the shares of Parent issuable under the foregoing Company Options as soon as practical following the Effective Time but not in excess of 120 days thereafter.

     4.04  Assumption of Warrant to Purchase Company Series C Preferred Stock.
           ------------------------------------------------------------------
As of the Effective Time, Parent shall assume the outstanding warrant to purchase 50,000 shares of Company Series C Preferred Stock, which shall thereafter continue in effect on the same terms except that (i) for each share of Series C Preferred Stock purchasable thereunder there shall be purchased following the Effective Time a fractional share of Parent Common Shares equal to the same fractional share that a holder of Series C Preferred Stock as of the Effective Time receives pursuant to the terms of this Merger Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price per share of Parent Common Shares shall be $3.00 divided by the Series C Preferred Exchange Ratio. Parent shall provide a substitute warrant to the holder reflecting the foregoing, upon surrender of the existing warrant.

                                   ARTICLE V

                           Termination and Amendment

     5.01 Termination By Board of Directors. Notwithstanding the approval of this Merger Agreement by the shareholders of Company and Sub, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Company and Sub.

     5.02 Termination of Agreement and Plan of Reorganization. Notwithstanding the approval of this Merger Agreement by the shareholders of Company and Sub, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

     5.03 Effect of Termination. In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of either Company or Sub or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

     5.04 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Company or Sub, but, after any such approval, no amendment shall be made which by law requires the further approval of the shareholders of either Company or Sub without obtaining such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

               GENPHARM INTERNATIONAL, INC.


               By:__________________________________________________
               Title:_________________________________


               MEDAREX ACQUISITION CORP.


               By:__________________________________________________
               Title:_________________________________

                   EXHIBIT A TO AGREEMENT AND PLAN OF MERGER


                                       I

     The name of this corporation is GenPharm International, Inc.

                                      II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     This Corporation is authorized to issue only one class of shares of stock, designated as "Common Stock", consisting of 1,000 shares, $1.00 par value.

                                      IV

     Section 1. Limitation of Directors' Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through by-law provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

          Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

$$/TARGET=[.pc]
$$/NOFOLIO


                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801

            PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                               FEBRUARY 12, 1998

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints DONALD L. DRAKEMAN and MICHAEL A. APPELBAUM and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of MEDAREX, INC. held of record by the undersigned on December 31, 1997, at the Special Meeting of Shareholders to be held on February 12, 1998, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Special Meeting dated January __, 1998, as follows:

            INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

The following matters have been proposed by the Company:

(1) To ratify the merger (the "Merger") of Medarex Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub") with and into GenPharm International, Inc. ("GenPharm") pursuant to the terms of the Amended and Restated Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement") among the Company, Merger Sub and GenPharm relating to the acquisition of GenPharm by the Company and to approve the issuance of additional shares of the Company's common stock, $.01 par value, as payment of the purchase price in connection with the Merger in accordance with the terms of the Merger Agreement.

                [_] FOR       [_] AGAINST       [_] ABSTAIN


(2) In their discretion, to vote upon such other business as may properly come before the Special Meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

     Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.


                     Dated:_________________________, 1998
                                  Month   Day


                 Signature:___________________________________

                 Signature:___________________________________
                  Please sign exactly as name appears hereon,
                indicating official position or representative
                 capacity, if any.  If shares are held jointly,
                             both owners must sign.


                         I plan to attend the meeting.


                              [_] YES     [_] NO

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS